UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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GENPACT LIMITED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2022 Proxy Statement

NOTICE OF ANNUAL GENERAL MEETING

genpact

April 6, 2022
Dear Fellow Shareholder,
Our 2021 performance reflected the strength of our strategic choices, and the relevance of our solutions to our clients as they accelerate their transformation journeys.
We have built a reputation as a trusted long-term partner for our clients by delivering measurable value beyond cost and productivity through our end-to-end, domain and process-led solutions, leveraging analytics and digital technologies. Our agility and the dedication of our more than 100,000-person global team has allowed us to rapidly meet the needs of our clients as the world continues to face unprecedented challenges.
We firmly believe that driving value for all of our stakeholders – our clients, employees, shareholders, and communities – is fundamental to our long-term success. As we continue “the relentless pursuit of a world that works better for people,” we are committed to unlocking value that will improve the world for all.
Differentiation in an expanding market
Our strategic focus on a chosen set of industry verticals and end-to-end services coupled with the targeted investments we have made in digital, data and analytics, operational excellence, and process expertise have allowed us to build the deep experience needed to help our clients navigate an increasingly complex environment.
We continue to see our total addressable market expand, driven by a set of interdependent trends: 1) the move from offline to online; 2) the virtualization of all tech, services, and solutions; 3) an accelerated movement to the cloud; 4) the exponential growth in real-time analytics; and 5) the importance of human-centric design and experience.
To respond to these trends, enterprises have realized that they need an ecosystem of partners to fully embrace disruption, meet increasing expectations from customers, and leverage talent and skills in a challenging labor market. As a result, we see both existing clients accelerating their transformation journeys with partners like us as well as new clients opening up to partnerships in order to change and transform.
We believe the key reasons clients engage with us are our demonstrated success in leading complex, end-to-end transformations leveraging digital, data, and analytics solutions, our deep understanding of industry verticals coupled with process excellence using Lean Six Sigma principles, and our culture of curiosity, courage, incisiveness, and integrity all wrapped in client-centricity.
Business highlights
Leveraging our global workforce, we partner with our clients to design innovative solutions to deliver business outcomes and build flexible operating models to create competitive advantages and generate value beyond cost and productivity.
In 2021, we continued to add new client logos and win new work with existing clients as C-suites and boards looked to accelerate their digital transformation agendas to provide better outcomes to customers, users, and employees. While we continued to see growth in our original strategic focus area of Finance & Accounting, we also saw strong momentum across newer growth areas such as Sales & Commercial, Supply Chain Management, Financial Crimes & Risk, and Financial Planning & Analysis.
During 2021, we bolstered our capabilities in experience and digital commerce, critical areas that enterprises are investing in as a response to macro trends. We use acquisitions as well as internal capability development, partnerships, and large targeted carve-outs from our clients to develop and evolve our replicable solutions, allowing us to be differentiated and win in the market.
Our people
Our people are our most valuable asset. Their agility, flexibility, and exceptional client focus allow us to deliver meaningful outcomes for our clients even in a challenging macro environment. Our global team truly embodies our purpose and relentlessly pursues better outcomes for all of our stakeholders.
Our culture of learning fuels our ability to be agile and nimble in serving clients. Powered by our online, on-demand learning platform, Genome, we provide our people with the right tools and methods to develop relevant digital transformation and other professional skills at scale. For the second consecutive year, our global workforce completed over 10 million training hours, deepening their expertise and knowledge of the industries we serve, the outcome-focused services we offer, and critical capabilities like cloud, Lean Six Sigma, and data and analytics. Combined with our internal employee redeployment platform, TalentMatch, we successfully redeployed more than 14,000 team members in 2021 to support the changing needs of our clients.
We continue to evolve other areas of our talent management practices as well, including employee engagement, and build a more inclusive environment where our employees can thrive. We are proud to be recognized as a great destination for talent in the market with recognitions such as Forbes’ 2021 World’s Best Employers list.
In a challenging talent environment, our ability to hire, train, and manage talent at scale is a competitive advantage for us as enterprises across the globe grapple with a demand and supply mismatch for critical skills.
Financial Performance
We are pleased with our 2021 performance with meaningful expansion of our adjusted operating income margin, and revenue, adjusted diluted EPS, and cash flow ahead of our expectations.
Our analytics, digital, and consulting businesses, which make up Transformation Services, grew 33%, leading our Global Client growth for the fourth consecutive year. 36% of our total Global Client revenue came from these businesses. We often see client relationships that start with Transformation Services engagements leading to significant subsequent growth. Analytics continues to be the fastest-growing component of our Global Client Transformation Services portfolio, growing 58% in 2021, up from 29% in 2020.
Here are some highlights from 2021:
•	Total revenue was $4.0 billion, up 8% year-over-year (7% on a constant currency basis);[1]
•	Revenue from Global Clients was $3.6 billion, up 12% year-over-year (11% on a constant currency basis),[1] representing 91% of total revenue;
•	New bookings were approximately $3.7 billion, up 20% year-over-year, with Global Client new bookings up 21% year-over-year;[2]
•	Net income was $369 million, up 20% year-over-year, with a corresponding margin of 9.2%.
•
Income from operations was $509 million, up 16% year-over-year, with a corresponding margin of 12.7%, and adjusted income from operations was $663 million, up 13% year-over-year, with a corresponding margin of 16.5%;[3]

•	Diluted earnings per share was $1.91, up 22% year-over-year; adjusted diluted earnings per share (EPS) was $2.45, up 16% year-over-year;[4] and
•	Cash generated from operations was $694 million, up 19% from $584 million in 2020.
Driving total shareholder return
We returned $379 million of capital to shareholders in 2021, including approximately $80 million from our regular quarterly dividend and $298 million in share repurchases. As of December 31, 2021, our three-year total shareholder return (TSR) is approximately 102%.
[1]
Revenue growth on a constant currency basis is a non-GAAP measure and is calculated by restating current-period activity using the prior fiscal period’s foreign currency exchange rates adjusted for hedging gains/losses in such period.

[2]
New bookings, an operating measure, represents the total contract value of new contracts and certain renewals, extensions and changes to existing contracts. Regular renewals of contracts with no change in scope are not counted as new bookings.

[3]
Adjusted income from operations and adjusted income from operations margin are non-GAAP measures. See Exhibit 2 to this Proxy Statement for a reconciliation of GAAP income from operations and GAAP net income to adjusted income from operations and GAAP income from operations margin and GAAP net income margin to adjusted income from operations margin.

[4]	Adjusted diluted earnings per share is a non-GAAP measure. See Exhibit 2 to this Proxy Statement for a reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share.

Environmental, social, and governance (ESG) considerations
Serving all of our stakeholders – our clients, employees, shareholders, and the communities in which we operate – is an imperative for our long-term success. We are proud to be named a 2022 World’s Most Ethical Company by the Ethisphere Institute for the fourth time.
We are focused on attracting, building, and retaining diverse talent. For more than a decade, we have made meaningful strides in promoting a diverse and inclusive workplace, starting with gender equity, then racial equity, and since expanding to LGBTQ+ and Veterans. Around each of these programs, we are focused on attracting, building, and retaining diverse talent. We are proud of the recognitions we have received in the market for these efforts with inclusion in lists like Bloomberg’s 2022 Gender Equality Index, Refinitiv’s 2021 Diversity and Inclusion Top 100, Avtar’s Top 10 Best Companies for Women in India, and Forbes’ 2021 America’s Best Employers for Veterans.
We are committed to bettering our planet and are driving initiatives to minimize our climate impact by making our operating facilities greener through increased use of renewable energy, continuous improvement in water consumption, and minimization of waste, including the elimination of non-essential single use plastics and recycling of food waste. We expect to disclose a net zero target in 2022 after completing our Science-Based Target initiative (SBTi) assessment. We are proud to have been awarded a gold medal from EcoVadis in late 2021, recognizing our efforts across environmental matters as well as labor and human rights, ethics, and sustainable procurement.
We are excited about the role we can play to drive sustainability not only as an individual company but with our clients as well. Given our industry knowledge, strength in data and analytics, and deep familiarity with our clients’ processes, we are in a meaningful position to help our clients achieve progress on opportunity to help our clients on their own ESG journeys.
We are committed to our ESG initiatives and to sharing our progress transparently with our stakeholders. Please refer to the section titled “Sustainability” in this proxy statement for more information.
Annual General Meeting
Finally, it is my pleasure to invite you to the 2022 Annual General Meeting of Shareholders of Genpact Limited to be held on Thursday, May 19, 2022 at 1155 Avenue of the Americas, Fourth Floor, New York, NY 10036. The Annual General Meeting will begin at 12:00 p.m. Eastern Daylight Time. However, we are actively monitoring the ongoing COVID-19 pandemic and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting as currently planned, we will announce any additional or alternative arrangements for the meeting as promptly as practicable, which may include a change in venue or holding a virtual meeting. Please monitor our press releases at https://media.genpact.com for updated information. If you are planning to attend our annual meeting, please check the website in the days leading up to the meeting date.
The enclosed Notice of our 2022 Annual General Meeting and Proxy Statement provide important information about the matters to be considered and voted upon at the annual meeting. We hope that you will read the enclosed materials and submit your voting instructions by proxy. Voting by proxy will ensure your representation at the annual meeting even if you are unable to attend the meeting in person. The Board of Directors recommends that you vote FOR each director nominee included in Proposal No. 1 and FOR Proposal Nos. 2, 3 and 4 included in the enclosed notice.
Pursuant to the Securities and Exchange Commission rules that allow users to furnish proxy materials to shareholders over the Internet instead of a printed copy of our proxy materials to all of our shareholders, we are providing access to our proxy materials by posting them on the Internet and delivering a Notice Regarding the Availability of Proxy Materials, as more fully described in the accompanying Notice of 2022 Annual General Meeting of Shareholders. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. On or about April 8, 2022, we will mail our shareholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access or request copies of our proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2021.

Your vote is very important to us. Whether or not you plan to attend the annual meeting, we ask that you vote as soon as possible. Please review the instructions on the Notice Regarding the Availability of Proxy Materials or, if you request printed copies of the proxy materials, the enclosed proxy card regarding each of your voting options.
Thank you for your ongoing support of and continued interest in Genpact.
Sincerely,

N.V. “Tiger” Tyagarajan Chief Executive Officer

CANON’S COURT | 22 VICTORIA STREET | HAMILTON HM 12 BERMUDA

Meeting details
Date: Thursday, May 19, 2022
Time: 12:00 p.m. Eastern Daylight Time
Location: 1155 Avenue of the Americas, 4th Floor, New York, NY 10036

Your vote is important
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 19, 2022: The Company's proxy statement and Annual Report on Form 10-K are available at www.genpact.com

Notice of 2022 Annual General Meeting of Shareholders
We intend to hold our annual meeting in person. However, we are actively monitoring the ongoing COVID-19 pandemic and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting as planned, we will announce any additional or alternative arrangements for the meeting as promptly as practicable, which may include a change in venue or holding a virtual meeting. Please monitor our press releases at https://media.genpact.com for updated information. If you are planning to attend our annual meeting, please check the website in the days leading up to the meeting date.

Meeting Agenda
(1)	Elect ten (10) directors to hold office until the next annual election or the election and qualification of their successors;
(2)	Approve, on a non-binding, advisory basis, the compensation of our named executive officers;
(3)	Approve the amendment and restatement of the Genpact Limited 2017 Omnibus Incentive Compensation Plan;
(4)	Approve the appointment of KPMG Assurance and Consulting Services LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
(5)	Transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
The Board recommends that you vote “FOR” each director nominee included in Proposal No. 1 and “FOR” Proposal Nos. 2, 3 and 4. The full text of these proposals is set forth in the accompanying proxy statement.

CANON’S COURT | 22 VICTORIA STREET | HAMILTON HM 12 BERMUDA
Voting Instructions
Shareholders of record at the close of business on March 25, 2022 are entitled to vote at the annual meeting.
Your vote is important regardless of the number of shares you own.
We have elected to use the notice and access rules adopted by the Securities and Exchange Commission to provide many of our shareholders access to our proxy materials and our Annual Report on Form 10-K by notifying you of the availability of our proxy materials and our Annual Report on Form 10-K via the Internet. The notice and access model provides the Company with a fast, efficient and lower-cost way to furnish shareholders with their proxy materials and reduces our impact on the environment. As a result, on or about April 8, 2022, we will mail our shareholders a “Notice Regarding the Availability of Proxy Materials” (the “Notice”) with instructions for how to access the proxy materials and our Annual Report on Form 10-K via the Internet (or how to request a paper copy) and how to vote online. We will also deliver printed versions of the proxy materials to shareholders who request paper copies of the proxy materials. On the date of mailing of the Notice, all shareholders will be able to access the proxy materials on a website referred to, and at the URL address included in, the Notice and in the proxy statement. These proxy materials will be available free of charge.
Whether you expect to attend the annual meeting or not, please vote your shares online or, if you request printed copies of the proxy materials, by mail or telephone. Your prompt response will ensure that your shares are represented at the annual meeting. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by following the procedures described in the accompanying proxy statement.
Please let us know if you plan to attend the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 19, 2022: The Company's proxy statement and Annual Report on Form 10-K are available at www.genpact.com.
By order of the Board of Directors, Heather D. White Corporate Secretary April 6, 2022

| PROXY STATEMENT

How to vote
Online www.proxyvote.com
Phone 1-800-652-VOTE (8683)
Mail Complete and sign the proxy card and return it in the postage-paid envelope
QR Code Scan the QR code on the Notice or proxy card you receive to receive all of the meeting details.
Important
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the United States Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any shareholder upon written request to us c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York, NY 10036, Attention: Corporate Secretary.

Proxy Statement for Annual General Meeting of Shareholders
GENPACT LIMITED
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda
May 19, 2022
This proxy statement contains information about the 2022 Annual General Meeting of Shareholders of Genpact Limited, which we refer to in this proxy statement as the “annual meeting” or the “meeting.” The annual meeting will be held on Thursday, May 19, 2022, at 1155 Avenue of the Americas, 4th Floor, New York, NY 10036. The annual meeting will commence at 12:00 p.m. eastern daylight time.
This proxy statement is furnished by the board of directors of Genpact Limited, which is also referred to as “Genpact” or the “Company” in this proxy statement, in connection with the solicitation of proxies for use at the annual meeting and at any postponement or adjournment of the annual meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in accordance with the recommendation of our board of directors. The board of directors recommends that you vote FOR each director nominee included in Proposal 1 and FOR Proposals 2, 3 and 4. A shareholder may revoke any proxy at any time before it is exercised by voting at a later date online or by telephone, by giving our Secretary written notice to that effect either before or at the annual meeting, by signing and submitting another proxy with a later date, or by attending the annual meeting in person and voting such holder’s shares.
A Notice Regarding the Availability of Proxy Materials with instructions for how to access the proxy materials and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 via the Internet (or how to request a paper copy) and how to vote online will be mailed to shareholders on or about April 8, 2022. If you request a paper copy of the proxy materials, you may also vote by telephone or by mailing a proxy card in accordance with the process described in the proxy materials.
In this proxy statement we make reference to materials available on our website, www.genpact.com. Our website address is provided for convenience only. We are not including the information on our website, or any information which may be linked through our website, as a part of this proxy statement, nor is it incorporated herein.
1 2022 Proxy Statement

| Corporate Governance
Corporate Governance
OVERVIEW
We believe that good corporate governance is important to ensure that Genpact is managed for the long-term benefit of its shareholders. Our board of directors is responsible for our governance practices and oversight of our strategy, operations and management. Some of the principal responsibilities of the members of our board of directors are to:
•
exercise their business judgment to promote the long-term interests of the Company's shareholders by providing strategic direction to the Company and overseeing management in the performance of the Company's business activities;

•	review, approve and monitor significant financial and business strategies as developed by management;
•	evaluate the performance of the Company and its executive officers and approve succession plans for our chief executive officer, or CEO; and
•	review and approve material transactions and corporate activities not entered into in the ordinary course of business.
The board of directors has corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our Company and our shareholders. These guidelines, together with our bye-laws, our committee charters and our Code of Conduct, provide a governance framework for the board of directors and its committees.
The board of directors reviews our corporate governance guidelines and other corporate governance documents from time to time and revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to changing regulatory and governance requirements. The following sections provide an overview of our corporate governance practices.
You can obtain the current charters for our audit committee, compensation committee and nominating and governance committee, our corporate governance guidelines and our Code of Conduct at www.genpact.com or we will send you a copy upon request in writing to:
Genpact LLC
1155 Avenue of the Americas, 4th Floor
New York, New York 10036
Attention: Corporate Secretary
2021 Corporate Governance Highlights
Board Refreshment
Appointed four new directors and a new independent Chair of the Board in the past three years, enhancing the breadth and depth of the skills, experience and diversity of our board of directors.
Shareholder Engagement
Engaged in shareholder outreach to investors representing approximately 75% of our shares outstanding in 2021.
(See “Compensation Discussion and Analysis—Shareholder Engagement” for more information.)
Select Company Recognitions
Named one of Ethisphere's “World's Most Ethical Companies” for the fourth time.
Included in the 2022 Bloomberg Gender-Equality Index.
Named to Forbes’ “World’s Best Employers 2021,” “Best Employers for Women 2021,”
and “Best Employers for Diversity 2021” lists.
2 2022 Proxy Statement

| Corporate Governance
CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to governance policies and practices that are designed to serve the best interests of Genpact and our shareholders. Our governance practices and policies include the following, among other things:
All directors elected annually	All of our directors serve one-year terms and are subject to reelection at each annual meeting.
Separate CEO and Chair	We have an independent Chair of the board of directors.
Independent board and committees	All of our directors other than our CEO are independent, and our board committees are made up entirely of independent directors.
Board commitment to diversity and refreshment
Our board of directors is active in succession planning, is committed to refreshment of our board, and has a robust director selection and succession process that is focused on creating a world-class board that is diverse, including with respect to gender, age, race and ethnicity, experience, international exposure, tenure and skills.

Annual board, committee and individual director evaluations and self-assessments	The nominating and governance committee oversees an annual self-evaluation of the board and its committees and an assessment of each individual director.
Board and committee oversight of, and active involvement in, strategy, risk management and ESG matters	Our board of directors and its committees have oversight of, and active involvement in, strategy, risk management and ESG matters.
Authority to call special meetings	Shareholders collectively holding more than 10% of our share capital have the right to call special general meetings.
Proxy access right	Eligible shareholders* can (subject to certain requirements) include their own director nominees in our proxy materials.
No shareholder rights plan (poison pill)	We do not have a poison pill.
Regular executive sessions of the board	Our board of directors, led by our independent Chair, meets in executive session at each regularly scheduled meeting of the board.
Director access to management and advisors	Our board has full access to our senior management, who attend our regularly scheduled board meetings, and to advisors as the board determines necessary.
Active shareholder engagement
We regularly engage with our shareholders and solicit their feedback on our corporate governance and pay practices. For information about our shareholder outreach efforts in 2021, see the section titled “Shareholder Engagement” below.

One vote per share	We have only one class of common shares, and each share entitles the holder to one vote on any matter requiring shareholder approval.
Shareholder approval required for bye-law amendments
Our bye-laws may be revoked, altered or amended only with the approval (i) first of the board of directors and then (ii) by a simple majority of shareholders entitled to vote, except in the case of the limited supermajority voting requirements described below.

Limited supermajority voting requirements
Our bye-laws do not contain supermajority voting requirements except (i) to alter the manner in which the bye-laws may be amended or revoked, (ii) to alter the rights of any class of shares issued and outstanding, (iii) to amend the bye-law defining the events that vacate the office of any sitting director, and (iv) to amend the bye-law concerning the appointment of directors in the event that the board of directors has elected to create a classified board.

Prohibition on hedging and pledging of Company securities
Our insider trading policy prohibits all employees, consultants, officers and directors from entering into any transaction designed to hedge, or having the effect of hedging, the economic risk of owning the Company's securities and prohibits these persons from pledging Company securities.

Director and officer share ownership requirements
Our share ownership guidelines require ownership of a number of our common shares with a minimum value equivalent to (i) for our CEO, six times his base salary, (ii) for our other named executive officers, one time their base salaries, and (iii) for our non-employee directors, three times their annual cash retainers.

3 2022 Proxy Statement

| Corporate Governance
*
See “Important Information about the Annual General Meeting and Voting—How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2023 annual general meeting?” on page 79 for information about submitting proposals for consideration at our next annual meeting. See also the section titled “Director Nomination Process and Director Characteristics” below for information about how to propose a director nominee for election to our board.

SUSTAINABILITY
Information regarding our sustainability, environmental, social, and human capital management activities is available in our “Genpact Sustainability Report” posted on our website. We have been issuing Sustainability Reports every other year since our first publication in 2011 and began publishing them annually in 2021. Our Sustainability Reports are aligned to the UN Sustainable Development Goals and make use of three of the leading sustainability reporting frameworks: the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), and Task Force on Climate-Related Financial Disclosure (TCFD). We have also participated in the Climate Disclosure Project (CDP) and EcoVadis annually since 2016.
We encourage you to learn more about our many sustainability initiatives and our progress towards meeting our goals, including with respect to human capital management, by reviewing our “Genpact Sustainability Report” located on the Corporate Governance section of our website at www.genpact.com/investors. Our website address is provided for convenience only. We are not including the information on our website, or any information which may be linked through our website, such as our Sustainability Report, as a part of this proxy statement, nor is any such information incorporated herein.
DIRECTOR INDEPENDENCE
Pursuant to the corporate governance listing standards of the New York Stock Exchange (“NYSE”), a director employed by us cannot be deemed to be an “independent director,” and consequently Mr. Tyagarajan is not an independent director. The board has determined that none of the other director nominees has a material relationship with us for purposes of the NYSE corporate governance listing standards and accordingly each is independent under such NYSE standards.
DIRECTOR NOMINATION PROCESS AND DIRECTOR CHARACTERISTICS
In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the nominating and governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate's integrity, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest and the ability to act in the interests of all shareholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.
While we do not have a formal or informal diversity policy for board membership, the nominating and governance committee is committed to considering diversity in accordance with its charter, and it seeks out candidates with diverse experience and perspectives, including diversity with respect to gender, age, race, ethnicity, geography, and areas of expertise. The nominating and governance committee and the board of directors believe that considering diversity is consistent with the goal of creating a board of directors that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for board membership. When considering candidates as potential board members, the board of directors and the nominating and governance committee evaluate each candidate's ability to contribute to the diversity of the board.
The nominating and governance committee and the board of directors also believe that diversity with respect to tenure is important in order to balance the fresh perspectives brought by newer directors with the deep institutional knowledge and experience of our longer tenured directors. Our director nominees have an average tenure of six years. Our shortest-serving director nominee has served on our board for one year, and our longest-serving director nominee has served on our board for 17 years. Since 2019, we have added four new directors to our board of directors, replacing five directors who completed their impactful tenures on our board.
4 2022 Proxy Statement

| Corporate Governance
Select characteristics of our director nominees are set forth below:

DIRECTOR NOMINEES

50%

5 of our **10** director nominees **(50%)** are women

NEWEST DIRECTORS

71%

5 of the **7** newest directors on our board **(71%)** are women

COMMITTEE CHAIRS

67%

2 of our **3** committee chairs **(67%)** will be women following the annual meeting

RACIALLY DIVERSE

30%

3 of our **10** director nominees **(30%)** are racially diverse

WOMEN OR DIVERSE

86%

6 of the **7** newest directors on our board **(86%)** are either women or racially diverse

AVERAGE AGE

61

The average age of our director nominees is **61** (range **52-76**)

BOARD TENURE

6

Our board nominees have an average board **tenure** of **6 years**

INTERNATIONAL EXPERIENCE

50%

2 of our **4** newest director nominees **(50%)** spent their careers outside the U.S.

Shareholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, including information regarding the number of shares owned by any potential director candidate, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common shares for at least a year as of the date such recommendation is made, to the Secretary of the Company, c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York, NY 10036. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
5 2022 Proxy Statement

| Corporate Governance
MEETINGS OF THE BOARD OF DIRECTORS
The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board of directors' primary responsibility is to oversee the management of Genpact and, in so doing, serve the best interests of the Company. Subject to the recommendations of the compensation committee and the nominating and governance committee, respectively, the board of directors selects, evaluates and provides for the succession of executive officers, and the board of directors nominates for election at annual general shareholder meetings individuals to serve as directors of Genpact and elects individuals to fill any vacancies on the board of directors to the extent not filled by shareholders in general meetings. The board of directors reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of Company activity through presentations at board of directors and committee meetings.
The board of directors met, in person or telephonically, 10 times in 2021. During 2021, each of our directors attended 88% or more of the total number of meetings of the board of directors and the committees of which such director was a member during the period of time he or she served on such committee. Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual general meetings of shareholders. All eleven of our directors attended the 2021 annual meeting.
COMMITTEES OF THE BOARD OF DIRECTORS
The board of directors has standing audit, compensation and nominating and governance committees. Each committee has a charter that has been approved by the board of directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Tyagarajan is the only director who is an employee of Genpact, and he does not participate in any meeting, or portions of any meeting, at which his compensation or performance is evaluated. All members of all committees are non-employee directors and the board of directors has determined that all of the members of our three standing committees are independent as defined under the rules of the NYSE, and, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.
The table below sets forth the committees of our board, the composition of each committee and the number of meetings of each committee during 2021.
BOARD COMMITTEES
Board Member	Audit	Compensation	Nominating and Governance
Ajay Agrawal			Member
Stacey Cartwright	Member
Laura Conigliaro	Member		Member(1)
Tamara Franklin	Member		Member(2)
Carol Lindstrom		Member(3)	Chair(3)
James Madden(4)		Member	Member
CeCelia Morken	Member	Member
Mark Nunnelly		Chair(5)
Brian Stevens	Member
Mark Verdi(6)	Chair
Number of meetings in 2021	10	5	2
(1)	Ms. Conigliaro will assume the role of chair of the nominating and governance committee upon her reelection to the board of directors at the annual meeting.
(2)	Ms. Franklin will join the nominating and governance committee as a member upon her reelection to the board of directors at the annual meeting.
(3)
Ms. Lindstrom will assume the role of chair of the compensation committee upon her reelection to the board of directors at the annual meeting, and will be replaced as chair of the nominating and governance committee by Ms. Conigliaro.

(4)	Mr. Madden currently serves as Chair of the board of directors.
(5)	Mr. Nunnelly will not be standing for reelection at the annual meeting and will be replaced as chair of the compensation committee by Ms. Lindstrom.
(6)	Audit committee financial expert as defined by SEC rules.
6 2022 Proxy Statement

| Corporate Governance
The tables below set forth the primary responsibilities of each committee of our board. The lists of responsibilities set forth below are not exhaustive. A complete list of each committee's responsibilities can be found in the charter for each committee, available on our website, www.genpact.com.
Audit Committee
MEMBERS(1)	PRIMARY RESPONSIBILITIES(3)
Mark Verdi (Chair)(2) Stacey Cartwright Laura Conigliaro Tamara Franklin CeCelia Morken Brian Stevens
 •  Appointing, approving the compensation of, and assessing the independence of our registered independent public accounting firm.
 •  Overseeing:
•  the performance of any registered public accounting firm employed by us to provide audit services, including such firm's qualifications and independence;
•  the quality and integrity of our accounting and reporting practices and controls, including our financial statements and reports;
•  the performance of our internal audit function; and
•  our compliance with legal and regulatory requirements.
 •  Preparing an audit committee report as required by the SEC to be included in our annual proxy statement.
 •  Approving, in advance, any audit and any permissible non-audit services to be provided by our independent external audit firm.
 •  Reviewing and discussing with management our major financial, data privacy and cybersecurity and other significant risk exposures and the steps management has taken to monitor and control such exposures.
 •  Reviewing the Company’s policies and procedures for reviewing and approving related party transactions and recommending changes in such policies and procedures to our board of directors, and reviewing and approving related party transactions.
 •  Overseeing our compliance program and adherence to our Code of Conduct and investigating any matters that arise relating to the integrity of management.
 •  Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
 •  Investigating any matter brought to its attention within the scope of its duties and retaining counsel for this purpose where appropriate.
 •  Reporting regularly to our full board of directors with respect to the foregoing.

(1)	The board has determined that each member of the audit committee meets the financial literacy and independence requirements of the SEC and the NYSE applicable to audit committee members.
(2)
The board has determined that Mr. Verdi is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K, and has accounting or related financial management expertise as required by the NYSE listing standards.

(3)	The audit committee was established in accordance with section 3(a)(58)(A) of the Exchange Act.
7 2022 Proxy Statement

| Corporate Governance
Compensation Committee
MEMBERS(1)	PRIMARY RESPONSIBILITIES
Carol Lindstrom (Chair)(2) James Madden CeCelia Morken
 •  Reviewing our compensation practices and policies, including equity plans.
 •  Overseeing the risks associated with the Company’s compensation policies and practices, and reviewing whether such policies and practices are reasonably likely to have a material adverse effect on the Company.
 •  Conducting an annual review and evaluation of our CEO; reviewing and approving compensation for our CEO and executive officers.
 •  Reviewing and consulting with our CEO concerning selection of executive officers, performance of individual executive officers and related matters.
 •  Overseeing the succession plans for our CEO and executive officers.
 •  Reviewing and approving compensation for our directors, including the Chair of the Board.
 •  Reviewing and discussing the management disclosures in our “Compensation Discussion and Analysis” and recommending to the board whether such disclosures shall be included in the appropriate regulatory filing.
 •  Overseeing our equity plans, incentive compensation plans and any such plans that the board may from time to time adopt and exercising all the powers, duties and responsibilities of the board of directors with respect to such plans.
 •  Preparing a compensation committee report for inclusion in our proxy statement.
 •  Reporting regularly to our full board of directors with respect to the foregoing.

(1)
The board has determined that each member of the compensation committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members. This table reflects the committee composition that will take effect upon each director’s reelection to the board of directors at the annual meeting.

(2)	Ms. Lindstrom will become the Chair of the compensation committee effective upon her reelection to the board of directors at the annual meeting.
Nominating and Governance Committee
MEMBERS(1)	PRIMARY RESPONSIBILITIES
Laura Conigliaro (Chair)(2) Ajay Agrawal Tamara Franklin(3) Carol Lindstrom James Madden
 •  Making recommendations as to the size, composition, structure, operations, performance and effectiveness of our board of directors.
 •  Establishing criteria and qualifications for membership on our board of directors and its committees.
 •  Assessing and recommending to our board of directors strong and capable candidates with diverse experience and perspectives who are qualified to serve on our board of directors and its committees.
 •  Developing and recommending to our board of directors a set of corporate governance principles, including independence standards.
 •  Conducting an annual evaluation of our board of directors and our board committees.
 •  Otherwise taking a leadership role in shaping our corporate governance.
 •  Reporting regularly to our full board of directors with respect to the foregoing.

(1)	The board has determined that each member of the nominating and governance committee meets the independence requirements of the SEC and NYSE applicable to nominating and governance committee members.
(2)	Ms. Conigliaro will become the Chair of the nominating and governance committee effective upon her reelection to the board of directors at the annual meeting.
(3)	Ms. Franklin will become a member of the nominating and governance committee upon her reelection to the board of directors at the annual meeting.
8 2022 Proxy Statement

| Corporate Governance
BOARD LEADERSHIP STRUCTURE
The positions of Chair of the board of directors and CEO have historically been separated at Genpact. Keeping these positions separate allows our CEO to focus on our day-to-day business, while allowing the Chair of the board of directors to lead the board in its exercise of business judgment to promote the long-term interests of our shareholders by providing strategic direction and overseeing management. The board of directors believes that keeping these positions separate is the appropriate leadership structure for us at this time.
ANNUAL BOARD, COMMITTEE AND INDIVIDUAL DIRECTOR EVALUATION PROCESS
As set forth in its charter, the nominating and governance committee oversees the board, committee and individual director evaluation process. Annually, the nominating and governance committee determines the appropriate form of evaluation and considers the design of the process to ensure it is both meaningful and effective.
From time to time, the board of directors engages an independent third party with experience in board evaluations and organizational effectiveness to lead the board evaluation. The last time the board engaged a third party to lead the board evaluation process was in 2019. In 2021, the board led its own self-evaluation process, which included written evaluations of the board as a whole, each committee and individual directors and was led by the Chair of the nominating and governance committee. The process also included one-on-one interviews between the Chair of the nominating and governance committee and each other member of the board. The evaluation process engaged our directors on a wide range of topics, including board and committee structure, board dynamics and operations, and board, committee and individual director effectiveness and performance. Following the conclusion of the evaluation process, the board reviewed and discussed the evaluation results.
The results of the 2021 evaluation process support the board’s belief that the board and its committees are operating effectively.
RISK OVERSIGHT
Our management is responsible for risk management on a day-to-day basis, and our board oversees the risk management activities of management, which include our enterprise risk management program and the risks highlighted through our risk assessment process. The board’s risk oversight responsibilities are fulfilled both by the board directly, including in areas such as ESG and sustainability oversight, as well as by its committees, each of which assists the Board in overseeing a part of the Company’s overall risk management agenda. As more fully described below, the audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of data privacy, financial reporting, cybersecurity, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning for our executive officers. The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and corporate governance.
OVERSIGHT OF ESG STRATEGY AND CYBERSECURITY AND DATA PRIVACY RISKS
As part of our board’s strategic and risk oversight, the board oversees our ESG strategies, including our sustainability priorities and human capital management practices and related risks. Throughout the year, the board receives periodic reports from management and the board’s committees on our ESG initiatives, overall sustainability strategy and the ESG reporting frameworks we use to track our progress. The board also receives periodic reports on human capital matters.
As part of the board’s role in overseeing the Company’s enterprise risk management program, the board and the audit committee devote substantial time to monitoring cybersecurity and data privacy related risks. Our audit committee charter sets out the committee’s role in overseeing information technology risk exposures, including cybersecurity, data privacy and data security, and
9 2022 Proxy Statement

| Corporate Governance
the audit committee receives quarterly reports on cybersecurity and data privacy matters and related risk exposures from management, including our Global Operating Officer, Chief Legal Officer and Chief Information Security Officer. The audit committee regularly updates the board on such matters and the board also periodically receives reports from management directly.
COMMUNICATING WITH THE INDEPENDENT DIRECTORS
The board of directors will give appropriate attention to written communications that are submitted by shareholders and other interested parties, and will respond if and as appropriate. The nominating and governance committee, with the assistance of the Company's Chief Legal Officer, is primarily responsible for monitoring communications from shareholders and other interested parties and for providing copies or summaries to the other directors as its members consider appropriate. Our non-executive Chair, Mr. Madden, serves as the presiding director at all executive sessions of our non-management directors.
Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the nominating and governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company may receive repetitive or duplicative communications.
Shareholders and interested parties who wish to send communications on any topic to the board of directors should address such communications to:
Board of Directors
Genpact Limited
c/o Genpact LLC
1155 Avenue of the Americas, 4th Floor
New York, New York 10036
Attention: Corporate Secretary
CODE OF CONDUCT
Our board of directors has adopted a code of conduct applicable to our directors, officers and employees in accordance with applicable rules and regulations of the SEC and the NYSE. The code is posted on our website at www.genpact.com under the heading “Investors—Corporate Governance—Highlights.” We will also provide a copy of the code to shareholders upon request. We disclose any material amendments to our code of conduct, as well as any waivers for executive officers or directors, on our website.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Genpact Limited is a participant, the amount involved exceeds $120,000, and one of our officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board's audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person's interest in the transaction. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.
10 2022 Proxy Statement

| Corporate Governance
The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the interests of the Company and its shareholders. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by applicable SEC rules, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
•
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bye-laws.
We did not have any related person transactions in 2021.
11 2022 Proxy Statement

| Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners and Management
The following table contains information regarding the beneficial ownership of our common shares as of March 25, 2022 by:
•	each shareholder we know to own beneficially more than 5% of our outstanding common shares;
•	each director nominee;
•	each executive officer named in the 2021 Summary Compensation Table; and
•	all of our director nominees and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common shares subject to options that are currently exercisable or are exercisable within 60 days of March 25, 2022 are deemed to be outstanding and beneficially owned by the person holding such options. Such shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 185,072,415 common shares of Genpact Limited outstanding on March 25, 2022.
12 2022 Proxy Statement

| Security Ownership of Certain Beneficial Owners and Management
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Outstanding Shares
Known 5% Beneficial Owners
Wellington Management Group, LLP(3)	21,138,193	11.42%
FMR, LLC(4)	19,603,526	10.59%
BlackRock, Inc.(5)	17,681,620	9.55%
The Vanguard Group(6)	16,572,428	8.95%
Brown Advisory Incorporated(7)	13,855,970	7.49%
Nalanda India Equity Fund Limited(8)	13,143,983	7.10%
Directors and Named Executive Officers
N.V. Tyagarajan(9)	3,053,855	1.65%
Michael Weiner(10)	147	*
Edward J. Fitzpatrick(11)	237,629	*
Balkrishan Kalra(12)	574,767	*
Darren Saumur(13)	142,616	*
Kathryn Stein(14)	184,618	*
Ajay Agrawal(15)	14,921	*
Stacey Cartwright(16)	10,951	*
Laura Conigliaro(17)	52,939	*
Tamara Franklin(18)	3,709	*
Carol Lindstrom(19)	19,788	*
James Madden(20)	26,856	*
CeCelia Morken(21)	31,483	*
Brian Stevens(22)	8,821	*
Mark Verdi(23)	43,728	*
All Director Nominees and Executive Officers as a group (18 persons)	4,934,444	2.67%
*	Number of shares represents less than 1% of outstanding common shares.
(1)	Unless noted otherwise, the business address of each beneficial owner is c/o Genpact Limited, Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the shares shown as beneficially owned.
(3)
Based solely on a Schedule 13G/A filed with the SEC on February 4, 2022. The business address of Wellington Management Group, LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2022. The business address of FMR, LLC is 245 Summer Street, Boston, MA 02210.
(5)	Based solely on a Schedule 13G filed with the SEC on February 7, 2022. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2022. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)
Based solely on a Schedule 13G/A filed with the SEC on February 8, 2021. This amount includes 13,659,469 common shares beneficially owned by Brown Advisory, LLC, 188,993 common shares beneficially owned by Brown Investment Advisory and Trust Company and 7,508 common shares beneficially owned by Brown Advisory Limited. The business address of Brown Advisory Incorporated is 901 South Bond Street, Ste. 400, Baltimore, MD 21231.

(8)
Based solely on a Schedule 13G filed with the SEC on February 11, 2021. The business address of Nalanda India Equity Fund Limited is Lot 203A, 2nd Floor, Moka Business Center, Montagne Ory Road, Bon Air, Moka, Mauritius.

13 2022 Proxy Statement

| Security Ownership of Certain Beneficial Owners and Management
(9)
This amount includes options to purchase 2,566,553 shares that are exercisable within 60 days, 487,302 shares held directly by Mr. Tyagarajan, and 10,000 shares held in trust for the benefit of Mr. Tyagarajan's family members.

(10)	This amount includes 147 shares held directly by Mr. Weiner.
(11)	This amount includes options to purchase 126,076 shares that are exercisable within 60 days and 111,553 shares held directly by Mr. Fitzpatrick.
(12)	This amount includes options to purchase 458,410 shares that are exercisable within 60 days and 116,357 shares held directly by Mr. Kalra.
(13)	This amount includes options to purchase 95,036 shares that are exercisable within 60 days and 47,580 shares held directly by Mr. Saumur.
(14)	This amount includes options to purchase 139,050 shares that are exercisable within 60 days and 45,568 shares held directly by Ms. Stein.
(15)	This amount includes 11,212 shares held directly by Mr. Agrawal and 3,709 vested restricted share units, the shares underlying which will be issued on December 31, 2022.
(16)	This amount includes 7,242 shares held directly by Ms. Cartwright and 3,709 vested restricted share units, the shares underlying which will be issued on December 31, 2022.
(17)	This amount includes 49,230 shares held directly by Ms. Conigliaro and 3,709 vested restricted share units, the shares underlying which will be issued on December 31, 2022.
(18)	This amount includes 3,709 vested restricted share units, the shares underlying which will be issued on December 31, 2022.
(19)	This amount includes 16,079 shares held directly by Ms. Lindstrom and 3,709 vested restricted share units, the shares underlying which will be issued on December 31, 2022.
(20)	This amount includes 20,604 shares held directly by Mr. Madden and 6,252 vested restricted share units, the shares underlying which will be issued on December 31, 2022.
(21)	This amount includes 27,774 shares held directly by Ms. Morken and 3,709 vested restricted share units, the shares underlying which will be issued on December 31, 2022.
(22)	This amount includes 5,112 shares held directly by Mr. Stevens and 3,709 vested restricted share units, the shares underlying which will be issued on December 31, 2022.
(23)	This amount includes 40,019 shares held directly by Mr. Verdi and 3,709 vested restricted share units, the shares underlying which will be issued on December 31, 2022.
14 2022 Proxy Statement

| Director Nominees

 BOARD RECOMMENDATION:

The board of directors believes that approval of the election of all nominees set forth herein is in the Company's best interests and the best interests of our shareholders and therefore recommends a vote FOR all of these nominees.

Proposal One –
ELECTION OF DIRECTORS
Director Nominees
Our board of directors currently consists of eleven members. The nominating and governance committee of the board of directors has recommended to the board of directors, and the board of directors has nominated, the ten persons whose biographies appear below for election as directors with terms expiring at the 2023 annual meeting. Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the ten nominees, each to serve for a one-year term until their successors are elected or the incumbent resigns. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. In the event any nominee for director declines or is unable to serve, there will be a vacancy created on the board of directors, which the board of directors may fill on the recommendation of the nominating and governance committee. Our current director, Mark Nunnelly, will end his service on the board of directors effective upon the annual meeting, at which time the size of our board of directors will be reduced from eleven to ten members.
Set forth below is certain biographical information as of the date of this proxy statement about each nominee for election to our board of directors, including information each nominee has given us about his or her age, principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she has served as a director in the past five years. The information presented reflects the specific experience, qualifications, attributes and skills that led the board to conclude that each of these individuals is well-suited to serve on our board. Information about the number of common shares beneficially owned by each current director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”
15 2022 Proxy Statement

| Director Nominees
DIRECTOR PROFILES
N.V. “Tiger” Tyagarajan Director Since: 2011 Age: 61
PROFESSIONAL EXPERIENCE
• President and Chief Executive Officer, Genpact (2011 to present)
• Chief Operating Officer, Genpact (2009-2011)
• Executive Vice President, Sales, Marketing, and Business Development, Genpact (2005-2009)

QUALIFICATIONS FOR BOARD SERVICE
• Extensive knowledge of our industry and business and service as our Chief Executive Officer.

James Madden, Chair Director Since: 2005 Age: 60 INDEPENDENT Committees: Nominating and Governance, Compensation
PROFESSIONAL EXPERIENCE
• Co-founder and Co-CEO, Carrick Capital Partners (2012 to present)
• Founder, Managing Partner, Madden Capital Partners (2005-2012)
• Partner, Accretive LLC (2007-2011)
• Special Advisor, General Atlantic LLC (2005-2007)
• Chair and CEO, Exult, Inc. (1998-2005)

PAST PUBLIC COMPANY BOARDS
• ServiceSource International, Inc.
• Accolade, Inc.

QUALIFICATIONS FOR BOARD SERVICE
• Extensive knowledge of our industry and experience serving on the boards of other public companies.

Ajay Agrawal Director Since: 2019 Age: 52 INDEPENDENT Committees: Nominating and Governance
PROFESSIONAL EXPERIENCE
• Professor of Strategic Management, Rotman School of Management, University of Toronto (2003 to present)
• Founder and Academic Director, Creative Destruction Lab, Rotman School of Management (2012 to present)
• Founder, Brainmaven Corp. (October 2018 to present)
• Assistant Professor, Queens University (prior to 2003)

QUALIFICATIONS FOR BOARD SERVICE
• Extensive knowledge of and expertise in new technologies, including artificial intelligence, relevant to our strategic business plan.

16 2022 Proxy Statement

| Director Nominees
Stacey Cartwright Director Since: 2019 Age: 58 INDEPENDENT Committees: Audit
PROFESSIONAL EXPERIENCE
• Chief Executive Officer, Harvey Nichols Group Ltd (2014-2018)
• EVP and Chief Financial Officer, Burberry Group plc (2004-2013)
• Chief Financial Officer, Egg plc (1999-2003)
• Granada plc (various positions) (1988-1999)
• Pricewaterhouse UK (various positions) (1985-1988)

CURRENT PUBLIC COMPANY BOARDS
• Savills plc
• Aercap Holdings N.V.

PAST PUBLIC COMPANY BOARDS
• GSK plc

QUALIFICATIONS FOR BOARD SERVICE
• Experience leading and transforming, and serving as a director on the boards of, other public companies.

Laura Conigliaro Director Since: 2013 Age: 76 INDEPENDENT Committees: Audit, Nominating and Governance (Chair)*
PROFESSIONAL EXPERIENCE
• Partner, Co-director, America's Equity Research Unit; Technology equity research business unit leader; Analyst, hardware systems sector, Goldman Sachs (1996-2011)
• Analyst, Prudential Securities (1979-1996)

PAST PUBLIC COMPANY BOARDS
• Infoblox Inc.
• Arista Networks
• Dell Inc.

QUALIFICATIONS FOR BOARD SERVICE
• Extensive knowledge of the financial services and technology industries and service on other public company boards.

* Ms. Conigliaro will become chair of the Nominating and Governance Committee effective upon her reelection to the board of directors at the annual meeting.

Tamara Franklin Director Since: 2021 Age: 55 INDEPENDENT Committees: Audit, Nominating and Governance*
PROFESSIONAL EXPERIENCE
• Chief Digital, Data & Analytics Officer, Marsh LLC (2020 to present)
• Chief Digital Officer/Vice President, Media & Entertainment, North America, IBM (2017-2020)
• Executive Vice President, Digital, Scripps Networks Interactive (2009-2016)

QUALIFICATIONS FOR BOARD SERVICE
• Extensive experience at large companies driving digital transformation initiatives across technology, data and analytics.

* Ms. Franklin will join the Nominating and Governance Committee as a member effective upon her reelection to the board of directors at the annual meeting.

17 2022 Proxy Statement

| Director Nominees
Carol Lindstrom Director Since: 2016 Age: 68 INDEPENDENT Committees: Compensation (Chair),* Nominating and Governance
PROFESSIONAL EXPERIENCE
• Vice Chairman, Deloitte LLP; President, Deloitte Foundation; Director, Deloitte & Touche LLP Board (1995-2016)
• Partner, Andersen Consulting

CURRENT PUBLIC COMPANY BOARDS
• Exponent, Inc.

PAST PUBLIC COMPANY BOARDS
• Energous Corporation

QUALIFICATIONS FOR BOARD SERVICE
• Extensive experience in the fields of technology and consulting and service on other public company boards.

* Ms. Lindstrom will become chair of the Compensation Committee effective upon her reelection to the board of directors at the annual meeting.

CeCelia Morken Director Since: 2016 Age: 64 INDEPENDENT Committees: Audit, Compensation
PROFESSIONAL EXPERIENCE
• President, Headspace Health and Former Chief Executive Officer, Headspace Inc. (January 2021 to December 2021); President and COO, Headspace Inc. (April 2020 to December 2020)
• Executive Vice President and General Manager, Strategic Partner Group, Intuit Inc. (2013 to 2020); General Manager, Intuit Financial Services Division, Intuit Inc. (2002-2013)
• Senior Vice President, WebTone Technologies (1999-2002)
• Senior Vice President, retail lending, Fortis Investments (1998-1999)
• Senior Vice President; various positions, John H. Hartland Co. (1983-1998)

CURRENT PUBLIC COMPANY BOARDS
• Alteryx, Inc.

QUALIFICATIONS FOR BOARD SERVICE
• Experience in finance and accounting, sales and marketing, new digital technologies and employee health, welfare and engagement.

Brian Stevens Director Since: 2020 Age: 58 INDEPENDENT Committees: Audit
PROFESSIONAL EXPERIENCE
• Executive Chairman, Neural Magic (2019 to present)
• Vice President and Chief Technology Officer, Google Cloud (2014-2019)
• Chief Technology Officer and Executive Vice President of Worldwide Engineering, Red Hat, Inc. (2001-2014)

CURRENT PUBLIC COMPANY BOARDS
• Nutanix, Inc.

QUALIFICATIONS FOR BOARD SERVICE
• Experience as a chief technology officer and expertise in software engineering, cloud, open source, virtualization and machine learning, and service on other public company boards.

18 2022 Proxy Statement

| Director Nominees
Mark Verdi Director Since: 2012 Age: 55 INDEPENDENT Committees: Audit (Chair)
PROFESSIONAL EXPERIENCE
• Partner, AVALT Holdings (2015 to present)
• President, C&S Wholesale Grocers, Inc. (2014-2015)
• Managing Director, Bain Capital (2004-2014)
• Head of financial services business transformation outsourcing group, IBM Global Services (prior to 2004)

PAST PUBLIC COMPANY BOARDS
• Burlington Stores, Inc.
• Trinseo S.A.

QUALIFICATIONS FOR BOARD SERVICE
• Extensive experience in our industry and in finance and accounting, and experience serving on the boards of other public companies.

There are no family relationships among any of the directors and executive officers of Genpact. No arrangements or understandings exist between any director or any person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.
19 2022 Proxy Statement

| Director Compensation
Director Compensation
The compensation committee, which is comprised solely of independent directors, reviews and approves the compensation arrangements for our directors.
ELEMENTS OF 2021 DIRECTOR COMPENSATION
Under our director compensation program, our non-employee directors received an annual retainer with a total value of $245,000, divided between cash and equity — in the form of an RSU grant — as depicted below.

(1)
Under our director compensation program, on the date of the annual general meeting of shareholders, our non-employee directors received a grant of RSUs with a value of $175,000 based on the closing price of the Company's common shares on the date of grant. Such RSUs vest on the last day of the calendar year of grant and the underlying vested shares are issued at the end of the subsequent year.

In addition to an annual cash retainer and RSU grant, our non-employee directors receive the additional compensation below, as applicable. All cash retainers are paid in quarterly installments based on each director's service on the board or a committee during such quarter.
Board Chair Retainer (annual)	$65,000
Board Chair RSU Grant (annual)(1)	$120,000 in value of RSUs
Committee Chair Retainer (annual)	$42,500 for the Audit Committee Chair $27,500 for the Compensation Committee Chair $27,500 for the Nominating and Governance Committee Chair
Committee Membership Retainer (annual)	$22,500 for the Audit Committee $17,500 for the Compensation Committee $17,500 for the Nominating and Governance Committee
(1)
For his service as Chair of the board of directors, in addition to the annual grant of RSUs to all non-employee directors, Mr. Madden received, on the date of the 2021 annual general meeting of shareholders, a grant of RSUs with a value of $120,000 based on the closing price of the Company's common shares on the date of grant. Such RSUs vest on the last day of the calendar year of grant and the underlying vested shares are issued at the end of the subsequent year.

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| Director Compensation
Governance Features
Our non-employee director compensation program is subject to the following governance features:
•	Limit on Director Compensation. The total annual limit on aggregate maximum compensation per non-employee director is $750,000.
•	Trading Windows. Our directors can only transact in our securities during approved trading windows after satisfying mandatory trade pre-clearance requirements.
•	Hedging/Pledging Prohibition. Our insider trading policy prohibits our directors from hedging or pledging our securities.
•
Share Ownership Requirement. Our non-employee directors are required to own a number of our common shares with a minimum value of three times their annual cash retainers. Each non-employee director has a five-year phase in period to meet the ownership requirements, measured from the later of the adoption of the Company’s share ownership guidelines in 2019 or the date of such director’s appointment to the board. After the initial phase-in period, each non-employee director is required to retain 100% of the shares issued upon the vesting of restricted share unit awards (net of any shares withheld or sold to cover withholding and other applicable taxes) until the multiple of annual cash retainer is reached. As of March 25, 2022, all of our non-employee directors, other than Ms. Franklin, who became a director of the Company in March 2021, were in compliance with the ownership requirement applicable to them. Ms. Franklin has until March 2026 to comply with the ownership guidelines.

•
Other Compensation. Our non-employee directors do not receive any non-equity incentive plan compensation, participate in any pension plans or receive non-qualified deferred compensation. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies. We also reimburse our directors for reasonable travel and related expenses incurred in connection with their participation in board and committee meetings and other Company activities such as site visits or Company-sponsored events in which they participate as directors.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2021.
Director	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
A. AGRAWAL	$ 87,500	$ 174,954	—	$ 262,454
S. CARTWRIGHT	$ 92,500	$ 174,954	—	$ 267,454
L. CONIGLIARO	$ 110,000	$ 174,954	—	$ 284,954
T. FRANKLIN	$ 61,154	$ 174,954	—	$ 236,108
C. LINDSTROM	$ 115,000	$ 174,954	—	$ 289,954
J. MADDEN	$ 170,000	$ 294,907	—	$ 464,907
C. MORKEN	$ 110,000	$ 174,954	—	$ 284,954
M. NUNNELLY	$ 97,500	$ 174,954	—	$ 272,454
B. STEVENS	$ 92,500	$ 174,954	—	$ 267,454
M. VERDI	$ 112,500	$ 174,954	—	$ 287,454
(1)
The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of equity-based compensation awards granted during the year, calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation-Stock Compensation, pursuant to our 2017 Omnibus Incentive Compensation Plan. Assumptions used in the calculation of these amounts are included in Note 18, “Stock-based compensation,” to our audited consolidated financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10-K. In accordance with the rules promulgated by the SEC, the amounts shown exclude the effect of estimated forfeitures.

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The following table sets forth, with respect to each non-employee director, (i) the grant date of the RSU award granted during the 2021 fiscal year, (ii) the aggregate number of the Company's common shares subject to each such award, and (iii) the grant-date fair value of each such award, calculated in accordance with ASC Topic 718.
Director	Grant Date of RSUs	Number of Common Shares Subject to RSUs Granted(1)	Grant Date Fair Value
A. AGRAWAL	May 5, 2021	3,709	$174,954
S. CARTWRIGHT	May 5, 2021	3,709	$174,954
L. CONIGLIARO	May 5, 2021	3,709	$174,954
T. FRANKLIN	May 5, 2021	3,709	$174,954
C. LINDSTROM	May 5, 2021	3,709	$174,954
J. MADDEN	May 5, 2021	6,252	$294,907
C. MORKEN	May 5, 2021	3,709	$174,954
M. NUNNELLY	May 5, 2021	3,709	$174,954
B. STEVENS	May 5, 2021	3,709	$174,954
M. VERDI	May 5, 2021	3,709	$174,954
(1)	The RSUs shown in this table vested in full on December 31, 2021, and shares underlying such RSUs are issuable on December 31, 2022.
The table below sets forth the aggregate number of common shares subject to unvested RSU awards held by each of our non-employee directors as of December 31, 2021. There were no common shares subject to outstanding options held by our non-employee directors as of December 31, 2021.
Director	Number of Common Shares Subject to all Unvested Stock Awards/Units
A. AGRAWAL	2,774
S. CARTWRIGHT	2,228
L. CONIGLIARO	—
T. FRANKLIN	—
C. LINDSTROM	—
J. MADDEN	—
C. MORKEN	—
M. NUNNELLY	—
B. STEVENS	—
M. VERDI	—
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| Director Compensation
CHANGES TO DIRECTOR COMPENSATION FOR 2022
In connection with its 2021 review of director compensation, the compensation committee considered the results of an independent analysis on director compensation prepared by FW Cook, an independent, external compensation consulting firm. As part of this analysis, FW Cook reviewed non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the compensation committee in connection with its review of CEO compensation in 2021. After considering the information contained in the FW Cook report, the compensation committee recommended and the board approved the following changes to our director compensation program effective January 1, 2022 to align director compensation levels within the market median range:
•	Increased the committee chair retainers for the audit, compensation and nominating and governance committees by $5,000 annually; and
•	Increased the value of the annual RSU grant to non-employee directors from $175,000 to $200,000.
The compensation committee believes that leaving the annual base cash retainer unchanged and allocating the total amount of the base director compensation increase to the annual RSU grant is appropriate because it more closely aligns our directors with our shareholders’ interests by rewarding directors for long-term shareholder value creation, and it also mirrors the emphasis in our executive compensation program on weighting equity more heavily than cash in setting total compensation targets. All other features of our director compensation program were left unchanged.
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EXECUTIVE OFFICER COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The compensation committee of the board of directors oversees our executive officer compensation program. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers. This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Chief Executive Officer (referred to as our CEO), our Chief Financial Officer (referred to as our CFO), our former chief financial officer and our three most highly paid executive officers as determined under the rules of the SEC. Such individuals are referred to as our named executive officers.
Our named executive officers (also referred to as “NEOs”) for 2021 are:
N.V. “Tiger” Tyagarajan	President, Chief Executive Officer and Director
Michael Weiner	Senior Vice President, Chief Financial Officer
Edward J. Fitzpatrick	Senior Vice President, Former Chief Financial Officer
Balkrishan Kalra	Senior Vice President, Banking, Capital Markets, Consumer Goods, Retail, Life Sciences and Healthcare
Darren Saumur	Senior Vice President, Global Operating Officer
Kathryn Stein	Senior Vice President, Chief Strategy Officer and Global Business Leader, Enterprise Services and Analytics
2021 Key Financial Highlights
In 2021, we continued to follow a strategy focused on delivering differentiated, domain-led solutions in a focused set of geographies, industry verticals and service lines. We invested in our newer service lines, our experience business, and our data management capabilities and cloud-based analytics solutions. We also continued to invest in the learning and development of our employees to provide them with the critical skills needed for the future and to build their careers.
Select 2021 financial results are set out below.

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(1)
New bookings is an operating or other statistical measure and represents the total contract value of new client contracts and certain changes to existing client contracts to the extent such contracts represent incremental future revenue. Regular renewals of contracts with no change in scope, which we consider business as usual, are not counted as new bookings. For a more detailed description of new bookings, see “Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations—New Bookings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(2)
Adjusted income from operations/margin and adjusted diluted earnings per share are non-GAAP financial measures used by our management for reporting, budgeting and decision-making purposes. Adjusted income from operations/margin exclude certain recurring costs, namely stock-based compensation and amortization of acquired intangibles and, since April 2016, impairment of acquired intangibles. See Exhibit 2 to this Proxy Statement for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.
Despite the continued impacts of the ongoing COVID-19 pandemic on the global business and economic environment in 2021, our financial results for the year reflect strong performance across our businesses, in particular growth in our revenues from Global Clients, adjusted income from operations/margin and cash generated from operations. This strong company performance led to above-target performance against several of the financial metrics in our 2021 performance-based compensation plans and higher payouts to our named executive officers in 2021 than in 2020.
We believe that our pay-for-performance program, which incentivizes higher-than-target growth in revenues, operating income, transformation services revenues and net bookings while requiring a threshold level of operating income margin, combined with the strength and resilience of our business model as well as a continued focus on our strategy based on a set of industry verticals and service lines, contributed to our operational and financial achievements in 2021.
Compensation Objectives
The primary objectives of our compensation program for our executives, including our named executive officers, are to attract, motivate and retain highly talented individuals who are committed to our core values of courage, curiosity, incisiveness and integrity. Our compensation program is designed to incentivize and reward the achievement of our annual, long-term and strategic goals, such as growing revenues, improving operating margins and deepening client relationships. It is also designed to align the interests of our executives, including our named executive officers, with those of our shareholders by rewarding performance that exceeds our target goals, with the ultimate objective of increasing shareholder value.
Our compensation committee is responsible for overseeing the goals and objectives of our executive compensation plans and programs. The compensation committee bases our executive compensation programs on the same objectives that guide us in administering the compensation programs for all of our employees globally:
•	Compensation is based on the individual’s level of job responsibility.
•	Compensation reflects the value of the job in the marketplace.
•	Compensation programs are designed to incentivize and reward performance, both on an individual and Company basis.
Our compensation committee considers risk when developing our compensation program and believes that the design of our current compensation program does not encourage excessive or inappropriate risk taking. Our base salaries provide competitive fixed compensation. Under our annual cash bonus program, the target bonuses for our named executive officers range from 100% to 163% of their base salaries, and bonuses are payable based on attainment of multiple financial and non-financial short-term performance goals. We believe this structure, which is based on a number of different performance measures together with a meaningful cap on the potential payout, deters executives from focusing exclusively on the specific financial metrics that might encourage excessive short-term risk taking.
Our named executive officers are also granted performance share awards tied to the attainment of multiple performance goals over the fiscal year and continued service over a three-year period. We believe that the three-year service vesting requirement under these awards encourages the recipients to focus on sustaining the Company's long-term performance. Our named executive officers also periodically receive option grants, which vest over a five-year period, and we typically grant restricted share units as sign-on grants to new executive officers, as we did in 2021 for Mr. Weiner. The value of our options and restricted share unit awards is tied to sustained long-term appreciation of our share price, which we believe mitigates excessive short-term risk taking.
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✔ WHAT WE DO

✘
WHAT WE
DON'T DO

Executive Compensation Practices
We strive to maintain sound governance standards and compensation practices by continually monitoring the evolution of “best practices.” As in prior years, we incorporated many best practices into our 2021 compensation programs, including the following:
✔	Align our executive pay with performance
✔	Include a “clawback” provision in our performance share awards
✔	Make payouts under our executive bonus plan only if threshold Company performance is met
✔	Set challenging performance objectives for our performance share awards and annual bonus
✔	Maintain a meaningful equity ownership policy for the CEO (6x base salary) and other NEOs (1x base salary)
✔	Regularly review the relationship between CEO compensation and Company performance
✔	Include caps on individual payouts in short- and long-term incentive plans
✔	Maintain an independent compensation committee
✔	Hold an annual “say-on-pay” advisory vote
✔	Prohibit hedging and pledging of Company common shares
✔	Retain an independent compensation consultant
✔	Place a substantial majority of executive pay at risk
✔	Regularly evaluate our share utilization and the dilutive impact of equity awards
✔	Mitigate the potentially dilutive effect of equity awards through our share repurchase program
✔	Include restrictive covenants in equity award agreements, with a“clawback” of equity in certain circumstances
✔	Maintain a three-year cliff service vesting schedule for annual performance share awards
✘	Offer contracts with multi-year guaranteed salary or bonus increases
✘	Provide guaranteed retirement benefits or contribute to non-qualified deferred compensation plans
✘	Provide tax gross-ups (except with respect to the reimbursement of relocation expenses)
✘	Provide excessive perquisites
✘	Grant equity awards with “single-trigger” change of control provisions
✘	Pay dividends or dividend equivalents on unvested equity awards
✘	Reprice or exchange underwater options without shareholder approval
✘	Maintain special retirement plans exclusively for executive officers
✘	Time the release of material non-public information to affect the value of executive compensation
✘	Allow short sales or purchases of equity derivatives of our common shares by officers or directors
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Pay for Performance Philosophy
The core objective of our executive officer compensation program is to align pay and performance. We believe that as an employee's level of responsibility increases, so should the proportion of total compensation opportunity that is structured in the form of long-term incentive opportunities. The compensation of our named executive officers for 2021 reflects both our 2021 performance and our commitment to providing executive compensation opportunities that are linked to Company performance, including progress on long-term strategic goals and shareholder value creation.
The material components of our compensation are (i) a fixed base salary and (ii) variable, performance-based compensation comprised of (A) short-term incentive compensation under our performance-based annual cash bonus program and (B) long-term incentive compensation in the form of equity awards, which are generally granted as performance share awards on an annual basis along with periodic option awards. Our incentive plans are predominantly based on diverse financial metrics that focus on long-term strategic priorities. Payouts to our executives vary significantly year to year based on performance against challenging targets.
The charts below reflect the target pay mix between fixed and variable compensation components based on target compensation for our NEOs during fiscal year 2021, which reflects our pay-for-performance philosophy. In 2021, approximately 91% of our CEO's total target annualized compensation of $9,350,000 was performance-based and approximately 77% (on average) of the total target compensation of our other named executive officers was performance-based. In the charts below, performance-based compensation includes short-term incentives in the form of our annual cash bonus plan and long-term incentives in the form of both performance share and option awards, but excludes an award of restricted share units to Mr. Weiner. For our CEO, target compensation includes the annualized grant-date value of the option award granted to him in 2018.

Shareholder Engagement
We welcome and value the views and insights of our shareholders. We have ongoing communications with our shareholders in the normal course of business and take all shareholder feedback seriously. Leading up to and following our 2021 annual meeting, at which 93% of the shares voted on our say-on-pay proposal were voted in favor of our executive compensation practices for 2020, we conducted extensive shareholder outreach to better understand our shareholders' perspectives on our compensation practices and to solicit their feedback. In the second quarter of 2021, we contacted shareholders owning approximately 75% of our outstanding shares, including our top 15 shareholders, and we had discussions with shareholders representing approximately 10% of our total shares then outstanding. In the fourth quarter of 2021, we again contacted shareholders owning more than 70% of our outstanding shares, including 14 of our top 15 shareholders, and we had discussions with shareholders representing approximately 20% of our total shares then outstanding. The remaining shareholders from whom we solicited feedback in 2021 either declined to meet or did not respond to our inquiries.
The meetings with these shareholders were typically attended by our Chief Financial Officer, our Chief Legal Officer and our Head of Investor Relations. This effort supplemented the ongoing communications and meetings we hold with our investors throughout the year and focused on the Company's compensation practices and philosophy and the alignment of our compensation program with our strategic direction and our environmental, social and governance (“ESG”) practices and philosophy.
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2021 Shareholder Feedback and Responsiveness
Based on the feedback we received from our shareholders, in 2021 our compensation committee evaluated several potential changes to our compensation practices. The table below highlights certain compensation practices that were evaluated and the compensation committee's responses to the shareholder feedback, including actions that were taken as a result, where applicable.
COMPENSATION PRACTICES	OUR RESPONSE/ACTIONS WE TOOK
Proxy statement disclosure – lack of disclosure of performance goals
In response to feedback from certain of our shareholders requesting additional disclosure on performance goals, we have enhanced disclosure on our annual bonus plan over the past few years by adding disclosure of the specific bonus scorecard metrics for each NEO and the percentage split between financial and non-financial metrics for each NEO’s bonus scorecard. See the section below titled “Annual Cash Bonus—Bonus Scorecards” for this disclosure for 2021. Although we do not disclose certain numerical performance targets in the annual bonus and long-term incentive plans because we believe that this information is competitively sensitive, for 2021 we have included additional disclosure in this proxy statement under the “Annual Cash Bonus” and “2021 Performance Share Awards” sections regarding how the threshold and outstanding performance levels were set relative to the target level for each goal included in our 2021 performance-based compensation plans.

Inclusion of ESG metrics in performance compensation program
Several of our shareholders have suggested that we consider including ESG metrics in our performance-based compensation. In 2021, we included an employee engagement metric as one of the three metrics for determining the level of funding of the bonus pool under our annual cash bonus plan, and we also incorporated several ESG-related goals in our NEOs’ individual scorecards. See the section below titled “Annual Cash Bonus” for more detail.

One-year performance period for performance share awards
Several of our shareholders have suggested that we consider increasing the length of the performance period for our performance share awards. The compensation committee believes there are a number of benefits to a one-year performance period combined with a three-year service period, and that these benefits significantly outweigh any disadvantages. In particular, the compensation committee’s ability to reset performance objectives and tailor goals year over year in response to near-term changes in Company strategy or performance, including where the goals are achieved early in the performance period, makes a one-year performance period a more powerful tool than a longer performance period for incentivizing consistent, exceptional performance and supporting shareholder value creation.

Our Process
Our compensation committee is responsible for reviewing the performance and potential of each of our executive officers, including our named executive officers, approving the compensation level of each of our executive officers, establishing criteria for granting equity awards to our executive officers and other employees, and approving such grants.
The compensation committee typically reviews each component of compensation every 12 months with the goal of allocating compensation between cash and non-cash compensation and between short- and long-term compensation, and combining the compensation elements for each executive in a manner we believe best fulfills the objectives of our compensation program.
The compensation committee has not adopted a policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor has the compensation committee adopted a pre-established ratio between the CEO's compensation and that of the other named executive officers. Rather, the compensation committee, which includes experienced directors who have served as members of the boards and compensation committees of other public companies, works closely with our CEO, discussing with him the Company's overall performance, the CEO's own performance and his evaluation of and compensation recommendations for the other named executive officers. See the section titled “2021 Target Pay Mix and Pay Positioning” below for further details.
The compensation committee then utilizes its judgment and experience in making all compensation determinations. The compensation committee's determination of compensation levels is based upon what the members of the committee deem appropriate, considering information such as the factors listed above, as well as input from our CEO, shareholder feedback, publicly available information on compensation practices in our industry, and information and advice provided by independent compensation consultants.
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Base salaries and target annual bonuses were reviewed in early 2021 and adjustments were approved by the compensation committee for certain of our named executive officers. Target bonus increases approved early in 2021 were made effective January 1, 2021.
The performance goals for our 2021 annual bonus plan and the 2021 performance share awards were also approved by the compensation committee in early 2021 based on expected financial performance for the full year 2021 and reflected the Company's strategic and operational short- and long-term priorities. The compensation committee determined at that time that the targets under our 2021 incentive compensation plans were challenging to achieve but attainable without taking excessive risk, and the targets were consistent with the financial outlook we disclosed at the beginning of 2021.
Role of CEO in Compensation Decisions
After the end of the 2021 fiscal year, the compensation committee and the CEO discussed our business performance, his performance and his evaluation of the level of achievement of the individual objectives set forth in the bonus scorecards of the other named executive officers. The CEO also provided recommendations on adjustments to the base salaries and target bonuses of the other named executive officers as well as grants of long-term incentive awards. The compensation committee took into consideration the CEO's recommendations but made the final decisions on compensation as it deemed appropriate. The compensation committee, without the CEO present, determined the CEO's 2021 compensation.
Role of Consultants and Advisors in Compensation Decisions
The compensation committee has the authority to retain and terminate an independent third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. Management has periodically engaged an independent compensation consultant that meets with the compensation committee and advises the compensation committee with respect to compensation trends and best practices, plan design, and the competitiveness of CEO compensation awards.
With respect to the CEO, the compensation committee reviews a market study of CEO compensation at least once every three years. In early 2021, the compensation committee reviewed a report prepared by FW Cook, an independent, external compensation consulting firm, setting forth FW Cook’s evaluation and recommendations regarding CEO compensation for 2021 using 2020 proxy data (the “2021 Report”). The peer group used by FW Cook in the 2021 Report was based on the peer group used by Institutional Shareholder Services, or ISS, in its 2020 proxy analysis and benchmark policy voting recommendation report for the Company. As of January 31, 2021, our revenues ranked at the 60th percentile and our market capitalization ranked between the 25th percentile and median of the peer group companies used in the ISS report.
Peer Group Companies for the CEO
Akamai Technologies, Inc.	Euronet Worldwide, Inc.	Block, Inc.*
Alliance Data Systems Corporation	FleetCor Technologies, Inc.	Sykes Enterprises, Incorporated
Autodesk, Inc.	Gartner, Inc.	Unisys Corporation
Broadridge Financial Solutions, Inc.	Jack Henry & Associates, Inc.	The Western Union Company
CACI International Inc	MAXIMUS, Inc.
Citrix Systems, Inc.	Paychex, Inc.
CoreLogic, Inc.	Sabre Corporation
*	FW Cook’s compensation analysis excluded this peer as its CEO is a controlling person who receives de minimis compensation.
In connection with establishing the 2021 compensation for our named executive officers other than the CEO, the compensation committee reviewed, for reference, materials prepared by Aon Hewitt, a compensation consulting firm, for management in late 2020 showing peer group compensation levels and practices for the peer group set forth below.
We do not believe many companies compete directly with us across our select industry verticals and service offerings. In developing a peer group for our named executive officers other than the CEO, Aon Hewitt included companies with whom we compete for
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| Executive Officer Compensation
business and/or talent and companies in the broader technology industry and for which sufficient disclosure was available in publicly available proxy statements at the time of the review. In cases where the peer company data on comparable management positions was inadequate or insufficient, Aon Hewitt also provided target compensation data from its published surveys for positions comparable to those of our executive officers (in terms of scope of responsibility).
In early 2021, the compensation committee used the market data included in those materials to establish each element of the 2021 compensation for our named executive officers other than the CEO. In comparing our named executive officer compensation with that of the peer and survey group used by Aon Hewitt, the compensation committee accounted for differences in revenue size and market capitalization between us and the companies in those groups by comparing the compensation of our named executive officers with the compensation paid by the peer and survey group companies to individuals with a similar scope of responsibility but not necessarily the same title. In addition, the compensation committee reviewed data presented by management for additional peers as appropriate by position. While the compensation committee relies on the peer and survey group analysis to provide market data and relevant trend information, it does not consider the analysis as a substitute for its collective business judgment.
Peer Group Companies for Named Executive Officers other than the CEO*
Accenture plc	Citrix Systems, Inc.	HCL Technologies Ltd.
Akamai Technologies, Inc.	Cognizant Technology Solutions Corporation	International Business Machines Corporation
Autodesk, Inc	ExlService Holdings, Inc.	PricewaterhouseCoopers
Capgemini S.A.	Fidelity National Information Services, Inc.	Red Hat, Inc.
	Gartner, Inc.	Tata Consultancy Services Limited
∗
Different subsets of the peer group were used for different named executive officers depending on the officer’s position and geographic location. Differences in revenue size and market capitalization between us and companies in the peer group were accounted for by comparing roles with a similar scope of responsibility.

2021 Target Pay Mix and Pay Positioning
The compensation committee annually reviews the total direct compensation and pay mix for the CEO and each other named executive officer. In determining total compensation opportunities and the pay mix for our executives, the compensation committee considers many factors, including (i) our pay for performance compensation philosophy; (ii) competitive market data to provide a frame of reference for how our peer group companies set compensation opportunities; (iii) the nature and scope of the executive's role at the Company; (iv) the individual's performance, contributions to the Company and impact to shareholder value; and (v) the retention value of the compensation.
While we do not have any pre-established allocation of the target pay mix, the compensation committee's overall intent is to emphasize the variable, performance-based components of pay and, accordingly, we allocate a significant percentage of targeted total compensation in the form of long-term incentives and our annual performance-based bonus plan, payouts under both of which fluctuate with Company performance. Our long-term incentives are in the form of performance share awards and options, which the compensation committee believes also incentivize long-term Company performance since the value of the options is directly tied to the value of the underlying shares.
CEO Compensation Mix
Our CEO's compensation is aligned with our performance and our shareholders' interests. As indicated in the chart on page 27, 91% of our CEO's target annualized total direct compensation for 2021 was based on achievement of annual financial goals and share price performance and thus strongly linked to Company results. Only 9% of our CEO's 2021 target compensation was in the form of fixed pay. Against a backdrop of consistent high performance over his tenure, and based on the peer benchmarking information
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included in the 2021 FW Cook report on CEO compensation – which showed that for 2020 our CEO’s base salary was lower than the 25th percentile and his target bonus was between the 25th percentile and the median compared to the peer group – the compensation committee made the following decisions regarding the CEO's target annualized compensation for 2021:
•	His base salary was increased from $750,000 to $800,000. The CEO’s base salary was last increased in 2018.
•	His annual target bonus opportunity was increased from $1,200,000 to $1,300,000. The CEO’s target bonus was last increased in 2014.
•
He was granted a performance share award covering shares having a value of $3.75 million (increased from $3.5 million in 2020). Together with the annualized target value of the option granted to him in 2018, the annualized target value of his long-term incentive awards for 2021 was $7.25 million (compared to $7 million in 2020).

Accordingly, our CEO's total target annualized direct compensation for 2021 was set at $9,350,000, an increase of approximately 4% compared to $8,950,000 for 2020. This total target annualized direct compensation positions Mr. Tyagarajan’s 2021 compensation between the median and the 75th percentile relative to the peer group (based on the 2020 proxy data included in the 2021 Report), reflecting Mr. Tyagarajan’s exceptional performance as well as his long and successful tenure as our CEO.
In additon, in targeting our CEO’s total direct compensation competitively compared to the peer group, the compensation committee considered that our CEO’s pay mix reflects a stronger performance orientation (with 91% performance-based) compared to the total direct compensation for CEOs in the 2020 peer group. The make-up of our CEO's long-term incentives also does not include any time-based restricted share units. We believe the structure of his long-term incentive compensation focuses our CEO on managing the business for the long term and reinforces the link between his earning opportunity and the long-term growth of the Company and total shareholder return.
Other NEO Compensation Mix
For our other named executive officers, we continued to maintain a compensation structure with a significant portion of total compensation at risk based on Company and share price performance. As indicated on the chart on page 27, approximately 77% (on average) of the 2021 total target direct compensation for our other named executive officers was performance-based.
In general, in accordance with our overall compensation philosophy, we target our other named executive officers' base salaries and total annual cash compensation (base plus target bonus) between the 25th percentile and median compared to the peer and survey groups used by the compensation committee in setting 2021 compensation. For 2021, the annual cash compensation targets for certain named executive officers were higher than that range based on their role and position. The compensation committee believes that, similar to our CEO, the total target direct compensation for our other NEOs is appropriate because the total pay package (with 77% at risk on average) has a stronger performance orientation compared to the total direct compensation for comparable positions in the peer and survey groups. Our other NEOs’ 2021 long-term incentives do not include regular grants of time-based restricted share units but rather periodic grants of options, which require appreciation in our share price over time for our NEOs to realize any value. In 2021, we granted restricted share units to Mr. Weiner in connection with his appointment as our new chief financial officer as a one-time, sign-on grant, but we do not expect to grant time-based restricted share units to our named executive officers as a regular component of annual compensation.
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Say-on-pay Vote
Each year, our compensation committee considers the outcome of our annual shareholder advisory vote on executive compensation when making decisions relating to the compensation of our named executive officers and our executive compensation programs and policies. At our 2021 annual meeting of shareholders, approximately 93% of the votes cast were in favor of the compensation of our named executive officers, an increase from the level of support we received on the 2020 vote when approximately 84% of the votes cast were in favor of this proposal.
Following the results of our 2021 say-on-pay vote and based on feedback received from our shareholders, the compensation committee considered several potential changes to our compensation practices and elected to make certain changes to our practices and proxy disclosure. For more information about shareholder feedback and responsiveness in 2021, see the section titled “Shareholder Engagement” above. The compensation committee will continue to take into account future shareholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to our programs and policies are warranted to reflect shareholder concerns or to address market developments.

Frequency of “Say-on-pay” Shareholder Advisory Vote
Based on the results of the “say-on-frequency” vote held at our 2017 annual meeting, at which approximately 96% of the votes submitted by our shareholders were in favor of holding an annual shareholder advisory “say-on-pay” vote, our board of directors has decided that shareholder advisory “say-on-pay” votes will occur annually. Our next “say-on-frequency” vote will be held next year at our 2023 annual meeting.
Compensation Components
We regularly evaluate how to best compensate our executive officers, based upon market data and the extensive experience of our compensation committee with performance and retention practices. For fiscal 2021, our executive compensation program had three primary components, in addition to certain benefits and perquisites:
•	Base salary;
•	Short-term, performance-based incentive compensation, or our annual cash bonus program; and
•	Long-term, performance- and time-based equity compensation in the form of performance share awards and options.
Base Salary
Base salary is provided to ensure that we are able to attract and retain high-quality executives. It is intended to provide a fixed level of overall compensation that does not vary annually based on performance or changes in shareholder value. Base salary reflects the experience, knowledge, skills and performance records our executives, including our named executive officers, bring to their positions and the general market conditions in the country in which the executives are located. In addition, we have entered into employment agreements with our NEOs, each of which specifies a minimum base salary. For a description of our NEOs’ employment agreements, see the section below titled “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers” below.
Our compensation committee reviews the base salaries of our executives every 12 months. The compensation committee determines changes in base salaries based on various factors, including the importance of the executive's role in our overall business, the performance and potential of the executive, general Company performance and the market practices in the country
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where the named executive officer is located, and the executive’s current base salary relative to benchmarking data for the peer group companies. In connection with such review, our CEO provides compensation recommendations for the executives who directly report to him, including our named executive officers, and the compensation committee considers the CEO's recommendations in setting their base salaries.
The following table sets forth, for each of our named executive officers, such officer's 2020 and 2021 base salary. For 2020, base salary changes became effective on September 1, 2020. For 2021, base salary changes became effective on January 1, 2021.
Executive	2020 Base Salary	2021 Base Salary
N.V. TYAGARAJAN(1)(7)	$750,000	$800,000
MICHAEL WEINER(2)	$—	$600,000
EDWARD J. FITZPATRICK(3)	$620,000	$620,000
BALKRISHAN KALRA(4)	$650,000	$680,000
DARREN SAUMUR(5)(7)	$500,000	$515,000
KATHRYN STEIN(6)	$500,000	$550,000
(1)
For 2021, the compensation committee approved an approximately 7% increase in Mr. Tyagarajan’s base salary, from $750,000 to $800,000. See the section above titled “2021 Target Pay Mix and Pay Positioning—CEO Compensation Mix.” Mr. Tyagarajan's base salary reflects the importance of his role as our Chief Executive Officer in addition to his personal performance.

(2)	Mr. Weiner joined the Company as our CFO in August 2021. Mr. Weiner’s base salary reflects the importance of his role as our Chief Financial Officer.
(3)
There was no increase in Mr. Fitzpatrick's base salary from 2020 to 2021. Mr. Fitzpatrick stepped down from his role as our Chief Financial Officer and assumed the position of Senior Vice President and Senior Client Advisor, effective August 10, 2021. Mr. Fitzpatrick's base salary reflects the importance of his former role as our Chief Financial Officer in addition to his personal performance.

(4)
For 2021, the compensation committee approved an approximately 5% increase in Mr. Kalra’s base salary, from $650,000 to $680,000. Mr. Kalra's base salary reflects the importance of his role as the business leader for our banking and capital markets and consumer goods, retail, life sciences and healthcare verticals, which cover a substantial portion of our overall business, in addition to his personal performance.

(5)
For 2021, the compensation committee approved a 3% increase in Mr. Saumur’s base salary, from $500,000 to $515,000. Mr. Saumur’s base salary reflects the importance of his role as our global operating officer in addition to his personal performance.

(6)
For 2021, the compensation committee approved a 10% increase in Ms. Stein’s base salary, from $500,000 to $550,000. Ms. Stein's base salary reflects the importance of her role as our chief strategy officer and global leader of our enterprise services business in addition to her personal performance.

(7)
All of our named executive officers’ base salaries are denominated in U.S. dollars. The base salaries for Mr. Tyagarajan and Mr. Saumur are converted to and paid in U.K. pounds sterling and Canadian dollars, respectively.

Annual Cash Bonus
Annual cash bonuses are designed to reward our executives, including our named executive officers, for Company performance and our executives' individual performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants, which vest over a period of time, provides a significant incentive to our executives to achieve their respective individual objectives, our Company objectives and our overall long-term and strategic goals, such as client satisfaction, growing revenues, improving operating margins, managing employee attrition levels and making disciplined investments. Our cash bonuses are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.
Annual bonuses under our cash bonus plan are directly linked to Company, business unit and individual performance. Annual bonuses to our executives are payable only if threshold performance is attained. As in prior years, for 2021 the compensation committee established a bonus pool which is funded based on the level of attainment of Company performance metrics (subject to a threshold level of performance). The compensation committee also established target bonuses for each NEO, with the actual bonus payable based on attainment of individual, Company and business unit goals and adjusted based on the funding of the bonus pool.
In order to receive a bonus payment, each NEO must remain in employment through the payment date of the bonus, which is in March of the year following the year of performance.
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Target Bonuses
Under our annual cash bonus plan, each of our named executive officers is eligible for a target bonus specified as a percentage of his or her base salary. For 2021, Mr. Tyagarajan’s target bonus was approximately 163% of his base salary and our other named executive officers’ target bonuses were 100% of their base salaries. The compensation committee took into consideration the requirements under each of our named executive officer’s employment agreements in setting their bonus targets. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”
Bonus Pool
At the beginning of 2021, the compensation committee established a target bonus pool for 2021 equal to the aggregate target bonuses for all of the senior vice presidents in the Company, including all of the named executive officers other than the CEO. The bonus pool was to be funded only if the Company achieved 2021 adjusted income from operations (“AOI”) margin above a threshold amount. If the Company achieved the minimum level of AOI margin required to fund the bonus pool, the determination of potential payouts would be based on the Company’s 2021 AOI, revenue and employee engagement score performance, weighted 45%, 45% and 10%, respectively.
In order for the employee engagement metric (and the respective portion of the pool) to be counted in funding the bonus pool, there was an additional condition that the Company’s overall employee response rate on its “Amber” platform, an AI-based tool that collects employee feedback and assesses employee sentiment, had to be above a threshold percentage. If this threshold employee response rate was met, then funding of 10% of the bonus pool would depend on the percentage of the Company’s Amber responses that were positive for 2021. For the purposes of the 2021 bonus plan metric, a positive response is defined as either a four or five rating on a scale of five in response to a question in Amber that asks each employee to rate their employee experience over the course of their tenure with the Company.
The potential bonus pool ranged from 0% to 200% of target (with performance between the established levels determined on a straight-line basis), depending on the level of achievement of the AOI, revenue and employee engagement score goals and whether the threshold for each metric was met. Under the 2021 plan, if the Company failed to achieve the threshold level of AOI margin, then regardless of the level of achievement of the AOI, revenue or employee engagement score goals, the bonus pool would be reduced by the amount necessary (including to zero) to ensure that the Company achieved the threshold level of AOI margin before any bonuses were paid. As a result, the full bonus pool was at risk in the event of a failure to achieve the threshold level of AOI margin, including the possibility that no bonuses would be payable under the plan.
If the Company attained the threshold level of AOI margin and achieved the threshold level of at least one of the three metrics, then the bonus pool would be funded based solely on the level of attainment of the metric(s) achieved at the threshold level, and if not all three metrics were achieved at the threshold level at least, the total pool would be reduced proportionately depending on the relative weighting in the pool of the metrics achieved at the threshold level.
The table below sets out the threshold and outstanding performance levels as a percentage of the target performance level for each metric under our 2021 bonus plan:
Performance Goal (weighting)	Threshold	Target	Outstanding
AOI (45%)	96%	100%	113%
Revenue (45%)	98%	100%	106%
Employee engagement score (10%)	85%	100%	116%
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If the Company achieved at least the threshold levels of each of the AOI, revenue and employee engagement score goals, the potential range of the Company Multiplier (based on the level of attainment of each goal and the weighting of that goal) would be as follows:
Bonus Pool Performance Level	Company Multiplier (as a percentage of total target bonuses)
Threshold	50%
Target	100%
Outstanding	200%
For 2021, we achieved higher-than-target performance on each of the AOI, revenue and employee engagement score goals, resulting in a Company Multiplier of approximately 124%.
See “Executive Officer Compensation—Compensation Discussion and Analysis—2021 Key Financial Highlights” for information regarding how our calculation of AOI differs from United States Generally Accepted Accounting Principles (“GAAP”) net income, as well as Exhibit 2 to this Proxy Statement for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.
Bonus Scorecards
In an effort to further link our executive officer compensation to measurable Company and individual performance, the actual bonus payable to each of our named executive officers is determined based on attainment of pre-established individual, Company and business unit performance targets for each officer subject to the maximum bonus potential based on the level of AOI, revenue and employee engagement scores. We utilize a scorecard methodology that incorporates multiple financial and non-financial strategic performance indicators for each officer, with the financial performance metrics accounting for at least 60% of the result. The table below shows the weighting of financial and non-financial metrics in each named executive officer's 2021 scorecard:
Executive	Financial	Non-financial
N.V. TYAGARAJAN	60%	40%
MICHAEL WEINER	70%	30%
EDWARD J. FITZPATRICK	70%	30%
BALKRISHAN KALRA	70%	30%
DARREN SAUMUR	65%	35%
KATHRYN STEIN	60%	40%
The potential bonus payout based on the scorecard result ranges from 0% to 150% of target.
The compensation committee establishes the scorecard for the CEO, and the CEO establishes the scorecards for the other executive officers. At the time of establishing the individual scorecards, the goals in the scorecards were determined to be challenging. We believe that encouraging our named executive officers, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value reduces incentives to take excessive risk with respect to any single objective.
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A list of the financial and certain non-financial performance metrics included in the 2021 scorecard for each named executive officer is set forth below:
Executive	Financial metrics	Non-financial metrics
N.V. TYAGARAJAN	• Company-wide revenue • Company-wide net bookings • Company-wide AOI margin • Company-wide gross profit margin	• Goals related to alternate commercial models, organization strategy, leadership succession and ESG.
MICHAEL WEINER	• Company-wide revenue • Company-wide net bookings • Company-wide AOI margin • Company-wide gross profit margin • Company-wide adjusted diluted earnings per share (“EPS”)	• Goals related to alternate commercial models, operating and free cash flow, CFO transition, the TS business, investor relations and ESG.
EDWARD J. FITZPATRICK	• Company-wide revenue • Company-wide net bookings • Company-wide AOI margin • Company-wide gross profit margin • Company-wide adjusted diluted EPS	• Goals related to alternate commercial models, operating and free cash flow, client-specific matters, including support of the TS business, investor relations and ESG.
BALKRISHAN KALRA
• Business unit revenue for two business units, measured separately
• Business unit net bookings for two business units, measured separately
• Business unit AOI margin for two business units, measured separately
• Business unit gross profit margin for two business units, measured separately
• Goals related to a targeted service line, alternate commercial models, the TS business and ESG.
DARREN SAUMUR	• Company-wide revenue • Company-wide net bookings • Company-wide AOI margin • Company-wide gross profit margin	• Goals related to alternate commercial models, organization infrastructure, information technology and security, and ESG.
KATHRYN STEIN	• Company-wide revenue • Company-wide net bookings • Company-wide AOI margin • Company-wide transformation services revenue • Company-wide experience services revenue	• Goals related to overall strategy, service line growth, alternate commercial models, growth in a target market and ESG.
The compensation committee determines the level of attainment of the scorecard goals for each of our named executive officers, with our CEO providing input with respect to the named executive officers other than himself. Threshold performance on a given financial metric results in payment of 75% of the target bonus allocated to that metric. There is no threshold performance required for the non-financial metrics.
The individual bonus amount for each named executive officer other than the CEO is determined based on the scorecard result and what we refer to as the “Bonus Payment Multiplier.” The Bonus Payment Multiplier is a percentage determined by dividing the funded bonus pool (which was determined by multiplying the aggregate target bonuses of the bonus pool participants by the Company Multiplier of 124%) by the total of all bonus amounts based on individual scorecard results and is used to ensure that the total payouts do not exceed the funded pool. For 2021, the Bonus Payment Multiplier was approximately 111%. In no circumstance can the total of the bonus payouts under the plan exceed the funded pool.
Accordingly, the 2021 bonus for each named executive officer other than our CEO was determined as follows:
•	2021 target bonus multiplied by
•	individual scorecard achievement (0-150%) multiplied by
•	2021 Bonus Payment Multiplier of 111%.
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CEO Bonus
The CEO’s bonus was not funded out of the bonus pool for the other named executive officers and all senior vice presidents of the Company, but the CEO’s bonus was also determined based on his scorecard result and the Company Multiplier and was payable only if the Company achieved 2021 AOI margin above the threshold amount.
The 2021 bonus for our CEO was determined as follows:
•	2021 target bonus multiplied by
•	individual scorecard achievement (0-150%) multiplied by
•	2021 Company Multiplier of 124%.
The following table sets forth the 2021 target bonus, the 2020 and 2021 actual bonus payments and 2021 bonus payments as a percentage of target bonus for each of our named executive officers under our annual cash bonus plan.
Executive	2020 Payment	2021 Target Bonus	2021 Payment	2021 Payment as a Percentage of Target
N.V. TYAGARAJAN(1)(7)	$1,100,000	$1,300,000	$1,700,000	131%
MICHAEL WEINER(2)	—	$600,000(2)	$308,739	124%(2)
EDWARD J. FITZPATRICK(3)	$515,428	$620,000	$788,212	127%
BALKRISHAN KALRA(4)	$657,489	$680,000	$754,421	111%
DARREN SAUMUR(5)(7)	$423,669	$515,000	$626,049	122%
KATHRYN STEIN(6)	$459,214	$550,000	$662,920	121%
(1)
Mr. Tyagarajan achieved significantly below-target performance on one financial metric (Company-wide gross profit margin), target performance on one financial metric (Company-wide revenue), above-target performance on one financial metric (Company-wide net bookings) and significantly above-target performance on one financial metric (Company-wide AOI margin) and above-target performance on the non-financial metrics in his scorecard. The significant increase in Mr. Tyagarajan's 2021 bonus compared to his 2020 bonus is primarily attributable to an increase in his target bonus from $1,200,000 in 2020 to $1,300,000 in 2021 and a significant increase in the multiplier used to determine his bonus from 88% in 2020 to 124% in 2021.

(2)
Mr. Weiner joined the Company as an employee in August 2021, and his 2021 bonus was prorated accordingly. Mr. Weiner achieved significantly below-target performance on one financial metric (Company-wide gross profit margin), target performance on one financial metric (Company-wide revenue), above-target performance on one financial metric (Company-wide net bookings) and significantly above-target performance on two financial metrics (Company-wide AOI margin and Company-wide adjusted diluted EPS) and target performance on the non-financial metrics in his scorecard.

(3)
Mr. Fitzpatrick achieved significantly below-target performance on one financial metric (Company-wide gross profit margin), target performance on one financial metric (Company-wide revenue), above-target performance on one financial metric (Company-wide net bookings) and significantly above-target performance on two financial metrics (Company-wide AOI margin and Company-wide adjusted diluted EPS), and above-target performance on the non-financial metrics in his scorecard. The increase in Mr. Fitzpatrick's 2021 bonus compared to his 2020 bonus is primarily attributable to a significant increase in the Bonus Payment Multiplier from 83% in 2020 to 111% in 2021, as well as an increase in his overall scorecard result in 2021 compared to 2020.

(4)
Mr. Kalra achieved significantly below-target performance on five of the financial metrics (business unit AOI margin for two different business units, net bookings for one business unit, and business unit gross profit margin for two different business units), and significantly above-target performance on the other three financial metrics (business unit revenue for two different business units and business unit net bookings for one business unit), and significantly above-target performance on the non-financial metrics in his scorecard. The increase in Mr. Kalra’s 2021 bonus compared to his 2020 bonus is primarily attributable to a significant increase in the Bonus Payment Multiplier from 83% in 2020 to 111% in 2021, partially offset by a significant decrease in his overall scorecard result in 2021 compared to 2020.

(5)
Mr. Saumur achieved significantly below-target performance on one financial metric (Company-wide gross profit margin), target performance on one financial metric (Company-wide revenue), above-target performance on one financial metric (Company-wide net bookings) and significantly above-target performance on one financial metric (Company-wide AOI margin), and above-target performance on the non-financial metrics in his scorecard. The increase in Mr. Saumur’s 2021 bonus compared to his 2020 bonus is primarily attributable to a significant increase in the Bonus Payment Multiplier from 83% in 2020 to 111% in 2021, as well as an increase in his overall scorecard result in 2021 compared to 2020.

(6)
Ms. Stein achieved significantly below-target performance on one financial metric (Company-wide experience services revenue), target performance on one financial metric (Company-wide revenue), above-target performance on one financial metric (Company-wide net bookings) and significantly above-target performance on two financial metrics (Company-wide AOI margin and Company-wide transformation services

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revenue), and significantly higher-than-target performance on the non-financial metrics in her scorecard. The increase in Ms. Stein’s 2021 bonus compared to her 2020 bonus is primarily attributable to an increase in her target bonus from $500,000 in 2020 to $550,000 in 2021, as well as a significant increase in the Bonus Payment Multiplier from 83% in 2020 to 111% in 2021.
(7)	The amounts shown with respect to Mr. Tyagarajan and Mr. Saumur were denominated in U.S. dollars and converted to U.K. pounds sterling and Canadian dollars, respectively, at the time of payment.
Equity-Based Compensation
Our equity-based compensation program is designed to attract and retain highly qualified individuals, given that competition for talent is high in our industry, and to align the long-term interests of our executives with those of our shareholders. Equity-based compensation is subject to multi-year vesting requirements, which requires the continued service of our executives in order for them to realize gains.
The equity award component of our executive officer compensation is generally comprised of performance share awards. Under the performance share awards, each officer is eligible to receive shares based on the Company's level of attainment of specified performance goals over a one-year performance period and such officer's continued service through the end of a three-year service vesting period. Performance share awards require that we attain at least the minimum threshold levels of performance to receive any payment under the award. The compensation committee believes that including performance shares as part of Genpact's equity-based compensation program strengthens focus on the Company's financial performance and shareholder value creation. The performance share awards have also been an effective tool for retention of key employees.
We also periodically grant options to our executive officers as an additional long-term incentive and for retention purposes. Our compensation committee believes that options, which are valuable only if the stock price increases after the grant date, align with the specific goal of increasing shareholder value. Options remain a powerful tool for incentivizing long-term Company performance and promoting shareholder value creation, particularly when combined with annual performance share awards, which focus our executives on achieving challenging, but shorter-term objectives.
From time to time, we may also grant time-based restricted share units, which we use as a retention mechanism. In 2021, we granted Mr. Weiner a restricted share unit award in connection with his appointment as our CFO. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—Michael Weiner.” We did not grant time-based restricted share units to any of our other named executive officers in 2021.
In 2021, we granted performance share awards to all of our named executive officers other than Mr. Fitzpatrick, who received a performance-based cash award for 2021, and we granted options to all of our named executive officers other than Messrs. Tyagarajan and Fitzpatrick. Excluding Mr. Weiner, the performance share awards represented between approximately 30% and 40% of the total 2021 target compensation for our named executive officers who received them (which in the case of our CEO includes the annualized portion of his 2018 option grant and in the case of Mr. Fitzpatrick includes his performance-based cash award), and the 2021 options represented between approximately 25% and 40% of the total 2021 target compensation for our named executive officers who received them. In connection with his appointment as our CFO in 2021, Mr. Weiner was granted equity awards in the form of an option, restricted share unit award and performance share award, representing in the aggregate approximately 85% of his total target compensation for 2021.
In 2018, our CEO was granted an option covering 2,133,106 common shares. This was a five-year grant (vesting 50% in 2021 and 50% in 2023), and we have not granted and do not expect to grant any options to our CEO before the five-year grant fully vests in 2023. Our CEO last received an option grant in 2013, which was also structured as a five-year grant vesting 50% in 2016 and 50% in 2018, and he did not receive any additional option grants until the 2013 option grant had fully vested. The compensation committee structured the 2018 option as a five-year grant in part because it will continue to focus our CEO on share price appreciation, thereby aligning his interests with those of our shareholders, and also because the compensation committee believed that a five-year grant would be more effective than smaller annual grants in retaining his services and incentivizing him to deliver superior long-term performance.
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2021 Option Grants
In 2021, we granted options to all of our named executive officers other than Messrs. Tyagarajan and Fitzpatrick. The exercise price for each option granted in 2021 is equal to the closing price of our common shares on the grant date. The options granted in 2021 vest over a five-year period, 50% in 2024 and the remaining 50% in 2026, provided the executives continue in service through each vesting date.
2021 Performance Share Awards
In 2021, we granted performance share awards to all of our named executive officers other than Mr. Fitzpatrick (who received a cash performance-based award as described in the section titled “2021 Performance-Based Cash Award” below). For the 2021 performance share awards, the compensation committee concluded that, as in prior years, a one-year performance period was the most appropriate for our company, together with a three-year cliff service vesting schedule.
The threshold performance goal for the 2021 performance share awards was AOI margin as a qualifying criterion, which, if not met, would lead to the award vesting at 0% (regardless of level of attainment of any of the other performance goals). Subject to attainment of this threshold goal, the performance goals were AOI, net bookings and transformation services revenues, which were all equally weighted.
Having three equally weighted performance goals brings focus to our key financial priorities, aligning our leaders to common goals. In 2021, we continued to use AOI as a metric in order to focus our executives on operational excellence and profitable growth, and we again used net bookings as a metric because we believe net bookings are an indicator of future revenue growth. Net bookings refer to new bookings for the performance period reduced by the total value of significant contract cancellations or reductions that occur during the performance period, whether related to contracts signed during the current year or any prior period. Additionally, the inclusion of transformation services revenue as a goal in our performance share awards continues the emphasis in our compensation program on incentivizing growth in transformation services. Accordingly, our performance share awards hold our leadership team accountable for driving growth in areas of strategic importance and directly link our executive compensation opportunities to our overall business growth and the success of our strategies.
We use a one-year performance period for our performance share awards to allow us to adapt our performance-based compensation goals to interim strategic changes in our business in a rapidly changing business environment, keeping our compensation structure agile and capable of serving as a lever to incentivize business performance. The three-year cliff service vesting schedule under our performance share awards helps to ensure that our executives are incentivized to focus on sustaining longer-term Company performance even after the performance year goals have been achieved.
Under the 2021 performance share awards, there were three designated levels of attainment for each performance goal, as illustrated in the table below. Performance between the established levels was determined on a straight-line basis.
Performance Level	Payout Percentage
Below Threshold	0%
Threshold	35%
Target	100%
Outstanding	200%
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Vesting of any single component of the three performance tranches of the award depended on achievement of threshold performance for such tranche. Each tranche could vest independently of the other two tranches. Accordingly, failure to achieve the threshold level of one or more goals would have negatively affected the overall vesting percentage but would not have prevented the awards from vesting with respect to the other goals, assuming achievement of the qualifying level of AOI margin and at least one of the performance goals at the threshold level at a minimum. In setting the performance goals for these awards, our compensation committee determined that the targets were challenging to achieve and designed the awards to reflect our pay-for-performance philosophy, including, for example, continuing to require AOI margin as a qualifying criterion. The table below sets out the threshold and outstanding performance levels as a percentage of the target performance level for each metric under our 2021 performance share awards:
	Threshold	Target	Outstanding
AOI	96%	100%	113%
Net bookings	91%	100%	125%
TS revenue	90%	100%	110%
Each award specified a target number of performance shares. The number of common shares of the Company into which the 2021 performance shares will convert (subject to continued service vesting) is calculated by multiplying the number of target performance shares designated under the award by a performance percentage ranging from 0% to 200%.
Based on our financial performance in 2021, the 2021 performance share awards granted to our named executive officers will cliff vest on January 10, 2024, provided in each case the named executive officer remains in service through such service vesting date, at 133.447% of the target number of shares, representing above-target achievement of each of the equally-weighted AOI, net bookings and transformation services revenue goals. In addition, in the event of a named executive officer's termination of service by reason of death or disability, a pro rata portion of such shares will vest based on the period of service through the termination date.
The table below shows the number of target shares subject to the performance share awards granted to our named executive officers in 2021, as well as the number of shares earned and issuable (subject to continued service) based on actual performance.
Executive	2021 PSU Target Shares (#)	2021 PSU Actual Shares (#)
N.V. TYAGARAJAN	84,726	113,064
MICHAEL WEINER	19,584	26,134
EDWARD J. FITZPATRICK	—	—
BALKRISHAN KALRA	39,629	52,883
DARREN SAUMUR	24,443	32,618
KATHRYN STEIN	27,470	36,657
2021 Performance-Based Cash Award
In 2021, Mr. Fitzpatrick was granted a performance-based cash award in lieu of a performance share award. The compensation committee elected to provide Mr. Fitzpatrick with a short-term performance cash award instead of a long-term performance share award for 2021 given the expectation that Mr. Fitzpatrick would retire from the Company sooner than the vesting periods of long-term incentive awards he otherwise may have been granted. The target value of $500,000 was approximately one-third of the target value of his 2019 performance share award and unchanged compared to the target value of his 2020 performance-based cash award. The performance conditions of the 2021 cash award were identical in design to the 2021 performance share awards described above, but payout is in cash rather than common shares, and there is no service vesting requirement beyond the March 31, 2022 payment date. Mr. Fitzpatrick’s actual payout under the 2021 performance cash award was $667,235, which was calculated by multiplying his $500,000 target by 133.447%, the vesting percentage for the 2021 performance share awards described above under “2021 Performance Share Awards.” Given Mr. Fitzpatrick’s significant equity holdings, the compensation committee determined that a cash award was appropriate for 2021.
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Benefits and Perquisites
We provide other benefits to our named executive officers that are generally available to other employees in the country in which the named executive officer is located. We also provide our named executive officers with certain modest perquisites that we believe are reasonable and consistent with market trends in the countries in which our named executive officers are located. Such benefits and perquisites are intended to be part of a competitive overall compensation program. For more details on the benefits provided to our named executive officers, see “2021 Summary Compensation Table” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Our U.S.-based named executive officers are also eligible to participate in the Genpact LLC Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), as described in the section titled “Nonqualified Deferred Compensation Plan.”
CHANGE OF CONTROL AND SEVERANCE BENEFITS
Under the terms of our equity incentive plan, in the event of a change of control, the options, restricted share unit and performance share awards granted to our named executive officers in 2021 will accelerate unless the options or awards are assumed, continued or substituted. If the options or awards are assumed, continued or substituted, then they will continue to vest over the service period. Any assumed, continued or substituted performance share awards are subject to accelerated vesting in the event of the executive officer’s termination without cause within 24 months following the change of control in accordance with the terms of the performance share awards. Pursuant to the terms of Mr. Tyagarajan’s 2018 option grant, in the event of his termination without cause or for good reason prior to May 8, 2023 and within 24 months following a change of control in which the option is assumed, continued or substituted, the option will become vested and exercisable for all the shares.
We have entered into employment agreements with our named executive officers which provide for certain payments and benefits in the event of a termination of employment. The employment agreements with Ms. Stein and Messrs. Kalra, Saumur and Weiner also provide for partial accelerated vesting of equity awards upon certain qualifying terminations without a change of control and full acceleration upon certain qualifying terminations in connection with a change of control.
The severance payments and benefits were based on negotiations with each executive and are an important part of employment arrangements designed to retain such executives and provide certainty with respect to the payments and benefits to be provided upon certain termination events. For additional details on these payments and benefits, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers” and “Potential Payments upon Termination or Change of Control.”
Equity Grant Practices
All options granted by the Company have an exercise price equal to the closing market price of our common shares on the grant date. Equity grants are typically approved at our quarterly compensation committee meetings, and, unless a future effective date is specified, become effective as of the date of the meeting at which they are approved. The dates for our quarterly compensation committee meetings are generally scheduled months, and sometimes up to a year, in advance. In certain cases, equity grants are approved by written consent outside of regularly scheduled compensation committee meetings and are effective as of the latest date a committee member signs the consent. Our compensation committee has delegated limited authority to the CEO and our Chief Human Resources Officer to jointly grant equity awards between regularly scheduled compensation committee meetings to individuals other than executive officers and directors, with prescribed per person and aggregate quarterly limitations.
Share Ownership Guidelines
The compensation committee recognizes the critical role that executive share ownership has in aligning the interests of management with those of shareholders and, in 2019, adopted share ownership guidelines that apply to all executive officers and directors. Prior to 2019, only our CEO was subject to a share ownership requirement. For more information about our director share ownership guidelines, see the section above titled “Director Compensation.”
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Under our share ownership guidelines, all of our executive officers are required to acquire and hold Genpact common shares with a value of at least (i) in the case of the CEO, six times his base salary, and (ii) in the case of every other executive officer, such officer’s base salary. Each executive officer other than our CEO has a five-year phase-in period to meet the ownership requirements, measured from the later of the adoption of the guidelines in 2019 or the date such person became an executive officer.
After the initial phase-in period, each executive officer is required to retain 100% of the shares issued upon option exercises and vesting of restricted share and performance share awards (net of any shares withheld or sold to cover withholding taxes and other applicable taxes) until the designated multiple of base salary is reached. Shares counted toward the ownership requirement consist of shares owned directly and shares owned jointly by the officer and the officer's spouse or held in a trust established by the officer for the benefit of the officer and/or the officer's family members. Unvested restricted share units and performance share awards and unexercised options do not count toward the ownership requirement.
As of December 31, 2021, Mr. Tyagarajan and each of our other NEOs other than Mr. Weiner, who became an employee of the Company in August 2021, were in compliance with the ownership requirement applicable to them. Mr. Weiner has until August 10, 2026 to comply with the ownership guidelines applicable to him.
Recovery Policy
Our performance share awards include a clawback provision that provides that we have the right to terminate the award and cancel any shares issued under the award and be paid any proceeds received by a named executive officer from the sale of shares issued under the award if such officer has breached any restrictive covenant contained in any agreement with the Company during employment or during the one-year period following termination of employment or if the Company is required to prepare an accounting restatement for any part of the performance period due to material noncompliance with financial reporting requirements under the U.S. federal securities laws which the Company determines is the result of fraud, negligence, or intentional or gross misconduct by the participant.
IRC Section 162(m) Compliance
For years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed a federal income tax deduction for publicly-traded companies such as the Company for compensation paid to the CEO and the three other highest paid executive officers (other than the CFO) to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation.
The exemption for qualified performance-based compensation has been repealed and the class of affected executives has been expanded effective for taxable years beginning after December 31, 2017 such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualified for transition relief applicable to certain arrangements in place as of November 2, 2017. Because of the uncertainties as to the scope and application of the transition relief, no assurances can be given that compensation intended to satisfy the requirements for exemption under Section 162(m) will in fact be fully deductible.
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2021 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our named executive officers for the fiscal years ended December 31, 2021, 2020 and 2019.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Share Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
N.V. TYAGARAJAN(12) President, Chief Executive Officer and Director	2021	800,000	—	4,080,420	—	1,700,000	—	65,591(5)	6,646,011
	2020	750,000	—	3,366,017	—	1,100,000	—	78,685	5,294,702
	2019	750,000	—	4,988,256	—	1,800,000	—	78,850	7,617,106
MICHAEL WEINER Senior Vice President, Chief Financial Officer	2021	249,863	—	3,122,253	3,999,996	308,739	—	9,268(6)	7,690,119
EDWARD J. FITZPATRICK Senior Vice President, Former Chief Financial Officer	2021	620,000	—	—	—	1,455,447(7)	—	20,166(8)	2,095,613
	2020	620,000	—	—	—	854,468	—	19,966	1,494,434
	2019	613,846	—	1,699,067	1,721,996	1,057,930	—	19,648	5,112,487
BALKRISHAN KALRA Senior Vice President, Banking, Capital Markets, Consumer Goods, Retail, Life Sciences and Healthcare	2021	680,000	—	1,785,579	1,899,992	754,421	—	15,134(9)	5,135,126
	2020	563,462	—	1,523,442	—	657,489	—	19,086	2,763,479
	2019	510,231	—	1,881,357	2,951,997	1,028,315	—	13,033	6,384,933
DARREN SAUMUR(12) Senior Vice President, Global Operating Officer	2021	515,000	—	1,101,338	749,991	626,049	—	2,940(10)	2,995,318
	2020	500,000	—	939,564	1,048,765	423,669	—	2,919	2,914,917
KATHRYN STEIN Senior Vice President, Chief Strategy Officer and Global Business Leader, Enterprise Services and Analytics	2021	550,000	—	1,237,726	999,995	662,920	—	12,860(11)	3,463,501
	2020	462,062	—	984,864	1,048,765	459,214	—	12,544	2,967,449

(1)
The amounts shown in this column for Messrs. Fitzpatrick and Kalra include amounts they elected to defer into the Deferred Compensation Plan, which is more fully described in the section titled “Nonqualified Deferred Compensation Plan” below. Mr. Weiner’s salary reflects the amount he earned in 2021 beginning on his hire date of August 2, 2021.

(2)
The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of performance share awards granted during the applicable year, and, for Mr. Weiner, the restricted share unit award granted in 2021, pursuant to our 2017 Omnibus Incentive Compensation Plan, calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718, and do not reflect the realizable value of these awards based on our performance results for each period. The aggregate grant date fair value of the performance share awards is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives as of the grant date, which for the performance share award granted to Mr. Tyagarajan in 2021 was 108.8% of target, for the performance share awards granted to the other named executive officers in 2021 (except for Mr. Weiner) was 112.7% of target and for the performance share award granted to Mr. Weiner was 112.2% of target. For the restricted share unit award granted to Mr. Weiner, the grant date fair value was determined using the closing share price of the Company’s common shares on the date of grant. Assumptions used in the calculation of these amounts are included in Note 18, “Stock-based compensation,” to our audited consolidated financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10-K. In accordance with the rules promulgated by the SEC, the amounts shown for awards with performance- and service-based vesting conditions exclude the impact of estimated forfeitures. The performance periods for the performance shares granted in 2019, 2020 and 2021 are completed, and the number of shares underlying each such award has been determined. The aggregate grant date fair values of the performance share awards granted in 2021, assuming maximum attainment of the performance goals, are as follows: Mr. Tyagarajan—$7,499,946; Mr. Weiner—$1,999,918; Mr. Kalra—$3,167,942; Mr. Saumur—$1,953,973; and Ms. Stein—$2,195,952.

(3)
The amounts shown represent the aggregate grant date fair value of the options awarded to our named executive officers during the applicable year, calculated in accordance with FASB ASC Topic 718, and exclude the impact of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 18 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10-K.

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(4)
The amount Mr. Fitzpatrick earned under our 2021 annual bonus plan ($788,212) was deferred into the Deferred Compensation Plan at his election. A portion of the amount shown for Mr. Kalra was deferred into the Deferred Compensation Plan at his election.

(5)
The amount shown consists of the following payments and benefits to Mr. Tyagarajan: (a) $2,979 in life insurance plan premiums, (b) $2,612 in medical insurance plan premiums and (c) $60,000 for personal costs pursuant to his employment agreement.

(6)	The amount shown consists of the following payments and benefits to Mr. Weiner: (a) $960 in life insurance plan premiums and (b) $8,308 in matching contributions to our 401(k) plan.
(7)	The amount shown consists of the following payments to Mr. Fitzpatrick: (a) $788,212 under our 2021 annual bonus plan and (b) $667,235 under his 2021 performance-based cash award.
(8)
The amount shown consists of the following payments and benefits to Mr. Fitzpatrick: (a) $3,646 in life insurance plan premiums, (b) $11,600 in matching contributions to our 401(k) plan and (c) $4,920 in costs related to our executive health examination program.

(9)	The amount shown consists of the following payments and benefits to Mr. Kalra: (a) $3,534 in life insurance plan premiums and (b) $11,600 in matching contributions to our 401(k) plan.
(10)	The amount shown consists of the payment of life insurance plan premiums on behalf of Mr. Saumur.
(11)	The amount shown consists of the following payments and benefits to Ms. Stein: (a) $1,260 in life insurance plan premiums and (b) $11,600 in matching contributions to our 401(k) plan.
(12)
All amounts shown for Mr. Tyagarajan and Mr. Saumur are dollar-denominated amounts. For Mr. Tyagarajan, all amounts other than those shown under the “Non-equity Incentive Plan Compensation” and “Share Awards” columns were paid or incurred in U.K. pounds sterling. For Mr. Saumur, all amounts other than those shown under the “Option Awards” and “Share Awards” columns were paid or incurred in Canadian dollars.

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CEO REALIZABLE COMPENSATION
The values reported in our Summary Compensation Table include the estimated fair value of long-term incentive awards at the time of grant as determined for accounting purposes. This estimated fair value is not reflective of actual award values and often differs significantly from the values ultimately received by our senior executives. We believe that realizable compensation, which reflects the actual current value of outstanding long-term incentive awards from prior years, helps us to better assess our pay for performance alignment.
Realizable compensation provides clarity on how compensation outcomes are influenced by company performance. This is particularly important because equity-based awards account for the most significant portion of the total compensation of our CEO and our other named executive officers. Because the compensation committee believes that long-term, equity-based compensation drives long-term growth, consideration of actual and potential values realizable from awards granted in prior years is a highly relevant factor in assessing the effectiveness of our compensation program's continued alignment with our shareholders' long-term interests.
The following table sets forth the realizable pay for our CEO for fiscal years 2019, 2020 and 2021:
	2019	2020	2021
Salary	$750,000	$750,000	$800,000
Bonus	—	—	—
Non-equity incentive plan compensation	$1,800,000	$1,100,000	$1,700,000
Long-term incentives:
Option awards	$—	—	—
PSU/RSU awards	$10,937,187	$2,866,957	$6,001,437
Other compensation	$78,850	$78,685	$65,591
Total realizable compensation(1)	$13,566,037	$4,795,642	$8,567,028
(1)
Total realizable compensation was calculated using (a) actual earned base salary, (b) cash bonus and all other non-equity compensation as disclosed in the Summary Compensation Table, and (c) equity award values of all performance share units with performance periods ending within the measurement period at the determined outcome multiplied by the closing price of our common shares on the last business day of fiscal year 2021 of $53.08.

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The following chart compares the fiscal year 2019, 2020 and 2021 Summary Compensation Table values for our CEO to realizable compensation values and provides our total shareholder return as of the end of each fiscal year during the period from January 1, 2019 to December 31, 2021, assuming an investment of $100 in Genpact common shares on January 1, 2019.

2021 GRANTS OF PLAN-BASED AWARDS
The following table provides certain information regarding cash and equity incentive plan awards granted to our named executive officers during the fiscal year ended December 31, 2021. The equity awards were granted under the 2017 Omnibus Incentive Compensation Plan and the non-equity awards were granted under our 2021 annual cash bonus plan (and, in the case of Mr. Fitzpatrick, under his 2021 performance-based cash award).
Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
N.V. TYAGARAJAN	3/29/2021	—	—	—	29,654	84,726	169,452	—	—	—	4,080,420
	—	292,500	1,300,000	3,900,000	—	—	—	—	—	—	—
MICHAEL WEINER	8/10/2021	—	—	—	6,854	19,584	39,168	39,169	298,864	51.06	7,122,249
	—	157,500	600,000	1,800,000	—	—	—	—	—	—	—
EDWARD J. FITZPATRICK	—	175,000(4)	500,000(4)	1,000,000(4)	—	—	—	—	—	—	—
	—	162,750	620,000	1,860,000	—	—	—	—	—	—	—
BALKRISHAN KALRA	3/4/2021	—	—	—	13,870	39,629	79,258	—	187,724	39.97	3,685,571
	—	178,500	680,000	2,040,000	—	—	—	—	—	—	—
DARREN SAUMUR	3/4/2021	—	—	—	8,555	24,443	48,886	—	74,101	39.97	1,851,329
	—	125,531	515,000	1,545,000	—	—	—	—	—	—	—
KATHRYN STEIN	3/4/2021	—	—	—	9,614	27,470	54,940	—	98,802	39.97	2,237,731
	—	123,750	550,000	1,650,000	—	—	—	—	—	—	—
(1)
Other than amounts shown with respect to Mr. Fitzpatrick’s 2021 performance-based cash award, which is summarized under “Compensation Discussion and Analysis—Compensation Components—2021 Performance-Based Cash Award” above (and footnote (4) below), the amounts shown in this column represent the cash bonus opportunity range under our 2021 annual bonus plan, which is summarized under

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“Compensation Discussion and Analysis—Compensation Components—Annual Cash Bonus” above. For Mr. Tyagarajan, the cash award target was 163% of his base salary, and for the other named executive officers, the cash bonus award target was 100% of base salary. For the actual amounts paid to each named executive officer, see the “Non-equity Incentive Plan Compensation” column of the “2021 Summary Compensation Table” above. Amounts shown in the “Threshold” column represent the payments that would result from attainment of threshold performance with respect to each of (a) the Company Multiplier, for which threshold performance is 50% of target, (b) the individual scorecard financial metrics, for which threshold performance is 75% of target for each metric, and (c) the individual scorecard non-financial metrics, for which there is no minimum performance threshold and therefore threshold performance has been assumed at 0%. Amounts shown in the “Maximum” column represent the payments that would result from attainment of the highest level of performance with respect to both (a) the Company Multiplier, for which the maximum performance level is 200% of target, and (b) the overall individual scorecard result, for which the maximum performance level for each metric is 150% of target. See “Compensation Discussion and Analysis—Compensation Components— Annual Cash Bonus” above for a description of our annual bonus plan. The amounts shown in this column for Mr. Weiner are based on his full-year target bonus under our 2021 non-equity incentive plan. The actual threshold, target and maximum payout levels for Mr. Weiner under our 2021 non-equity incentive plan would be calculated using a pro-rated target bonus based on the number of days Mr. Weiner was an employee of the Company in 2021.
(2)
Represents performance share awards that vest based on the level of attainment of the performance goals for the 2021 fiscal year, subject to continued service through January 10, 2024. Based on 2021 performance, the compensation committee has determined that the number of shares issuable under the awards (subject to continued service vesting) is 133.447% of the target number of shares. See “Compensation Discussion and Analysis— Compensation Components— Equity-Based Compensation” above for a description of the awards.

(3)
Represents the grant date fair value of stock and option awards granted during the fiscal year ended December 31, 2021, calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of performance share awards is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives as of the grant date.

(4)
Represents the threshold, target and maximum potential payouts under Mr. Fitzpatrick’s 2021 performance-based cash award. See “Compensation Discussion and Analysis—Compensation Components—2021 Performance-Based Cash Award” above for a description of this award.

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NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
Employment Agreements with Named Executive Officers
Summarized below are the material terms of our employment agreements with our named executive officers.
N.V. Tyagarajan. We entered into an employment agreement with Mr. Tyagarajan on June 15, 2011, which supersedes his previous employment agreement, dated February 7, 2005. The employment agreement was amended on November 17, 2020 in connection with Mr. Tyagarajan’s relocation to the United Kingdom to address the payment of his cash compensation in local currency and the continued application of the covenants and certain other provisions under his employment agreement. The employment agreement has an indefinite term and may be terminated by us or Mr. Tyagarajan, subject to the severance provisions described below. The employment agreement provides for an annual base salary of not less than $600,000 and a target bonus of 125% of annual base salary. For 2021, the compensation committee set Mr. Tyagarajan's base salary at $800,000, an increase of approximately 7% compared to his 2020 base salary, and his target bonus at $1,300,000, or approximately 163% of base salary, an increase of approximately 8% compared to his 2020 target bonus. Mr. Tyagarajan is entitled to benefits and perquisites generally available to our other senior executives, reimbursement of automobile costs and $60,000 for personal costs. Mr. Tyagarajan is also entitled to four weeks of paid vacation per year.
For purposes of Mr. Tyagarajan's employment agreement, the term “good reason” means a material reduction in the nature of Mr. Tyagarajan's authorities or duties, a material reduction in base compensation, requiring Mr. Tyagarajan to report to any person other than our board of directors or a material relocation of Mr. Tyagarajan's principal place of employment, which has not been cured by us within 30 days following notice of such event by Mr. Tyagarajan.
If Mr. Tyagarajan's employment is terminated by us without cause or by Mr. Tyagarajan for good reason, then in addition to any earned but unpaid salary or bonus and payment for accrued but unused vacation, Mr. Tyagarajan is entitled to payment of an amount equal to the sum of (I) two times Mr. Tyagarajan's then current base salary and (II) two times the annual bonus received for the fiscal year preceding the fiscal year in which the termination occurs. In addition, we will reimburse Mr. Tyagarajan for the cost of acquiring health benefits for himself and his dependents at the same level of coverage and benefits as is provided to our US-based senior executives for two years following the date of termination, or any earlier date on which he and his dependents become eligible for such health benefits from another employer.
Mr. Tyagarajan's payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. The release would also be executed by us and release Mr. Tyagarajan from any claims by us relating to Mr. Tyagarajan's employment or services other than claims based on acts or omissions of Mr. Tyagarajan that involve fraud or which are not known to the non-employee directors on the date of such release. The release also includes a mutual non-disparagement provision.
Under his employment agreement, for two years after the termination of his employment, Mr. Tyagarajan will be subject to certain non-competition and non-solicitation covenants.
Edward J. Fitzpatrick. On June 26, 2014, we entered into an employment agreement with Mr. Fitzpatrick in connection with his appointment as our Chief Financial Officer. The employment agreement has an indefinite term and may be terminated by us or Mr. Fitzpatrick, subject to the severance provisions described below. Effective August 10, 2021, as previously announced, Mr. Fitzpatrick stepped down as our Chief Financial Officer and was replaced by Mr. Weiner. Following Mr. Weiner’s appointment as our Chief Financial Officer, Mr. Fitzpatrick became our Senior Vice President and Senior Client Advisor, reporting to the CEO.
The employment agreement with Mr. Fitzpatrick provides for an annual base salary of not less than $600,000 and a target bonus of 100% of annual base salary. In addition, Mr. Fitzpatrick is entitled to benefits and perquisites generally available to our other senior executives and four weeks of paid vacation per year.
For purposes of Mr. Fitzpatrick's employment agreement, the term “good reason” means a material reduction in the nature of Mr. Fitzpatrick's authorities or duties, a material reduction in base compensation, requiring Mr. Fitzpatrick to report to any person other than our CEO or a material relocation of Mr. Fitzpatrick's principal place of employment, which has not been cured by us within 30 days following notice to us of such event by Mr. Fitzpatrick.
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In the event of Mr. Fitzpatrick's termination for good reason or by the Company without cause, Mr. Fitzpatrick will receive severance benefits that consist of a cash payment equal to the sum of (a) 12 months of his then current base salary and (b) the cost of acquiring health benefits for himself, his spouse and his eligible dependents for up to 12 months following termination.
Mr. Fitzpatrick's payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. In addition, Mr. Fitzpatrick will be subject to certain non-competition and non-solicitation covenants for one year after the termination of his employment.
Michael Weiner. On July 16, 2021, we entered into an employment agreement with Mr. Weiner, effective as of August 2, 2021, in connection with his appointment as our Chief Financial Officer. The employment agreement has an indefinite term and may be terminated by us or Mr. Weiner, subject to the severance provisions described below. The employment agreement provides for an annual base salary of not less than $600,000 and a target bonus of 100% of annual base salary. In addition, Mr. Weiner is entitled to benefits and perquisites generally available to our employees and four weeks of paid vacation per year.
For purposes of Mr. Weiner's employment agreement, the term “good reason” means a material reduction in the nature of Mr. Weiner's authorities or duties or a material reduction in base salary, which has not been cured by us within 30 days following notice to us of such event by Mr. Weiner.
Pursuant to the terms of the employment agreement, Mr. Weiner was granted the following equity awards on August 10, 2021:
•
an option covering 298,864 common shares. The option vests and becomes exercisable with respect to 50% of the shares subject to the option three years from August 2, 2021 (the “Effective Date”) and with respect to the remaining 50% of the shares subject to the option five years from the Effective Date, provided Mr. Weiner remains in employment or service with the Company through each such date.

•
a restricted share unit (“RSU”) award covering 39,169 common shares. The RSUs vest in two equal successive annual installments upon completion of each year of service over the two-year period measured from the Effective Date.

•
a 2021 performance share award covering a target number of 19,584 common shares. The award vests and converts into common shares based on the performance metrics and service requirements described above in the section titled “Equity-Based Compensation—2021 Performance Share Awards.”

In the event of Mr. Weiner's termination for good reason or by the Company without cause, Mr. Weiner will receive severance benefits that consist of a cash payment equal to the sum of (a) 12 months of his then current base salary, payable in installments over 12 months, (b) a lump-sum payment in an amount equal to Mr. Weiner’s pro-rated target bonus for the year of termination based on the period of employment in the year of termination and (c) a lump sum payment equal to the cost of acquiring health benefits for himself, his spouse and his eligible dependents for 18 months following termination.
In addition, in the event such termination occurs prior to or more than 24 months following a change of control of the Company (as defined in our 2017 Omnibus Incentive Compensation Plan), Mr. Weiner’s then outstanding time-based options, time-based restricted share unit awards and performance share awards with respect to which the performance period has been completed prior to termination such that the award remains subject only to time-based vesting will vest on the termination date with respect to the number of shares that would have vested had Mr. Weiner continued in service for a period of 12 months following the termination date (the “Additional Shares”). All time-based options may be exercised for any Additional Shares vesting under the time-based option and any previously-vested shares for six months following the termination date (or if earlier, upon the expiration of the term of the time-based option).
In the event such termination occurs within 24 months following a change of control, Mr. Weiner’s outstanding time-based options, time-based restricted share unit awards and performance share awards will vest in full on the termination date (with respect to the number of shares then subject to the awards). All time-based options (including with respect to any previously-vested shares) will remain exercisable for a period of 6 months following the termination date (or if earlier, upon the expiration of the term of the time-based option).
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Mr. Weiner's payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. In addition, Mr. Weiner will be subject to certain non-competition and non-solicitation covenants for one year after the termination of his employment.
Balkrishan Kalra. On November 30, 2021, we entered into an employment agreement with Mr. Kalra. The employment agreement has an indefinite term and may be terminated by us or Mr. Kalra, subject to the severance provisions described below. The employment agreement provides for an annual base salary of not less than $680,000 and a target bonus of 100% of annual base salary. In addition, Mr. Kalra is entitled to benefits and perquisites generally available to our other employees and paid vacation in accordance with Company policy.
For purposes of Mr. Kalra's employment agreement, the term “good reason” means a material reduction in the nature of Mr. Kalra 's authorities or duties or a material reduction in base salary, which has not been cured by us within 30 days following notice to us of such event by Mr. Kalra.
In the event of Mr. Kalra 's termination for good reason or by the Company without cause, Mr. Kalra will receive severance benefits that consist of a cash payment equal to the sum of (a) (i) 6 months of Mr. Kalra’s base salary and (ii) one week of Mr. Kalra’s base salary for each year of service with the Company up to a maximum of 12 weeks, payable in installments over 12 months, (b) a lump-sum payment in an amount equal to Mr. Kalra’s pro-rated target bonus for the year of termination based on the period of employment in the year of termination and (c) a lump sum payment equal to the cost of acquiring health benefits for himself, his spouse and his eligible dependents for 18 months following termination.
In addition, in the event such termination occurs prior to or more than 24 months following a change of control of the Company (as defined in our 2017 Omnibus Incentive Compensation Plan), Mr. Kalra’s then outstanding time-based options, time-based restricted share unit awards and performance share awards with respect to which the performance period has been completed prior to termination such that the award remains subject only to time-based vesting will vest on the termination date with respect to the number of shares that would have vested had Mr. Kalra continued in service for a period of 12 months following the termination date (the “Additional Shares”). All time-based options may be exercised for any Additional Shares vesting under the time-based option and any previously-vested shares for six months following the termination date (or if earlier, upon the expiration of the term of the time-based option).
In the event such termination occurs within 24 months following a change of control, Mr. Kalra’s outstanding time-based options, time-based restricted share unit awards and performance share awards will vest in full on the termination date (with respect to the number of shares then subject to the awards). All time-based options (including with respect to any previously-vested shares) will remain exercisable for a period of 6 months following the termination date (or if earlier, upon the expiration of the term of the time-based option).
Mr. Kalra 's payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. In addition, Mr. Kalra will be subject to certain non-competition and non-solicitation covenants for one year after the termination of his employment.
Darren Saumur. On February 26, 2018, we entered into an employment agreement with Mr. Saumur in connection with his appointment as our Global Operating Officer. The employment agreement has an indefinite term and may be terminated by us or Mr. Saumur, subject to the severance provisions described below. The employment agreement provides for an annual base salary of $500,000 and a target bonus of $500,000. These amounts were not changed in 2019 or 2020. Mr. Saumur is entitled to benefits and perquisites generally available to our other senior executives and employees based in Canada and four weeks of paid vacation per year.
On November 30, 2021, our subsidiary Headstrong Canada Company (f/k/a Headstrong Canada Limited) and Mr. Saumur entered into an amendment of the employment agreement, which provides that in the event of Mr. Saumur's termination for good reason or by the Company without cause, Mr. Saumur will receive severance benefits that consist of a cash payment equal to the sum of (a) (i) 6 months of Mr. Saumur’s base salary and (ii) one week of Mr. Saumur’s base salary for each year of service with the Company up to a maximum of 12 weeks, payable in installments over 12 months, (b) a lump-sum payment in an amount equal to Mr. Saumur’s pro-rated target bonus for the year of termination based on the period of employment in the year of termination and (c) a lump sum payment equal to the cost of acquiring health benefits for himself, his spouse and his eligible dependents for 18 months following termination.
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In addition, in the event such termination occurs prior to or more than 24 months following a change of control of the Company (as defined in our 2017 Omnibus Incentive Compensation Plan), Mr. Saumur’s then outstanding time-based options, time-based restricted share unit awards and performance share awards with respect to which the performance period has been completed prior to termination such that the award remains subject only to time-based vesting will vest on the termination date with respect to the number of shares that would have vested had Mr. Saumur continued in service for a period of 12 months following the termination date (the “Additional Shares”). All time-based options may be exercised for any Additional Shares vesting under the time-based option and any previously-vested shares for six months following the termination date (or if earlier, upon the expiration of the term of the time-based option).
In the event such termination occurs within 24 months following a change of control, Mr. Saumur’s outstanding time-based options, time-based restricted share unit awards and performance share awards will vest in full on the termination date (with respect to the number of shares then subject to the awards). All time-based options (including with respect to any previously-vested shares) will remain exercisable for a period of 6 months following the termination date (or if earlier, upon the expiration of the term of the time-based option).
For purposes of Mr. Saumur's amendment to his employment agreement, the term “good reason” means a material reduction in the nature of Mr. Saumur's authorities or duties or a material reduction in base salary, which has not been cured by us within 30 days following notice to us of such event by Mr. Saumur.
Mr. Saumur's payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. In addition, Mr. Saumur will be subject to certain non-competition and non-solicitation covenants for one year after the termination of his employment.
Kathryn Stein. On November 30, 2021, we entered into an employment agreement with Ms. Stein. The employment agreement has an indefinite term and may be terminated by us or Ms. Stein, subject to the severance provisions described below. The employment agreement provides for an annual base salary of not less than $550,000 and a target bonus of 100% of annual base salary. In addition, Ms. Stein is entitled to benefits and perquisites generally available to our other employees and paid vacation in accordance with Company policy.
For purposes of Ms. Stein's employment agreement, the term “good reason” means a material reduction in the nature of Ms. Stein’s authorities or duties or a material reduction in base salary, which has not been cured by us within 30 days following notice to us of such event by Ms. Stein.
In the event of Ms. Stein's termination for good reason or by the Company without cause, Ms. Stein will receive severance benefits that consist of a cash payment equal to the sum of (a) (i) 6 months of Ms. Stein’s base salary and (ii) one week of Ms. Stein’s base salary for each year of service with the Company up to a maximum of 12 weeks, payable in installments over 12 months, (b) a lump-sum payment in an amount equal to Ms. Stein’s pro-rated target bonus for the year of termination based on the period of employment in the year of termination and (c) a lump sum payment equal to the cost of acquiring health benefits for herself, her spouse and her eligible dependents for 18 months following termination.
In addition, in the event such termination occurs prior to or more than 24 months following a change of control of the Company (as defined in our 2017 Omnibus Incentive Compensation Plan), Ms. Stein’s then outstanding time-based options, time-based restricted share unit awards and performance share awards with respect to which the performance period has been completed prior to termination such that the award remains subject only to time-based vesting will vest on the termination date with respect to the number of shares that would have vested had Ms. Stein continued in service for a period of 12 months following the termination date (the “Additional Shares”). All time-based options may be exercised for any Additional Shares vesting under the time-based option and any previously-vested shares for six months following the termination date (or if earlier, upon the expiration of the term of the time-based option).
In the event such termination occurs within 24 months following a change of control, Ms. Stein’s outstanding time-based options, time-based restricted share unit awards and performance share awards will vest in full on the termination date (with respect to the number of shares then subject to the awards). All time-based options (including with respect to any previously-vested shares) will remain exercisable for a period of 6 months following the termination date (or if earlier, upon the expiration of the term of the time-based option).
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Ms. Stein’s payments upon termination of employment described above are subject to her execution of a release of all claims against us and our affiliates. In addition, Ms. Stein will be subject to certain non-competition and non-solicitation covenants for one year after the termination of her employment.
Incentive Compensation Plans
We adopted our 2017 Omnibus Incentive Compensation Plan, or the 2017 Plan, on May 9, 2017 as a successor to our 2007 Omnibus Incentive Compensation Plan, or the 2007 Plan. The 2017 Plan was amended and restated in April 2019 and approved by our shareholders at our 2019 annual general meeting. The 2017 Plan was subsequently amended and restated in April 2022, subject to shareholder approval at the annual meeting. No grants may be made under the 2007 Plan after the date of adoption of the 2017 Plan. Grants that were outstanding under the 2007 Plan as of the Company's adoption of the 2017 Plan remain subject to the terms of the 2007 Plan.
Options
The exercise price for the options granted in 2021 is equal to the closing price of our common shares on the grant date. The options vest over a five-year period, 50% in 2024 and the remaining 50% in 2026, provided the recipients continue in service through each vesting date.
Performance Share Awards
The performance share awards granted to our named executive officers in 2021 under the 2017 Plan will convert into actual common shares of the Company based on the Company's attainment of certain performance goals measured over the period beginning January 1, 2021 and ending December 31, 2021 and the individual's continued service with the Company through January 10, 2024. Each award specifies a target number of performance shares. The number of common shares of the Company into which the performance shares are to convert is calculated by multiplying the number of target performance shares designated under the award by a performance percentage ranging from 0% to 200%. Under the 2021 performance share awards, the performance percentage was based on the Company's AOI, net bookings and transformation services revenue during the period from January 1, 2021 to December 31, 2021.
Under each award, AOI margin is a qualifying criterion, and for the other three goals, which are equally weighted, there are three designated levels of attainment: threshold, target and outstanding. Each of the three performance goals under the 2021 awards is independent, such that failure of the Company to achieve the threshold performance level for any single goal would affect the overall vesting percentage but would not prevent the awards from vesting with respect to the other goals for which threshold performance was attained, assuming the qualifying AOI margin is achieved and at least one other goal is met at the threshold level at a minimum. See the section titled “Equity-Based Compensation—2021 Performance Share Awards” above for more information. Based on our 2021 results, the 2021 performance share awards will vest (subject in each case to the recipient's continued service through January 10, 2024) at 133.447% of the target number of shares.
Under our 2021 performance share awards, if a change of control of the Company had occurred prior to the end of the performance period on December 31, 2021, the number of shares issuable under each award would have been at the target level. If a change of control of the Company occurs after the end of the performance period but before the end of the service vesting period, the number of shares issuable will be based on actual performance. The awards may be assumed, substituted or continued in connection with a change of control and continue to vest based on the service vesting requirements of the awards; if not assumed, substituted or continued, then the awards will vest in full and become payable at the time of the change of control. A performance share award will vest in full in the event of a participant's termination by the Company without cause within 24 months following a change of control of the Company in connection with which the award is assumed, continued or substituted.
Additionally, each of the performance share awards will vest on a pro-rated basis based on actual performance in the event of the recipient’s termination by reason of death or disability during the service period. As described above, under the employment agreements for our NEOs other than the CEO and Mr. Fitzpatrick, the performance share awards are subject to partial acceleration upon certain involuntary terminations without a change of control.
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The performance share awards (and any shares issued thereunder or proceeds from the sale of such shares) are subject to forfeiture in the event of a breach of restrictive covenants. See “Compensation Discussion and Analysis— Recovery Policy.”
Change of Control
Pursuant to the 2007 Plan and the 2017 Plan, unless otherwise provided in an individual award agreement, in the event of a change of control of the Company, existing awards may be assumed, substituted or continued. If the awards are not assumed, substituted or continued, then:
•	any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;
•
all performance units and cash incentive awards will be paid out as if target performance levels had been attained, but pro-rated based on the portion of the performance period that elapses prior to the change of control; and

•
all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

The treatment of outstanding performance share awards in the event of a change of control is described above for the 2021 performance share awards.
Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:
•	during any period of twenty-four consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;
•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets;
•	the approval by our shareholders of a plan of our complete liquidation or dissolution; or
•
an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than 25%.

Retirement Benefits
We provide our employees in the United States with a tax-qualified defined contribution 401(k) plan, pursuant to which employees may elect to defer pre-tax salary amounts up to the limits set by the Internal Revenue Code. We match 100% of the first 4% of salary deferred by our employees under the 401(k) plan up to the IRS-defined limit for qualified plans.
In the UK, we provide employees with a defined contribution pension scheme which meets the statutory requirements prescribed under local law. Employees contribute 3% of their pre-tax salary into the scheme, and the Company contributes an additional 6% of employees’ pre-tax salaries.
In Canada, we provide our employees with a group retirement savings plan that allows contributions of earnings to statutory savings plans up to the limits set by the Income Tax Act (Canada). We match 100% of the first 4% of our employees’ salary contributions.
Nonqualified Deferred Compensation
The Deferred Compensation Plan provides a select group of management or highly compensated employees, which includes our U.S.-based named executive officers, with the opportunity to defer their base salary and their qualifying bonus compensation pursuant to the terms of the Deferred Compensation Plan. The Deferred Compensation Plan also provides for discretionary employer contributions. See the section titled “Nonqualified Deferred Compensation Plan” below for a description of the Deferred Compensation Plan.
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2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information regarding each outstanding equity award held by our named executive officers as of December 31, 2021.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
N.V. TYAGARAJAN	1,500,000(2)	—	19.35	5/30/2023	—	—	—	—
	1,066,553(3)	1,066,553 (3)	30.29	5/7/2028	—	—	—	—
	—	—	—	—	206,050(4)	10,937,134	—	—
	—	—	—	—	54,011(5)	2,866,904	—	—
	—	—	—	—	113,064 (6)	6,001,437	—	—
MICHAEL WEINER	—	298,864(7)	51.06	8/9/2031	—	—	—	—
	—	—	—	—	26,134(8)	1,387,193	—	—
	—	—	—	—	39,169(9)	2,079,091	—	—
EDWARD J. FITZPATRICK	—	252,152(10)	27.70	1/9/2029	70,183 (4)	3,725,314	—	—
BALKRISHAN KALRA	67,280(2)	—	19.35	5/30/2023	—	—	—	—
	70,000(11)	—	27.65	3/31/2026	—	—	—	—
	35,000(12)	35,000(12)	24.74	3/29/2027	—	—	—	—
	35,000(13)	35,000(13)	31.50	4/1/2028	—	—	—	—
	—	432,261(10)	27.70	1/9/2029	77,713(4)	4,125,006	—	—
	—	—	—	—	24,445(5)	1,297,541	—	—
	—	187,724(14)	39.97	3/3/2031	52,883(15)	2,807,030	—	—
DARREN SAUMUR	35,000 (16)	35,000(16)	31.37	4/8/2028	—	—	—	—
	—	120,072(10)	27.70	1/9/2029	38,715(4)	2,054,992	—	—
	—	107,981(17)	43.94	2/18/2030	15,076(5)	800,234	—	—
	—	74,101(14)	39.97	3/3/2031	32,618(15)	1,731,363	—	—
KATHRYN STEIN	—	30,000(12)	24.74	3/29/2027	—	—	—	—
	25,000 (13)	25,000(13)	31.50	4/1/2028	—	—	—	—
	—	168,101(10)	27.70	1/9/2029	45,874(4)	2,434,992	—	—
	—	107,981(17)	43.94	2/18/2030	15,803(5)	838,823	—	—
	—	98,802 (14)	39.97	3/3/2031	36,657(15)	1,945,754	—	—
(1)	Represents the aggregate market value of the shares subject to the award calculated using the NYSE closing price of our common shares on December 31, 2021.
(2)	These options were granted on May 31, 2013 and fully vested on January 10, 2018.
(3)
This option was granted on May 8, 2018 and vested with respect to 50% of the option on May 8, 2021. The remaining 50% of the option will vest on May 8, 2023, subject to continued service through the vesting date.

(4)
Represents a performance share award granted on February 13, 2019 which vested based on the level of attainment of performance goals for the 2019 calendar year and continued service through January 10, 2022. The performance period for this award was completed on December 31, 2019, and the number of shares subject to the award is based on actual performance attainment at 167.108%.

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(5)
Represents a performance share award granted on February 19, 2020 which vests based on the level of attainment of performance goals for the 2020 calendar year and continued service through January 10, 2023. The performance period for this award was completed on December 31, 2020, and the number of shares subject to the award is based on actual performance attainment at 67.808%.

(6)
Represents a performance share award granted on March 29, 2021 which vests based on the level of attainment of performance goals for the 2021 calendar year and continued service through January 10, 2024. The performance period for this award was completed on December 31, 2021, and the number of shares subject to the award is based on actual performance attainment at 133.447%.

(7)	This option was granted on August 10, 2021 and will vest with respect to 50% of the option on each of August 2, 2024 and August 2, 2026, subject to continued service through each vesting date.
(8)
Represents a performance share award granted on August 10, 2021 which vests based on the level of attainment of performance goals for the 2021 calendar year and continued service through January 10, 2024. The performance period for this award was completed on December 31, 2021, and the number of shares subject to the award is based on actual performance attainment at 133.447%.

(9)
Represents restricted share units granted on August 10, 2021, 50% of which will vest on August 2, 2022 and the remaining 50% of which will vest on August 2, 2023, subject to continued service through each vesting date.

(10)
This option was granted on January 10, 2019 and will vest with respect to 50% of the option on January 10, 2022. The remaining 50% of the option will vest on January 10, 2024, subject to continued service through each vesting date.

(11)	This option was granted on April 1, 2016 and fully vested on January 10, 2021.
(12)
This option was granted on March 30, 2017 and vested with respect to 50% of the option on January 10, 2020. The remaining 50% of the option will vest on January 10, 2022, subject to continued service through the vesting date.

(13)
This option was granted on April 2, 2018 and vested with respect to 50% of the option on April 2, 2021. The remaining 50% of the option will vest on April 2, 2023, subject to continued service through the vesting date.

(14)
This option was granted on March 4, 2021 and will vest with respect to 50% of the option on January 10, 2024. The remaining 50% of the option will vest on January 10, 2026, subject to continued service through each vesting date.

(15)
Represents a performance share award granted on March 4, 2021 which vests based on the level of attainment of performance goals for the 2021 calendar year and continued service through January 10, 2024. The performance period for this award was completed on December 31, 2021, and the number of shares subject to the award is based on actual performance attainment at 133.447%.

(16)
This option was granted on April 9, 2018 and vested with respect to 50% of the option on April 9, 2021. The remaining 50% of the option will vest on April 9, 2023, subject to continued service through the vesting date.

(17)
This option was granted on February 19, 2020 and will vest with respect to 50% of the option on February 19, 2023. The remaining 50% of the option will vest on February 19, 2025, subject to continued service through each vesting date.

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2021 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding exercises of Company options and vesting of stock awards for each of our named executive officers during the fiscal year ended December 31, 2021.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
N.V. TYAGARAJAN	283,625	8,932,905	76,388(2)	3,170,102
MICHAEL WEINER	—	—	—	—
EDWARD J. FITZPATRICK	250,000	8,304,122	36,840(3)	1,528,860
BALKRISHAN KALRA	—	—	43,036(3)	1,785,994
DARREN SAUMUR	—	—	11,967(3)	496,631
KATHRYN STEIN	—	—	19,697(4)	817,426
(1)	Represents the aggregate price at which shares acquired upon exercise of the options were sold, net of the exercise price paid for acquiring the shares.
(2)	These shares vested and were issued, net of shares withheld for taxes, on January 10, 2021 pursuant to performance share awards granted in May 2018.
(3)	These shares vested and were issued, net of shares withheld for taxes, on January 10, 2021 pursuant to performance share awards granted in April 2018.
(4)
Of this amount, (i) 18,286 shares vested and were issued, net of shares withheld for taxes, on January 10, 2021 pursuant to a performance share award granted in April 2018 and (ii) 1,411 shares vested and were issued, net of shares withheld for taxes, on January 10, 2021 pursuant to an RSU award granted in March 2017.

2021 PENSION BENEFITS
None of our NEOs participated in any defined benefit pension plan in 2021.
NONQUALIFIED DEFERRED COMPENSATION PLAN
The following table sets forth certain information with respect to our Deferred Compensation Plan as of December 31, 2021 for our named executive officers who elected to participate.
Name	Executive Contributions in 2021 ($)(1)	Company Contributions in 2021 ($)	Aggregate Earnings in 2021 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2021 ($)(3)
N.V. TYAGARAJAN	—	—	—	—	—
MICHAEL WEINER	—	—	—	—	—
EDWARD J. FITZPATRICK	1,098,212	—	284,502	—	3,888,286
BALKRISHAN KALRA	905,473	—	236,732	—	3,719,034
DARREN SAUMUR	—	—	—	—	—
KATHRYN STEIN	—	—	—	—	—
(1)
Contributions are included in the Summary Compensation Table under the “Salary” and “Non-equity Incentive Plan Compensation” columns for Messrs. Fitzpatrick and Kalra. Non-equity incentive plan awards were earned with respect to fiscal 2021 but awarded after the end of the fiscal year and, accordingly, the deferred amounts were contributed to the Deferred Compensation Plan in 2022. This column excludes amounts contributed in 2021 but earned with respect to fiscal 2020.

(2)
Earnings include realized and unrealized gains and losses, capital gains and losses, and dividends paid. Because the deferrals of non-equity incentive plan compensation earned with respect to fiscal 2021 did not occur until after the end of the fiscal year, no earnings on these amounts are included in this column.

(3)	Includes contributions of non-equity incentive plan compensation that was earned with respect to fiscal 2021 but contributed to the Deferred Compensation Plan in 2022.
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The Deferred Compensation Plan provides a select group of management or highly compensated employees (within the meaning of the Employee Retirement Income Security Act of 1974, as amended) of Genpact LLC and participating affiliates, including our U.S.-based named executive officers, the opportunity to defer from 1% up to 80% of their base salary and from 1% up to 100% of their qualifying bonus compensation (or such other minimums or maximums as determined by the administrator of the Deferred Compensation Plan). Participant deferrals are 100% vested at all times. The Deferred Compensation Plan also allows discretionary supplemental employer contributions by Genpact USA, Inc. (the “Member”), in the Member's sole discretion, to be credited to some or all participant accounts. Discretionary supplemental employer contributions, if made, will be subject to a two-year vesting schedule (50% vesting on the one-year anniversary of approval of the contribution and 50% vesting on the second year anniversary of approval of the contribution, subject in each case to the participant's continuing service) or such other vesting schedule as determined by the Member at the time the contribution is approved.
A participant's compensation deferrals and discretionary supplemental employer contributions (if any) will be credited or debited with notional investment gains and losses equal to the experience of selected hypothetical investment funds offered under the Deferred Compensation Plan and elected by the participant. The administrator of the Deferred Compensation Plan has the discretion to establish procedures by which the participants can change their investment elections among the available alternatives. Currently, participants can change their elections on a daily basis, subject to excessive trading limits.
A participant may elect to receive his or her deferred compensation and earnings thereon either (a) in a specified year or (b) following separation from service, in a single sum or in annual installments over a period of up to 15 years.
If a participant does not make an election with respect to the timing and/or form of payment, the deferred compensation will be paid in a lump sum upon participant's separation from service. Any supplemental employer contribution will be paid upon a participant's separation from service in the form of payment elected by the participant, unless otherwise designated by the Member at the time the contribution is authorized. Pursuant to the terms of the Deferred Compensation Plan, payments may be accelerated in certain circumstances, including death of the participant, unforeseeable emergency, limited cashouts, payment of taxes, certain offsets to satisfy debt, failure of the Plan to meet statutory requirements and termination of the Deferred Compensation Plan.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Below is a description of the potential payments and benefits that would be provided to our named executive officers upon termination of their employment or a change of control under their employment agreements and award agreements under the Incentive Compensation Plans.
Employment Agreements with Named Executive Officers
We have entered into agreements with our named executive officers that provide for certain payments and benefits to be paid upon certain terminations of employment. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Employment Agreements with Named Executive Officers” above for a description of these provisions.
Incentive Compensation Plans
The general treatment of outstanding awards under our 2007 and 2017 Plans in the event of a change of control is described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Incentive Compensation Plans.” However, certain equity grants have special change of control vesting provisions, as described below.
Generally, except as described below or upon certain qualifying terminations following a change of control (as described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Incentive Compensation Plans”), our equity awards to our named executive officers do not provide for accelerated vesting upon a termination of employment.
The option granted to Mr. Tyagarajan in 2018 will vest on an accelerated basis as follows: in the event of his termination (i) on account of death or disability, the option will become vested as to an additional 20% of the option shares and (ii) without cause or for good reason (other than within 24 months following a change of control), the option will become vested (x) in the case of any such termination prior to May 8, 2021, with respect to that number of option shares that would have vested had he remained in service through May 8, 2021, or (y) in the case of any such termination on or after May 9, 2021, with respect to an additional 25% of the option shares. The option will also vest upon a qualifying termination following a change of control as described above in the section titled “Change of Control.”
Additionally, each of the performance share awards granted to our named executive officers will vest on a pro-rated basis based on actual performance in the event of the executive's termination by reason of death or disability.
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TERMINATION AND CHANGE OF CONTROL POTENTIAL PAYMENTS AND BENEFITS TABLE
The amounts disclosed in the table below are based on the payments and benefit costs that would have been incurred by the Company if the named executive officer's employment had terminated as of the last business day of the fiscal year ended December 31, 2021. The amounts included below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. Where applicable, the value of one of our common shares on December 31, 2021 was $53.08, which was the closing market price of our common shares on the NYSE on such date.
						Change of Control(2)
Name	Involuntary Termination without Cause ($)	Involuntary Termination for Cause ($)	Termination with Good Reason(1) ($)	Voluntary Termination Other than Death or Disability ($)	Termination due to Death or Disability ($)	Accelerated Vesting upon qualifying termination or if Award not Assumed, Substituted or Continued by the Acquiring Entity ($)	Award Assumed, Substituted or Continued by the Acquiring Entity ($)
N.V. TYAGARAJAN
Cash Severance	3,800,000(3)	—	3,800,000(3)	—	—	—	—
Equity Treatment	12,153,371(4)	—	12,153,371(4)	—	24,571,658(5)	44,112,321(6)	—
Health and Welfare(7)	27,539	—	27,539	—	—	—	—
TOTAL	15,980,910	—	15,980,910	—	24,571,658	44,112,321	—
MICHAEL WEINER
Cash Severance	848,219(8)	—	848,219(8)	—	—	—	—
Equity Treatment	1,039,519(9)	—	1,039,519(9)	—	192,668(10)	4,070,002(11)	—
Health and Welfare(7)	28,160	—	28,160	—	—	—	—
TOTAL	1,915,898	—	1,915,898	—	192,668	4,070,002	—
EDWARD J. FITZPATRICK
Cash Severance	620,000(12)	—	620,000(12)	—	—	—	—
Equity Treatment	—	—	—	—	3,725,350(10)	10,124,968(13)	—
Health and Welfare(7)	19,235	—	19,235	—	—	—	—
TOTAL	639,235	—	639,235	—	3,725,350	10,124,968	—
BALKRISHAN KALRA
Cash Severance	1,176,923(8)	—	1,176,923(8)	—	—	—	—
Equity Treatment	10,602,316(9)	—	10,602,316(9)	—	5,925,769(10)	23,408,715(11)	—
Health and Welfare(7)	28,160	—	28,160	—	—	—	—
TOTAL	11,807,399	—	11,807,399	—	5,925,769	23,408,715	—
DARREN SAUMUR
Cash Severance	809,456(8)	—	809,456(8)	—	—	—	—
Equity Treatment	3,578,737(9)	—	3,578,737(9)	—	3,165,657(10)	10,352,355(11)	—
Health and Welfare(7)	3,554(14)	—	3,554(14)	—	—	—	—
TOTAL	4,391,747	—	4,391,747	—	3,165,657	10,352,355	—
KATHRYN STEIN
Cash Severance	878,783(8)	—	878,783(8)	—	—	—	—
Equity Treatment	5,418,407(9)	—	5,418,407(9)	—	3,642,845(10)	13,158,004(11)	—
Health and Welfare(7)	28,051	—	28,051	—	—	—	—
TOTAL	6,325,241	—	6,325,241	—	3,642,845	13,158,004	—
(1)	See definitions of “good reason” in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”
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(2)	The following terms apply to outstanding awards in the event of a change of control:
•	outstanding awards may be assumed, substituted or continued, in which case there is no accelerated vesting of the awards;
•
performance share awards, options and restricted share units granted to our NEOs (other than Mr. Fitzpatrick) vest in full upon a termination without cause or for good reason (a “qualifying termination”) within 24 months following a change of control in which the awards are assumed, substituted or continued; and

•	if outstanding awards are not assumed, substituted or continued, then they vest in full upon a change of control.
(3)
Amount represents the payment of an amount equal to two times the sum of (i) Mr. Tyagarajan's annual base salary of $800,000 and (ii) the annual bonus he received for the fiscal year preceding the fiscal year of termination, which annual bonus was $1,100,000 in 2020.

(4)	Amount represents the estimated value of accelerated vesting of 25% of the shares subject to Mr. Tyagarajan's 2018 option.
(5)
Amount represents the estimated value of accelerated vesting of (i) an unvested 20% of the Company options granted to Mr. Tyagarajan in 2018 and (ii) the prorated vesting of performance share units granted in 2019, 2020 and 2021, calculated at actual performance.

(6)
Amount represents the estimated value of accelerated vesting of (i) all of the unvested Company options granted to Mr. Tyagarajan in 2018 and (ii) the performance share units granted to Mr. Tyagarajan in 2019, 2020 and 2021, calculated at actual performance.

(7)
For each NEO, this amount represents the estimated value of providing the NEO and the NEO’s dependents with health benefits for the period defined in such NEO’s employment agreement (12 months for Mr. Fitzpatrick, 18 months for Ms. Stein and Messrs. Kalra, Saumur and Weiner, and 24 months for Mr. Tyagarajan) following the date of termination at the same level of coverage provided to our senior executives based in the same jurisdiction. The amounts are calculated based on the present value of the maximum liability with respect to each NEO and such NEO’s dependents under our applicable benefit plan in effect as of December 31, 2021.

(8)
Amount represents (i) for Mr. Weiner, the sum of 12 months of his base salary and his prorated target bonus for 2021, and (ii) for Ms. Stein and Messrs. Kalra and Saumur, the sum of (a) six months of such NEO’s base salary, (b) one additional week of salary for each year of employment with the Company (up to a maximum of 12 additional weeks) and (c) such NEO’s total annual target bonus for 2021.

(9)
Amount represents the estimated value of accelerated vesting of the portion of all outstanding unvested (i) performance share units for which the performance periods were completed as of December 31, 2021, (ii) restricted share units and (iii) Company options that would have vested within 12 months after the termination date of December 31, 2021 had the NEO continued in service with the Company through such date.

(10)	Amount represents the estimated value of the prorated vesting of unvested performance share units granted in 2019, 2020 and 2021 (as applicable), calculated at actual performance.
(11)	Amount represents the estimated value of accelerated vesting of all outstanding and unvested equity awards granted to the NEO.
(12)	Amount represents the payment of an amount equal to Mr. Fitzpatrick's annual base salary as of December 31, 2021 of $620,000 pursuant to his employment agreement.
(13)
Amount represents the estimated value of the full vesting of (i) performance share units granted in 2019, calculated at actual performance, and (ii) the unvested Company option granted in 2019, assuming a change of control in connection with which such awards are not assumed, substituted or continued. The outstanding unvested option granted to Mr. Fitzpatrick in 2019 does not provide for acceleration in the event of a termination following a change of control in connection with which such option is assumed, substituted or continued. Accordingly, the value of accelerated vesting of Mr. Fitzpatrick's outstanding unvested equity awards in the event of a qualifying termination following a change of control in which the awards are assumed, substituted or continued is comprised only of the value of accelerated vesting of his 2019 performance share award and would be $5,299,515.

(14)	This amount was converted from Canadian dollars at the rate of CAD 1/US$0.791.
59 2022 Proxy Statement

| EXECUTIVE OFFICER COMPENSATION
CEO PAY RATIO
For 2021, Mr. Tyagarajan's total annual compensation as disclosed in the Summary Compensation Table was $6,646,011, and the total annual compensation (taking into account a cost-of-living adjustment for wages paid to employees outside the U.S.) for our median employee, located in India, was $24,506, resulting in a pay ratio of 271:1. We have employees in more than 20 countries, and more than 90% of our employees are located outside of the U.S. Most of these non-U.S. employees are based in India and other countries in which wage levels have historically been significantly lower than wage levels in the U.S. and Western Europe for comparably skilled professionals.
We used the following methodology and assumptions to identify the median employee and calculate the annual total compensation of the median-paid employee:
•
We selected October 1, 2019 as the date on which to determine our median employee. As of that date, we had more than 91,000 active, full-time employees, of which only approximately 8,800 were located inside the U.S.

•
SEC regulations allow employers to identify the median based on a consistently applied compensation measure, or CACM. We used (A) annualized base salary plus (B) target bonus or other incentive compensation for 2019 as our CACM because these two elements are consistently available across all countries where we have employees.

•
We ranked this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. Tyagarajan, whether employed on a full-time, part-time, or seasonal basis.

•	We converted amounts paid in foreign currencies to the U.S. dollar based on the applicable 2019 average exchange rates.
As permitted by SEC rules, we performed two separate calculations in identifying our median employee: one involved making a cost-of-living-adjustment (“COLA”) for individuals employed outside of the U.S. and Puerto Rico, and one did not employ a COLA for those individuals. We performed the COLA based on the figures available as of the determination date of October 1, 2019 from the World Bank Price Level Ratio of PPP Conversion Factor (GDP) to market exchange rate, available at http://data.worldbank.org/indicator/PA.NUS.PPPC.RF. Using the COLA, we determined that our median employee was an employee working in India as discussed above. The exchange rate we used to convert our median employee's compensation to the U.S. dollar for 2021 was 1 Indian rupee to 0.0135 U.S. dollar, and based on the most recent figures available from the World Bank Price Level Ratio of PPP Conversion Factor (GDP) to market exchange rate, available at http://data.worldbank.org/indicator/PA.NUS.PPPC.RF, a COLA of 1 to 0.2963 was applied to this individual's U.S. dollar-converted annual total compensation. Performing the median employee identification analysis without employing a cost-of-living adjustment, we determined that the 2021 annual total compensation for a different median employee, also located in India, was $10,165, resulting in a pay ratio of 654:1. The exchange rate we used to convert such employee's 2021 compensation to the U.S. dollar was 1 Indian rupee to 0.0135 U.S. dollar. Because our median employee is located in India and our CEO is located in the U.S., our CEO pay ratio is higher than it would be if our employee base were concentrated primarily in the U.S. or if most of our employees, including our CEO, were employed in the same jurisdiction.
We believe the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices, our pay ratio may not be comparable to the pay ratios reported by other companies.
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| EXECUTIVE OFFICER COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about the securities authorized for issuance under the 2017 Omnibus Incentive Compensation Plan, the 2007 Omnibus Incentive Compensation Plan and the Genpact Employee Stock Purchase Plans as of December 31, 2021.
Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options and Rights(1)	Weighted Average Exercise Price of Outstanding Options and Rights(2)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares in First Column)(3)
Equity compensation plans approved by shareholders	13,417,226	$31.30	11,519,412
Equity compensation plans not approved by shareholders	—	—	—
Total	13,417,226	$31.30	11,519,412
(1)
The performance periods for the performance shares granted in 2019, 2020 and 2021 are complete, so actual performance has been used to determine the number of shares issuable under such awards upon completion of the respective service periods. Amounts in this column exclude (i) shares reserved for issuance under the Company's Employee Stock Purchase Plans and (ii) shares issuable in 2022 under restricted share unit awards that vested as of December 31, 2021.

(2)	The weighted average exercise price does not take into account restricted share units and performance shares or purchase rights under the Company's Employee Stock Purchase Plans.
(3)
The amounts in this column are comprised of (i) 2,171,334 shares reserved for issuance under the Company's Employee Stock Purchase Plans and (ii) 9,348,078 shares available for issuance under the Company's 2017 Omnibus Incentive Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2021, Mmes. Lindstrom and Morken and Messrs. Madden and Nunnelly served as members of our compensation committee. No member of our compensation committee was at any time during fiscal 2021, or formerly, an officer or employee of Genpact Limited or any subsidiary of Genpact Limited. No member of our compensation committee had any relationship with us during fiscal 2021 requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933.
During fiscal 2021, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee.
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company's management. Based on its review and such discussions, the compensation committee recommended to the Company's board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
By the compensation committee of the board of directors of Genpact Limited.
Mark Nunnelly, Chair
Carol Lindstrom
James Madden
CeCelia Morken
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| PROPOSAL 2

 BOARD RECOMMENDATION

The board recommends that you vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

Proposal Two —
NON-BINDING VOTE ON EXECUTIVE COMPENSATION
The Company's shareholders are entitled to vote at the annual general meeting to approve, on an advisory, non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, our board of directors or the compensation committee.
Although the vote is non-binding, our board of directors and the compensation committee value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions affecting the Company's executive officers. At the past three annual general meetings of our shareholders held in May of each of 2019, 2020 and 2021, the results of the shareholder advisory votes supported our executive compensation programs, with approximately 70%, 84% and 93% of the votes, respectively, having been cast for the approval of the compensation of our named executive officers.
Our shareholders are given the opportunity to vote on an advisory, non-binding basis on the compensation of our named executive officers annually. The next opportunity for our shareholders to vote on such a proposal will be at the 2023 annual general meeting of our shareholders. As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program has a strong pay-for-performance alignment and is designed to reward the achievement of our annual, long-term and strategic goals, such as growing revenues (including transformation services revenues in particular), improving operating margins and deepening client relationships. It is also designed to align the interests of our executives, including our named executive officers, with those of our shareholders by rewarding performance that exceeds our goals, with the ultimate objective of increasing shareholder value. Shareholders are urged to read the foregoing “Compensation Discussion and Analysis” section of this proxy statement, which more thoroughly discusses how we believe our compensation policies and procedures complement our compensation philosophy. Our board of directors and our compensation committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement.
We are asking our shareholders to vote for the following resolution:
“RESOLVED, that the Company's shareholders hereby approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the various compensation tables and the accompanying narrative discussions.”
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| PROPOSAL 3

 BOARD RECOMMENDATION:

The board of directors believes that approval of the amendment and restatement of the 2017 Omnibus Incentive Compensation Plan is in our best interests and the best interests of our shareholders and therefore recommends a vote FOR this proposal.

Proposal Three –
APPROVAL OF AMENDMENT AND RESTATEMENT OF 2017 OMNIBUS INCENTIVE COMPENSATION PLAN
We are asking our shareholders to vote on a proposal to approve the amendment and restatement of the Genpact Limited 2017 Omnibus Incentive Compensation Plan, or the 2017 Plan, pursuant to which an additional 3,500,000 common shares will be available under the 2017 Plan for issuance to officers, employees, directors and consultants in our employ or service or the employ or service of our affiliates. Our board of directors approved the amendment and restatement of the 2017 Plan on April 5, 2022, subject to shareholder approval at the annual meeting.
In addition to increasing the share reserve, we have also made certain technical and administrative changes to the 2017 Plan.
Incentive compensation programs play a pivotal role in the Company’s efforts to attract and retain key personnel essential to the Company’s long-term growth and financial success. For that reason, the Company has structured the 2017 Plan to provide flexibility in designing equity incentive programs with a broad array of equity incentives, such as options, share appreciation rights, share awards, restricted share units and performance units and implement competitive incentive compensation programs for its key employees and non-employee board members.
The 2017 Plan became effective on May 9, 2017 upon its approval by the shareholders at the 2017 annual meeting (the “Plan Effective Date”). The 2017 Plan was amended and restated to increase the share reserve by 8,000,000 shares (and make certain technical and administrative changes) and such amendment and restatement was approved by the shareholders at the 2019 annual meeting. The 2017 Plan is the successor to the 2007 Omnibus Incentive Compensation Plan (the “Predecessor Plan”), which terminated on the Plan Effective Date, following which no awards may be made under the Predecessor Plan. Accordingly, the 2017 Plan is the only plan under which discretionary equity awards may be granted to our employees and other service providers, although grants may be made outside of the 2017 Plan under certain circumstances.
As of March 25, 2022, a total of 23,000,000 common shares were reserved under the 2017 Plan, the aggregate number of common shares subject to outstanding awards under the 2017 Plan was 13,509,016 and 7,102,704 common shares remained available for future grants under the 2017 Plan. We believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees in a competitive market for talent. If this proposal is not approved, we may be unable to continue to offer competitive equity packages to attract and retain employees and we may have to increase cash compensation to recruit, retain and motivate our employees and non-employee board members, thereby reducing resources available to meet our business needs.
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We seek your approval of the amendment and restatement of the 2017 Plan in order to (i) meet NYSE listing requirements to obtain shareholder approval, (ii) allow for incentive stock options that meet the requirements of the Code, and (iii) allow equity awards and other bonuses that may be grandfathered under Code § 162(m) to continue to be exempt from the deductibility limit of one million dollars ($1,000,000) per person imposed by Code § 162(m) on compensation paid to certain of our executive officers.
Determination of Number of Shares
When deciding on the number of shares to be available for awards under the 2017 Plan, the board considered a number of factors, including the remaining number of shares available under the 2017 Plan, the number of shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, the current and future accounting expenses associated with our equity award practices, and input from shareholder advisory firms.
Dilution Analysis
The Company currently has awards outstanding under the 2017 Plan and the Predecessor Plan. As of March 25, 2022, there were 6,463,212 shares subject to outstanding options, 923,367 shares subject to outstanding restricted share units and 4,101,657 shares subject to performance share awards under the 2017 Plan and 2,020,780 shares subject to outstanding options under the Predecessor Plan, as described in the table below. The total number of Company common shares outstanding as of March 25, 2022 was 185,072,415.
Plans as of March 25, 2022	Shares Subject to Outstanding Options(1)	Shares Subject to Outstanding Full Value Awards(2)	Shares Remaining Available for Future Grant	Total Aggregate Shares
2017 Plan	6,463,212	5,025,024	7,102,704	18,590,940
Predecessor Plan	2,020,780	—	—	2,020,780
Total (Before 2017 Plan amendment and restatement is approved)	8,483,992	5,025,024	7,102,704	20,611,720
Total including Shares Available for Future Grant Upon Approval of the amendment and restatement of 2017 Plan(3)	8,483,992	5,025,024	10,602,704	24,111,720
(1)	As of March 25, 2022, the 8,483,992 options outstanding had a weighted average exercise price per share of $32.47 and a weighted average life of 6.06 years.
(2)	Consists of restricted share units and performance share awards (at target).
(3)	This is subject to adjustment and increase as discussed in the section titled “Shares Subject to 2017 Plan” below.
Based on the common shares outstanding as of March 25, 2022, the aggregate total 20,611,720 shares issuable pursuant to outstanding awards under the 2017 Plan and the Predecessor Plan and shares available for future grants under the 2017 Plan as of March 25, 2022 represents a potential dilution (often referred to as “overhang”) of approximately 10% of shares. If the amendment and restatement of the 2017 Plan is approved, the additional 3,500,000 shares available for issuance would increase the overhang to approximately 12%. The Company calculates “overhang” as the total of (a) shares underlying outstanding awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards.
We believe that the additional 3,500,000 common shares under the 2017 Plan represents a reasonable amount of potential equity dilution, which will allow us to continue granting equity awards in furtherance of our performance-based compensation practices, the Company’s objectives and the goals of our equity compensation program.
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Burn Rate
In connection with our equity incentive programs, we are committed to using equity incentive awards prudently and within reasonable limits. Accordingly, we closely monitor our stock award “burn rate” each year. Our historic three-year average gross burn rate, representing annual equity awards granted as a percentage of total shares outstanding, is 1.88%, and our historic three-year average gross burn rate calculated in accordance with the methodology used by Institutional Shareholder Services (“ISS”), which applies a multiplier for full-value awards, is 2.72%. This is significantly below the 8.66% gross burn rate limit that ISS applies to the 4510 (Software & Services) GICS industry group of the Russell 3000 for 2021 to which the Company belongs. Our burn rate may increase in the future if we extend equity grants to employees of companies we acquire, which has been our recent practice.
Fiscal Year	Options Granted	Restricted Share Units Granted	Performance Share Units Earned(1)	Total	Weighted Average Common Shares Outstanding	Burn Rate
2021	1,852,620	466,702	1,797,204	4,116,526	187,802,219	2.19
2020	431,924	289,734	852,845	1,574,503	190,396,780	0.83
2019	1,881,068	458,008	2,638,560	4,977,636	190,074,475	2.62
Three-Year Average	1,388,537	404,815	1,762,870	3,556,222	189,424,491	1.88
(1)
With respect to performance share unit awards, we calculate the share usage rate based on the applicable number of shares earned each year. The performance share units granted during the foregoing 3-year period were as follows: 1,344,179 shares in 2021, 1,256,748 shares in 2020 and 1,579,109 shares in 2019.

We expect the share reserve under the 2017 Plan to provide the Company with enough shares for awards for approximately two years, assuming the Company continues to grant awards consistent with its current practices and historical usage, as reflected in its historical burn rate, and further dependent on the price of common shares and hiring activity during the next few years, and noting that future circumstances may require the Company to change its current equity grant practices. The Company cannot predict its future equity grant practices, the future price of its shares or future hiring or acquisition activity with any degree of certainty at this time, and the share reserve under the 2017 Plan could last for a shorter or longer time.
Key Features of the 2017 Plan Designed to Protect Shareholders’ Interests
The 2017 Plan reflects our commitment to strong corporate governance and contains a number of provisions that we believe are consistent with best practices in equity compensation and which protect the shareholders’ interests, as described below.
•
Prohibition on repricings. The 2017 Plan prohibits the repricing, replacement or buyout of any underwater options or share appreciation rights (except as permitted in a change of control or changes in capitalization and other transaction as described below).

•	No evergreen feature. The maximum number of shares available for issuance under the 2017 Plan is fixed and cannot be increased without further shareholder approval.
•
No automatic single trigger vesting upon a change of control. The 2017 Plan allows for an acquiring corporation to assume outstanding awards, and if awards are assumed, they will not automatically accelerate on the change of control. If awards are not assumed, the vesting of such awards will be accelerated.

•	Minimum vesting periods. Share-based awards are subject to a minimum vesting period of at least one year (subject to a 5% carve out and certain exceptions described below).
•	No discounted options or share appreciation rights. Options and share appreciation rights must have an exercise price or grant price at or above fair market value on the date of grant.
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•
Limit on director pay. The maximum aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial reporting rules and excluding the value of any dividends or dividend equivalents paid on such awards) of all awards made to a non-employee director under the 2017 Plan in a single fiscal year, taken together with any cash retainers paid to such non-employee director in respect of such fiscal year, will not exceed $750,000 in total value.

•	No tax gross-ups. The 2017 Plan does not provide for any tax gross-ups.
•	No liberal change-of-control definition. The 2017 Plan defines change of control based on the consummation of the transaction rather than the announcement or shareholder approval of the transaction.
•
Limitation on dividends and dividend equivalents. Any dividends or dividend equivalents payable in connection with an award will be subject to the same vesting restrictions as the underlying award and will not be paid until and unless such vesting requirements are met.

•
Independent Administrator. The 2017 Plan will be administered by our board’s compensation committee, which consists entirely of independent directors. Administration of the 2017 Plan may also be delegated to a subcommittee of the compensation committee or one or more officers as described in more detail below.

•	Fixed Term. The 2017 Plan has a fixed term of 10 years.
Summary of 2017 Plan
The following is a summary of the principal features of the amended and restated 2017 Plan. This summary is not intended to be a complete description of all the provisions of the 2017 Plan and is qualified in its entirety by reference to the complete text of the 2017 Plan, which is filed as Exhibit 1 to this proxy statement.
Types of Awards. The 2017 Plan provides for the following types of awards: options, share appreciation rights, restricted shares, restricted share units, performance units, cash incentive awards and other equity-based awards.
Administration. The compensation committee of our board of directors will have the exclusive authority to administer the 2017 Plan. The compensation committee may delegate to a subcommittee of the committee or one or more officers of the Company, the authority to grant awards to participants other than executive officers and directors of the Company. The term “plan administrator,” as used in this summary, will mean the compensation committee and any delegate of the compensation committee.
The plan administrator will have complete discretion to determine which eligible individuals are to receive awards, the types of awards to be granted to each participant, the number of shares or dollar value to be covered (or the method by which payments or other rights are to be calculated in connection with) each award and the terms and conditions of any award, including the vesting provisions of an award. Subject to the terms of the 2017 Plan, the plan administrator may grant awards under the 2017 Plan for no cash consideration or for any cash or other consideration as may be determined by the plan administrator or required by applicable law. Awards may be granted either alone or in addition to, in tandem with or in substitution for any other award granted under the 2017 Plan. Awards granted under the 2017 Plan may be settled in such form or forms as the plan administrator determines appropriate, including cash, common shares, other securities or awards under the 2017 Plan, other property or a combination of the foregoing methods, and may be made in a single payment or transfer, in installments or on a deferred basis as determined by the plan administrator. The plan administrator may also accelerate the vesting or exercisability of outstanding awards.
Eligibility. Employees, officers, consultants and non-employee members of the board of directors in our employ or service or in the employ or service of our affiliates (whether now existing or hereafter established) will be eligible to participate in the 2017 Plan. As of March 25, 2022, approximately 116,000 persons (including 8 executive officers and 10 non-employee members of our board of directors) were eligible to participate in the 2017 Plan. For purposes of the 2017 Plan, an affiliate means any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and any entity in which the Company has a significant equity interest, in either case as determined by the plan administrator.
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Shares Subject to 2017 Plan. Subject to adjustment as described below, an aggregate of 26,500,000 common shares will be reserved for issuance over the term of the 2017 Plan. This share reserve is comprised of (i) the 15,000,000 shares available on the Plan Effective Date, (ii) the 8,000,000 share increase approved by the Board on April 5, 2019 and approved by the shareholders at the 2019 Annual Meeting and (iii) the 3,500,000 share increase approved by the Board on April 5, 2022 subject to shareholder approval at this annual meeting.
The maximum number of common shares which may be issued pursuant to options intended to qualify as incentive stock options under the U.S. federal tax laws may not exceed 26,500,000 shares.
Awards made under the 2017 Plan will be subject to the following per-participant limitations:
•
In the case of options and share appreciation rights that are settled in shares, the maximum aggregate number of our common shares with respect to which such options and share appreciation rights may be granted to any participant (other than an independent director) under the 2017 Plan in any fiscal year is 4,000,000.

•
In the case of awards other than options and share appreciation rights that are settled in shares, the maximum aggregate number of our common shares with respect to which such awards may be granted to any participant (other than an independent director) under the 2017 Plan in any fiscal year is 4,000,000.

•
In the case of awards that are settled in cash based on the fair market value of our common shares, the maximum aggregate amount of cash that may be paid pursuant to such awards granted to any participant (other than an independent director) under the 2017 Plan in any fiscal year is equal to the per common share fair market value as of the relevant vesting, payment or settlement date multiplied by 4,000,000, in the case of cash-settled share appreciation rights, and 4,000,000, in the case of awards other than cash-settled share appreciation rights.

•
In the case of all other awards, the maximum aggregate amount of cash and other property (valued at fair market value) other than common shares that may be paid or delivered pursuant to awards to any participant (other than an independent director) under the 2017 Plan in any fiscal year is $20,000,000.

The maximum aggregate value of awards granted during a fiscal year of the Company to any independent director, taken together with any cash retainer paid to such independent director in respect of such fiscal year, cannot exceed $750,000 in total value (the “Director Compensation Limit”). For purposes of determining such total value, the value of the applicable awards will be the grant date fair value of such awards as determined for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any such awards.
All share and dollar limitations under the 2017 Plan are subject to adjustment for changes in capitalization and other transactions as described below.
The common shares issuable under the 2017 Plan may be drawn from shares of our authorized but unissued common shares or treasury shares (including from common shares that we acquire, including shares purchased on the open market).
Shares subject to outstanding awards under the 2017 Plan that terminate, expire, are forfeited or cancelled without the delivery of shares or are settled in cash will be available for subsequent issuance under the 2017 Plan. In the event that the withholding of applicable taxes arising from an award other than an option or share appreciation right is satisfied by the tendering of shares owned by the participant or by the withholding of shares that would otherwise be delivered to the participant in connection with the settlement of such award, the shares so tendered or withheld will be added to the number of shares available to be delivered pursuant to awards under the Plan. If shares deliverable to a participant upon exercise of an option are withheld by the Company or shares owned by such participant are surrendered or tendered to the Company in payment of the exercise price of such option or share appreciation right or any taxes required to be withheld or paid or payable in respect of such option or share appreciation right, such shares will not be added to the number of shares otherwise available to be delivered pursuant to awards under the 2017 Plan. Upon exercise of a share-settled share appreciation right, the share reserve will be reduced by the gross number of shares for which the award is exercised. If an award does not entitle a participant to receive or purchase shares, or if an award is settled in cash, such awards will not reduce the number of common shares available for issuance under the 2017 Plan. Shares purchased on the open market with the cash proceeds from the exercise of options granted under the 2017 Plan will not be added to the shares authorized for grant under the 2017 Plan.
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Valuation. The fair market value per common share on any relevant date under the 2017 Plan will be the closing sale price of our common shares on the NYSE on such date or, if such exchange is not open for trading on such date, on the most recent preceding date that such exchange is open for trading. On March 25, 2022, the fair market value determined on such basis was $43.63 per share.
Minimum Vesting. Share-based awards granted under the 2017 Plan will vest over a period that is not less than one (1) year from the date of grant; provided, however, that (i) the Company may, in its sole discretion, accelerate the exercisability or nonforfeitability of an award upon the participant’s death, disability or termination of employment or service without cause and (ii) up to 5% of the shares available to be delivered pursuant to awards under the 2017 Plan (as adjusted for changes in capitalization and other transactions) may be granted without regard to such minimum one (1)–year vesting requirement.
Options. Eligible persons may be granted options to purchase our common shares. The exercise price of each option will not be less than 100% of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten years. Payment of the exercise price of any option may be made in cash, common shares, through withholding of shares otherwise issuable upon exercise of the option or through a broker-assisted cashless exercise procedure.
Share Appreciation Rights. A share appreciation right allows the holder to exercise that right as to a specific number of common shares and receive upon such exercise the excess of (i) the fair market value of the common shares as to which that right is exercised over (ii) the aggregate grant price in effect for those shares. The grant price will not be less than 100% of the fair market value of the underlying shares on the grant date. A share appreciation right may be granted alone or in tandem with or in addition to another award. No granted share appreciation right will have a term in excess of ten years. The plan administrator will determine whether the share appreciation right will be settled in cash, common shares, other securities, other awards, other property or a combination of any of the foregoing and the remaining terms and conditions of a share appreciation right in its discretion, including the methods of exercise, dates of exercise and methods of settlement.
Repricing. The plan administrator may not implement any of the following repricing programs (except in the case of a corporate transaction as described in the section titled “Changes in Capitalization” below or in the event of a change of control or other limited circumstances specified in the 2017 Plan) without shareholder approval: (i) the cancellation of outstanding options or share appreciation rights with exercise prices per share in excess of the then current fair market value per common share for consideration payable in cash, other awards or our equity securities or (ii) the direct reduction of the exercise price in effect for outstanding options or share appreciation rights.
Restricted Shares and Restricted Share Units. Restricted shares and restricted share units may be awarded under the 2017 Plan. The plan administrator will determine at the time of grant the restrictions to which restricted shares will be subject, including the vesting schedule. Unless otherwise determined by the plan administrator in its discretion, unvested restricted shares will generally be forfeited upon termination of a participant’s service.
Restricted share units entitle the holder to receive common shares or the value of common shares underlying those units upon the lapse of restrictions or otherwise as specified by the plan administrator. The restricted share units may be settled in cash, common shares, other securities or other awards or property, as determined by the plan administrator.
Performance Units. The plan administrator may grant performance units to participants. Performance units are awards with an initial value established by the plan administrator at the time of the grant. In its discretion, the plan administrator will set performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant. The plan administrator, in its sole discretion, may pay earned performance units in the form of cash, common shares or any combination thereof that has an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period.
Cash Incentive Awards. The plan administrator may grant cash incentive awards payable upon the attainment of performance goals
Performance Compensation Awards. The plan administrator may designate any award granted under the 2017 Plan (other than options and share appreciation rights) as a performance compensation award. The plan administrator will also determine the length of performance periods, the types of award to be issued, the performance criteria that will be used to establish the performance
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goals, the kinds and levels of performance goals and any performance formula used to determine whether a performance compensation award has been earned for the performance period. Such performance criteria may be based on one or more of the following either individually, alternatively or in any combination, applied at a corporate, subsidiary, affiliate, division and/or operational unit basis: (1) net income before or after taxes, (2) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization and/or charges for stock-based compensation), (3) operating income, net operating income or operating income after tax, (4) earnings per share or growth in earnings per share, (5) return on shareholders’ equity, (6) return on investment or capital, (7) return on assets or net assets, (8) level or amount of acquisitions, (9) share price, (10) profitability and profit margins, (11) market share (in the aggregate or by segment), (12) revenues or sales (based on units or dollars) or growth in revenue or sales, (13) bookings, (14) costs, (15) cash flow, (16) working capital, (17) average sales price, (18) budgeted expenses (operating and capital), (19) inventory turns, (20) accounts receivable levels, (21) level of attrition, (22) operating profit or net operating profit, (23) return on operating revenue or return on operating profit, (24) cash flow per share (before or after dividends), (25) total shareholder return, (26) collections and recoveries, (27) debt reduction, (28) litigation and regulatory resolution goals, (29), budget comparisons, (30) development and implementation of strategic plans and/or organizational restructuring goals, (31) productivity goals, (32) workforce management and succession planning goals, (33) economic value added, (34), measures of customer or employee satisfaction, (35) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or enhance its customer base, (36) merger and acquisitions, (37) recruitment targets, (38) diversity, equity and inclusion goals, (39) display of corporate values, (40) development and execution of financial plans and reporting systems, (41) implementation of processes and systems to enhance functions and efficiency, (42) business development and shareholder diversification, (43) execution of investor relations and communication plans, (44) expansion of business operations and goals and capabilities, (45) risk management and compliance, (46) product or market related objectives, (47) client or employee attraction or retention, (48) human capital management goals, (49) training and talent development goals, and (50) environmental, social and governance goals.
Such performance criteria may be applied on an absolute basis and/or be relative to one or more peer companies of the Company or indices or any combination thereof. Each applicable performance criteria may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance criteria may be structured at the time of the award to provide for appropriate adjustments or exclusions for one or more of the following items: (A) asset impairments or write-downs; (B) litigation and governmental investigation expenses and judgments, verdicts and settlements in connection therewith; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) costs and expenses incurred in connection with mergers and acquisitions; (F) costs and expenses incurred in connection with the relocation of the principal offices of the Company or any affiliate; (G) any unusual, infrequent or nonrecurring items; (H) bonus or incentive compensation costs and expenses associated with cash-based awards made under the 2017 Plan or other bonus or incentive compensation plans of the Company or any affiliate, (I) items of income, gain, loss or expense attributable to the operations of any business acquired by the Company or any affiliate; (J) items of income, gain, loss or expense attributable to one or more business operations divested by the Company or any affiliate or the gain or loss realized upon the sale of any such business or the assets thereof and (K) the impact of foreign currency fluctuations or changes in exchange rates. Any performance criteria that are financial metrics may be determined in accordance with GAAP or may be adjusted when established (or at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.
The plan administrator may also grant awards that are subject to vesting based on performance goals and adjustments other than those set forth above.
Subject to the terms of the 2017 Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the plan administrator.
Dividend Equivalents. Dividend equivalents may be issued under the 2017 Plan (on awards other than options, share appreciation rights or cash incentive awards) and entitle the holder to receive payments (in cash, common shares, other securities, other awards granted under the 2017 Plan or other property as determined in the discretion of the plan administrator) equivalent to the amount of cash dividends paid to the holders of our common shares with respect to a specified number of shares determined by the plan administrator.
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However, any amounts attributable to dividend equivalents relating to an award will not vest or become payable prior to the vesting of that award and will, accordingly, be subject to cancellation and forfeiture to the same extent as the underlying award in the event the vesting criteria are not attained.
Other Share-based Awards. The plan administrator is authorized to award participants other equity-based or equity related awards, including fully vested shares, as deemed by the plan administrator to be consistent with the purpose of the 2017 Plan, subject to the terms and conditions determined by the plan administrator at the time of the award.
New Plan Benefits
No awards have been granted based on the share increase under the 2017 Plan subject to shareholder approval under this proposal 3. Any awards following approval of this proposal will be at the discretion of the plan administrator. Accordingly, except as provided with respect to grants to directors described below, the benefits or amounts that may be received by or allocated to each of (i) the named executive officers listed in the Summary Compensation Table, (ii) all directors of the Company who are not executive officers of the Company as a group, (iii) all present executive officers of the Company as a group, and (iv) all employees of the Company, including all other current officers, as a group are not determinable at this time. On the date of the 2022 annual general meeting of shareholders, each of our non-employee directors will receive an RSU grant valued at $200,000, and the Chair of our Board will receive an additional RSU grant valued at $120,000, each as described in the section titled “Elements of Director Compensation.” The number of RSUs to be granted to our directors will be calculated by dividing the value of the RSUs by the closing price of our common shares on the date of grant.
General Provisions
Transferability. Generally, awards granted under the 2017 Plan (other than share awards containing no restrictions) may not be assigned, pledged, attached, sold or otherwise transferred or encumbered in any manner other than by will or the laws of descent or distribution. However, the plan administrator may allow a participant to designate a beneficiary to receive the vested portion of an award in the event of the participant’s death, and the plan administrator has the authority to allow the transfer of an award to certain permitted transferees.
Change of Control. Unless otherwise provided pursuant to an award agreement, in the event of a change of control of our company, existing awards may be assumed, substituted or continued and if the outstanding awards are not assumed, continued or substituted:
•	any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;
•
all performance units and cash incentive awards will be paid out as if “target” performance levels had been attained, but pro-rated based on the portion of the performance period that elapses prior to the change of control; and

•
all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

The plan administrator has the authority to provide for accelerated vesting of one or more outstanding awards (including awards that are to be assumed, substituted or continued) and to provide for the cash out of the outstanding awards.
Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:
•	during any period of twenty-four consecutive months, a change in the composition of a majority of our board of directors that is not approved by a majority of the incumbent board of directors;
•
subject to certain limitations specified in the 2017 Plan, the consummation of a merger, reorganization or consolidation, statutory share exchange, recapitalization, tender offer or similar corporate transaction or sale or other disposition of all or substantially all of our assets;

•	the approval by our shareholders of a plan of our complete liquidation or dissolution; or
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•
subject to certain limitations specified in the 2017 Plan, an acquisition by any individual, entity or group (other than certain specified shareholders) of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than 25%.

Changes in Capitalization. In the event of any recapitalization, share split, reverse share split, split-up or spin-off, reorganization, merger, amalgamation, consolidation, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase our common shares or other securities or other similar corporate transaction or event affecting the common shares or as otherwise permitted under Bermuda law or in the event of any extraordinary dividends or other extraordinary distribution, then the plan administrator will make equitable adjustments to (i) the number and type of shares (or other securities or other property) issuable under the 2017 Plan (including pursuant to incentive share options), (ii) the number and type of shares (or other securities or other property) subject to outstanding awards or to which outstanding awards relate under the 2017 Plan, (iii) the purchase price, exercise price or grant price with respect to any award under the 2017 Plan and (iv) the maximum number and type of shares (or other securities or other property) for which any one person may be granted awards under the 2017 Plan per fiscal year and the Director Compensation Limit.
Shareholder Rights. Except with respect to restricted share awards granted under the 2017 Plan, a participant will not have any of the rights and privileges of a shareholder with respect to the common shares underlying any award until the shares subject to that award have been issued.
Amendment and Termination. Our board of directors may amend, modify or terminate the 2017 Plan at any time; provided, however, that shareholder approval will be required for any amendment which would (i) increase the number of common shares authorized for issuance under the 2017 Plan or pursuant to incentive share options (other than in connection with certain changes to our capital structure as explained above), (ii) decrease the exercise price of any option or share appreciation right that, at the time of such decrease, has an exercise price greater than the then current fair market value of a common share or cancel, in exchange for cash or any other award, any such award (other than connection with certain changes to our capital structure, a change of control or other limited circumstance specified in the 2017 Plan) or (iii) change the class of employees or other individuals eligible to participate in the 2017 Plan to the extent such shareholder approval may otherwise be required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common shares are at the time primarily traded. The 2017 Plan will terminate in all events on May 9, 2027.
Summary of U.S. Federal Income Tax Consequences
The following is a summary of the U.S. Federal income tax consequences applicable to us and the participants who receive awards under the 2017 Plan.
Option Grants. Options granted under the 2017 Plan may be either incentive share options which satisfy the requirements of Code Section 422 or nonqualified options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:
Incentive Share Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For U.S. Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.
Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.
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If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.
Nonqualified Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below, equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.
Share Appreciation Rights. No taxable income is recognized upon receipt of a share appreciation right. The holder will recognize ordinary income in the year in which the share appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying common shares on the exercise date over the grant price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below, equal to the amount of ordinary income recognized by the holder in connection with the exercise of the share appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.
Restricted Share Awards. The recipient of unvested common shares issued under the 2017 Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Code Section 83(b) to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below, equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.
Restricted Share Units. No taxable income is recognized upon receipt of restricted share units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below, equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.
Performance Units. No taxable income is recognized upon receipt of performance units. The holder will recognize ordinary income in the year in which the performance units are settled. The amount of that income will be equal to the fair market value of the common shares or cash received in settlement of the performance units, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below, equal to the amount of the ordinary income recognized by the holder of the performance units at the time those awards are settled. That deduction will be allowed for the taxable year in which such ordinary income is recognized.
Share Awards. The recipient of a share award will recognize ordinary income in the year in which the shares subject to a share award are issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below, equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.
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Dividend Equivalent Rights. No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below, equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.
Deductibility of Executive Compensation. Section 162(m) limits the deductibility for Federal income tax purposes of the compensation paid to certain executive officers to $1 million in a taxable year with respect to each such officer. The compensation committee believes in the importance of retaining flexibility to approve compensation arrangements that promote the objectives of the Company’s compensation program, even if such arrangements may not qualify for full tax deductibility. Accordingly, while the compensation committee considers the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the compensation committee reserves the right to continue to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility when it believes that the circumstances and other relevant factors warrant.
Accounting Treatment. The accounting principles applicable to awards made under the 2017 Plan may be summarized in general terms as follows:
Pursuant to the accounting standards established under the FASB Accounting Standards Codification Topic 718, we will be required to expense all share-based payments, including grants of options, share appreciation rights, common shares, restricted shares, restricted share units and all other share-based awards under the 2017 Plan. Accordingly, options and share appreciation rights which are granted to our employees and non-employee Board members and payable in common shares will have to be valued at fair value as of the grant date under an appropriate valuation formula, and that value will then have to be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. For shares issuable upon the vesting of restricted share units awarded under the 2017 Plan, we will be required to amortize over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, then the fair market value of those shares at that time will be charged to our reported earnings ratably over the vesting period. Such accounting treatment for restricted share units and direct share issuances will be applicable whether vesting is tied to service periods or performance goals, although for performance-based awards, the grant date fair value will initially be determined on the basis of the probable outcome of performance goal attainment. The issuance of fully-vested share awards will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date.
Dividends or dividend equivalents paid on the portion of an award that vests will be charged against our retained earnings.
Finally, it should be noted that the compensation expense accruable for performance-based awards under the 2017 Plan will, in general, be subject to adjustment to reflect the actual outcome of the applicable performance goals, and any expenses accrued for such performance-based awards will be reversed if the performance goals are not met, unless those performance goals are deemed to constitute market conditions (i.e., because they are tied to the price of our common shares) under FASB Accounting Standards Codification Topic 718.
Required Vote
The approval of this Proposal No. 3 requires the affirmative vote of a simple majority of the votes cast at the annual meeting. Should such approval not be obtained, then the share reserve under the 2017 Plan will not be increased and the 2017 Plan will remain unchanged. However, awards will continue to be made under the 2017 Plan until the date all the common shares currently reserved for issuance thereunder have been issued or any earlier termination of the 2017 Plan.
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| Audit Matters
Audit Matters
REPORT OF THE AUDIT COMMITTEE
The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2021 and has discussed these financial statements with our management and independent registered public accounting firm.
The audit committee has also received from, and discussed with, KPMG, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required by the applicable auditing standards adopted by the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.
Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm their independence from Genpact.
Based on its discussions with management and the independent registered public accounting firm, and its review of the information provided by management and the independent registered public accounting firm, the audit committee recommended to our board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.
By the audit committee of the board of directors of Genpact Limited.
Mark Verdi, Chair
Stacey Cartwright
Laura Conigliaro
Tamara Franklin
CeCelia Morken
Brian Stevens
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 BOARD RECOMMENDATION:

The board of directors believes that the appointment of KPMG as our independent registered public accounting firm is in the Company's best interests and the best interests of our shareholders and therefore recommends a vote "FOR" approval of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Proposal Four –
APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected KPMG as our independent registered public accounting firm for the current fiscal year. KPMG has served as our independent registered public accounting firm since October 1, 2004. If this proposal is not approved at our 2022 annual meeting, our audit committee will reconsider its selection of KPMG. Representatives of KPMG are not expected to be present at the annual meeting.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
The following table presents the aggregate fees for services rendered by KPMG, our independent registered public accounting firm, for the fiscal years ended December 31, 2021 and 2020.
	Fiscal 2021	Fiscal 2020
	($ in thousands)
Audit fees	$2,672	$2,658
Audit-related fees	1,008	968
Tax fees	390	353
All other fees	21	86
Total fees	$4,091	$4,065
Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, review of our interim consolidated financial statements, issuance of comfort/consent letters related to notes offerings, and audit services provided in connection with other statutory or regulatory filings. Audit-related fees consist primarily of assurance and related services. Assurance and related services mainly include SOC 1 (ISAE 3402) attestation and certification for submission to statutory and regulatory authorities. Tax fees include fees for professional services for tax compliance, assessment support and advisory services. All other fees include fees for services provided other than the services reported above.
Audit Committee's Pre-approval Policy and Procedures
The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of the registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee or the engagement to render the service is entered into pursuant to the audit committee's pre-approval policies and procedures. From time to time, the audit committee may pre-approve services that are expected to be provided to Genpact by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the audit committee, management or the independent registered public accounting firm report to the audit committee regarding services actually provided to Genpact.
During fiscal 2021, no services were provided to Genpact by KPMG other than in accordance with the pre-approval policies and procedures described above.
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| Important Information about the Annual General Meeting and Voting
Important Information about the Annual General Meeting and Voting
What is the purpose of the annual meeting?
At the annual meeting, shareholders will consider and act on the following matters:
1.	To elect ten (10) directors to hold office until the next annual election or until their successors are duly elected and qualified;
2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers;
3.	To approve the amendment and restatement of the Genpact Limited 2017 Omnibus Incentive Compensation Plan;
4.	To approve the appointment of KPMG Assurance and Consulting Services LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
5.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
Who can vote?
To be able to vote, you must have been a shareholder of record at the close of business on March 25, 2022. This date is the record date for the annual meeting.
Shareholders of record at the close of business on March 25, 2022 are entitled to vote on each proposal at the annual meeting. The number of outstanding common shares entitled to vote on each proposal at the meeting is 185,072,415.
How many votes do I have?
Each common share of Genpact that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.
Is my vote important?
Your vote is important regardless of how many common shares you own. Please take the time to read the instructions below and vote. Choose the way to vote that is easiest and most convenient for you and submit your proxy so your vote is cast as soon as possible.
How do I vote?
If you are a record holder of Genpact shares, you may deliver your proxy to vote your shares in one of the following ways or you may vote in person at the annual meeting. If you hold your shares in “street name,” refer to the information in “CAN I VOTE IF MY SHARES ARE HELD IN ‘STREET NAME’?” below on how to vote your shares.
You may submit your proxy to vote online. If you have Internet access, you may submit your proxy to vote your shares from any location as described in the Notice.
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You may submit your proxy to vote by telephone. If you request printed copies of the proxy materials, you may submit your proxy to vote your shares by telephone by calling 1 800-652-VOTE (8683) from within the US, US territories and Canada by following the instructions in the Notice.
You may submit your proxy to vote by mail. If you request printed copies of the proxy materials, you may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the postage-prepaid envelope provided. You do not need to put a stamp on the envelope provided if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” Proposals 2, 3 and 4.
You may vote by scanning the QR code. You may vote your shares by scanning the QR code located in the Notice.
You may vote in person. If you attend the meeting at the location set forth in the accompanying Notice of 2022 Annual General Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting. If you attend the meeting in person, you will need to bring an acceptable form of photo identification, such as a driver’s license or passport, along with evidence of your ownership of shares of the Company as of the record date.
Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed copies of these materials in the mail?
In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials to shareholders over the Internet. Most shareholders are receiving by mail the Notice, which provides general information about the annual meeting, the address of the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., paper copy by mail), the Notice contains instructions on how to do so. Shareholders who have elected to receive paper copies of the proxy materials will receive these materials by mail.
Can I change my vote after I have mailed my proxy card or after I have submitted my proxy to vote my shares online or by telephone?
Yes. You can revoke your proxy and change your vote at any time before the polls close at the meeting by doing any one of the following things:
•	submitting another proxy to vote with a later date online, by telephone or by scanning the QR code;
•	signing and delivering another proxy with a later date to our Corporate Secretary, c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York, New York 10036 USA;
•	giving our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy; or
•	voting in person at the meeting.
Your attendance at the meeting alone will not revoke your proxy.
Can I vote if my shares are held in “street name?”
If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting online or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.
If the shares you own are held in “street name” by a bank or brokerage firm, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on May 19, 2022. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.
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What is a broker non-vote?
Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the nominee how to vote, and (2) the nominee lacks discretionary voting power to vote such shares. Under NYSE rules, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.
All proposals other than the approval of KPMG as the Company’s independent registered public accounting firm for fiscal year 2022 are non-routine matters and, therefore, common shares held in “street name” will not be voted with respect to these proposals without voting instructions from the beneficial owners. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.
What constitutes a quorum?
In order for business to be conducted at the annual meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the proposals described in the accompanying Notice of 2022 Annual General Meeting, we will have a quorum if at least two shareholders are present in person or by proxy who hold or represent more than 50 percent of the outstanding shares entitled to vote, or at least 92,536,208 shares. Common shares represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the annual meeting for that proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.
If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.
What vote is required for each item?
For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast. There is no cumulative voting in the election of directors. The election of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” are not counted as votes cast and will not affect the voting results on any proposals. If the proposal for the election of a director nominee does not receive the required majority of the votes cast, then the director will not be elected and the position on the board of directors that would have been filled by the director nominee will become vacant. The board of directors has the ability to fill any vacancy upon the recommendation of its nominating and governance committee.
How will votes be counted?
Each common share will be counted as one vote according to the instructions contained on a properly completed proxy, whether submitted by mail, online, by telephone or on a ballot voted in person at the annual meeting. Shares will not be voted in respect of a proposal if either (1) the shareholder abstains from voting on a particular matter, or (2) the shares are broker non-votes. If the shareholder signs and submits but does not indicate voting instructions on the proxy card, the proxies will have the authority to vote in respect of all proposals.
Who will count the votes?
Computershare, our transfer agent, will serve as independent vote tabulator and will count the votes. Our Chief Legal Officer, Heather White, has been appointed by the board of directors as the Inspector of Election and will certify the results of the voting.
How does the board of directors recommend that I vote on the proposals?
The board of directors recommends that you vote:
FOR the election of the ten (10) directors listed under Proposal 1 to hold office until the next annual election or until their successors are duly elected and qualified;
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FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;
FOR the amendment and restatement of the Genpact Limited 2017 Omnibus Incentive Compensation Plan; and
FOR the approval of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
Will any other business be conducted at the meeting or will other matters be voted on?
The board of directors does not know of any other matters that may properly come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy by mail, online or by telephone, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.
Where can I find the voting results?
We will report the voting results in a current report on Form 8-K within four business days of the 2022 annual meeting.
How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2023 annual general meeting?
Our bye-laws contain advance notice procedures with regard to shareholder proposals not related to director nominations. If you are interested in submitting a proposal for inclusion in the proxy statement for the 2023 annual general meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for our 2023 Annual General Meeting of Shareholders at the New York City address set forth below no later than December 9, 2022.
Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of our outstanding common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Bermuda law generally requires that notice of such a proposal must be deposited at our registered office not less than six weeks before the date of the meeting.
A shareholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the shareholder proposes to bring before the meeting:
•
a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend our bye-laws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such shareholder on whose behalf the proposal is made;

•	the name and record address of the shareholder;
•	the class and number of shares of our share capital which are owned and of record by the shareholder;
•
a representation that the shareholder is a holder of record of our shares entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to propose such business; and

•
a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to approve or adopt the business proposal, or otherwise to solicit proxies from shareholders in support of such proposal.

Our bye-laws also contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that any shareholder may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given to our corporate secretary not less than 120 days nor more than 150 days prior to the date of the proxy statement released to shareholders in connection with the prior year’s annual meeting.
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A shareholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the shareholder giving the notice and the owner on whose behalf the nomination is made, including:
•	the name and record address of the shareholder and the owner;
•	the class and number of shares of our share capital which are owned beneficially and of record by the shareholder;
•
a representation that the shareholder is a holder of record of our shares entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•
a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to elect the nominee, or otherwise to solicit proxies from shareholders in support of such nomination.

As to each person whom the shareholder proposes to nominate for election as a director:
•	the name, age, business address and residence of such proposed nominee;
•	the principal occupation or employment of the proposed nominee;
•	the class, series and number of shares of the Company beneficially owned by such nominee;
•	particulars which would, if such proposed nominee were appointed as a director, be required to be included in the Company’s register of Directors and Officers;
•
all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act; and

•	the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.
Any proposals, nominations or notices should be sent to:
Genpact LLC
1155 Avenue of the Americas, 4th Floor
New York, New York 10036
Attention: Corporate Secretary
What are the costs of soliciting these proxies?
We will bear the costs of solicitation of proxies. We are initially soliciting these proxies by mail, but our directors, officers and select other employees may also solicit proxies by telephone, e-mail or other means of communication without additional remuneration. Directors, officers and employees who help us in solicitation of proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common shares that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.
Will the 2021 financial statements be presented at the annual meeting?
Yes. At the annual meeting we will present the audited consolidated financial statements for the fiscal year ended December 31, 2021, as required by Bermuda law. Copies of these financial statements are included in our Annual Report on Form 10-K.
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How can I obtain A COPY OF THE COMPANY’S Annual Report on Form 10-K?
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available on our website at www.genpact.com. If you would like a copy of our Annual Report on Form 10-K, we will send you one without exhibits at no charge. Please contact:
Genpact LLC
1155 Avenue of the Americas, 4th Floor
New York, New York 10036
Attention: Corporate Secretary
Our website address is provided for convenience only. We are not including the information on our website, or any information which may be linked through our website, as a part of this proxy statement, nor is it incorporated herein.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of each of our proxy statement and Annual Report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at: c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York, New York 10036, Attention: Corporate Secretary, or by telephone at (646) 624-5913. If you would like to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or by telephone at (646) 624-5913.
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| Other Matters
Other Matters
Our board of directors does not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented at the annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.
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| Electronic Submission of Proxies for Voting

 Management hopes that shareholders will attend the meeting.

Whether or not you plan to attend, you are urged to submit your proxy to vote your shares online by following the instructions in the Notice, or, if you request printed copies of the proxy materials, by mail or by telephone. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their shares personally at the meeting even though they have sent in their proxies.

Electronic Submission of Proxies for Voting
If you own your common shares of record, you may submit your proxy to vote your shares online at www.envisionreports.com/G by following the instructions in the Notice. Proxies submitted online must be received by 1:00 a.m., Eastern Daylight Time, on May 19, 2022.
If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of submitting your proxy to vote online or by telephone, instructions for which will be provided by your bank or brokerage firm on your vote instruction form.
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| Exhibit 1
Exhibit 1
GENPACT LIMITED
2017 OMNIBUS INCENTIVE COMPENSATION PLAN
(AS AMENDED AND RESTATED APRIL 5, 2022)
SECTION 1. Purpose. The purpose of this Genpact Limited 2017 Omnibus Incentive Compensation Plan is to promote the interests of Genpact Limited, a Bermuda limited exempted company, and its shareholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company.
SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:
“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.
“Applicable Taxes” means, with respect to any Award, Federal, state, local and foreign income taxes or other taxes (including but not limited to fringe benefit taxes) required to be withheld or paid or payable by the applicable Participant, the Company or any Affiliate with respect to such Award (including but not limited to as a result of or with respect to the grant, issuance or, if applicable, exercise, vesting or settlement, of such Award).
“Award” means any award that is permitted under Section 6 and granted under the Plan.
“Award Agreement” means any written agreement, contract or other instrument or document (including, for the avoidance of doubt, any electronically delivered or processed instrument or document) evidencing any Award, which may, but need not, require execution or acknowledgment by the applicable Participant.
“Board” means the Board of Directors of the Company.
“Cause” means, unless otherwise provided in an Award Agreement, the applicable Participant’s:
(i) continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from a documented Disability);
(ii) willful failure to perform substantially his or her duties with the Company, or other willful conduct that is materially injurious to the Company, monetarily or otherwise;
(iii) personal dishonesty in the performance of his or her duties;
(iv) breach of fiduciary duty involving personal profit;
(v) commission or conviction of a felony or a misdemeanor, or the entering of a plea of guilty or nolo contendere with respect to a felony or a misdemeanor (unless the Company determines that considering such circumstances is prohibited by applicable law); or
(vi) willful or significant violation of any Company rule or procedure, including without limitation, absenteeism, violation of safety rules or insubordination;
provided, however, that if a Participant is party to an employment agreement with the Company that includes a definition of “Cause,” “Cause” shall have the meaning set forth in such agreement, unless otherwise provided therein. All determinations of whether any of the events above have occurred and/or whether “Cause” shall have occurred will be determined by the Committee in its sole discretion.
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| Exhibit 1
“Cash Incentive Award” means an Award (a) granted pursuant to Section 6(g), (b) that is settled in cash and (c) the value of which is set by the Committee and is not calculated by reference to the Fair Market Value of a Share.
“Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that except in the case of a transaction similar to a transaction described in subparagraph (b)(iii) below, any definition of Change of Control set forth in an Award Agreement shall provide that a Change of Control shall not occur until consummation of, or effectiveness of, a change of control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change of control of the Company, or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:
(i) during any period of 24 consecutive months, individuals who were members of the Board at the beginning of such period (the “Incumbent Directors”) cease at any time during such period for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose appointment or election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs pursuant to an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”), other than the Board;
(ii) the consummation of (A) a merger or amalgamation, consolidation, statutory share exchange, reorganization, recapitalization, tender offer or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable in connection with such transaction (each of the transactions referred to in this clause (A), being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the Company’s common shares or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of such Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company or a Subsidiary), (2) no Person (excluding (X) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity, and (Y) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
(iii) the shareholders of the Company approve a voluntary plan of liquidation, winding up or dissolution of the Company, unless such liquidation, winding up or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or
(iv) any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of
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| Exhibit 1
the Company or an Affiliate or (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company Voting Securities that is equal to or greater than 25%; provided, however, that for purposes of this subparagraph (iv) (and not for purposes of subparagraphs (i) through (iii) above), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company or any Subsidiary, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation, (D) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above or (E) any acquisition directly from the Company.
Solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change of Control (including any installments or stream of payments that are accelerated on account of a Change of Control), a Change of Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a ‘‘change in the ownership of a substantial portion of assets” of the Corporation as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change of Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change of Control.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
“Committee” means the compensation committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan.
“Company” means Genpact Limited and any successor (whether direct or indirect, by purchase, merger or amalgamation, consolidation or otherwise) to all or substantially all of the business or assets of Genpact Limited.
“Director Compensation Limit” shall have the meaning specified in Section 3(f).
“Disability” means, with respect to any Participant, that the Participant becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or that the Participant becomes eligible to receive income replacement benefits under any long-term disability plan covering employees of the Company or any of its Affiliates by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“Effective Date” shall have the meaning specified in Section 10(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto and the rules and regulations promulgated thereunder.
“Exercise Price” means (a) in the case of an Option, the price specified in the applicable Award Agreement as the price per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of a SAR, the price specified in the applicable Award Agreement as the reference price per-Share used to calculate the amount payable pursuant to such SAR.
“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares, as of any date, (i) the closing per share sales price of the Shares (A) as reported by the NYSE for such date or (B) if the Shares are listed on any other national stock exchange, as
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| Exhibit 1
reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.
“Family Member” means, with respect to any Participant, such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, and any person sharing the household of the Participant (other than a tenant or an employee of the Participant).
“Incentive Share Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(c) and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.
“Independent Director” means a member of the Board who meets the independence requirements of the NYSE or, if applicable, other national stock exchange on which the Shares are listed.
“IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.
“Minimum Vesting Requirement” shall have the meaning specified in Section 6(b).
“NYSE” means the New York Stock Exchange.
“Nonqualified Share Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(c) and (b) is not an Incentive Share Option.
“Option” means an Incentive Share Option or a Nonqualified Share Option or both, as the context requires.
“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any Affiliate who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).
“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(j).
“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award, Performance Unit or Cash Incentive Award under the Plan.
“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award, Performance Unit or Cash Incentive Award of a particular Participant, whether all, a portion or none of the Award has been earned for the Performance Period.
“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining the applicable Participant’s right to and the payment of a Performance Compensation Award, Performance Unit or Cash Incentive Award.
“Performance Unit” means an Award under Section 6(f) that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the applicable Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.
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| Exhibit 1
“Permitted Transferee” means (a) any Family Member, (b) any trust in which any Family Member, individually or jointly, has more than fifty percent of the beneficial interest, (c) any foundation in which the applicable Participant or any Family Member, individually or jointly, controls the management of assets and (e) any other entity in which the applicable Participant or any Family Member, individually or jointly, owns more than fifty percent of the voting interests.
“Plan” means this Genpact Limited 2017 Omnibus Incentive Compensation Plan, as in effect from time to time.
“Restricted Share” means a Share delivered under Section 6(e) that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.
“RSU” means a restricted share unit Award under Section 6(e) that is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.
“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.
“SAR” means a share appreciation right Award under Section 6(d) that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.
“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.
“Shares” means the common shares of the Company, $0.01 par value per share, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, amalgamation, consolidation, split-up, combination, exchange of shares or other similar transaction permitted under Bermuda law or (b) as may be determined by the Committee pursuant to Section 4(b).
“Sub Plans” shall have the meaning specified in Section 11.
“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of Section 86 of the Companies Act 1981 (Bermuda), as amended).
SECTION 3. Administration. (a) Composition of Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the NYSE and to satisfy any applicable requirements of Rule 16b-3, Section 162(m) of the Code and any other applicable laws or rules, the Committee shall, unless otherwise determined by the Board, be composed of two or more directors, all of whom shall be Independent Directors and (i) at least two members of which shall qualify as “non-employee directors” under Rule 16b-3 and (ii) at least two members of which shall qualify as “outside directors” under Section 162(m) of the Code.
(b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole authority to administer the Plan, including but not limited to the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by or dollar value to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan,
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(x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend any outstanding Award or grant a replacement Award for any Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any shareholder of the Company.
(d) Indemnification. No member of the Board, the Committee or any subcommittee thereof or any employee of the Company to whom authority has been delegated under Section 3(e) (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Bye-laws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Bye-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
(e) Delegation of Authority. The Committee may delegate, on such terms and conditions as it determines in its sole discretion, (i) to any subcommittee of the Committee or to one or more senior officers of the Company the authority to make grants of Awards to officers (other than officers subject to Section 16 of the Exchange Act), employees and consultants of the Company and any Affiliate (including any prospective officer, employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto and (ii) to the extent necessary to satisfy the requirements under Section 162(m) of the Code or Rule 16b-3, to subcommittees consisting solely of members of the Committee who are (x) “outside directors” for purposes of Code Section 162(m) or (y) “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
(f) Awards to Independent Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion but subject to the limitation below, at any time and from time to time, grant Awards to Independent Directors and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.
SECTION 4. Shares Available for Awards; Cash Payable Pursuant to Awards. (a) Shares and Cash Available. Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be 26,500,000, which is comprised of (i) the 15,000,000 Shares reserved for issuance on the Effective Date, (ii) the 8,000,000 Share increase approved by the Board on April 5, 2019 and the shareholders at the 2019 Annual Meeting and (iii) the 3,500,000 Share increase approved by the Board on April 5, 2022, subject to shareholder approval. Of this aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan, the maximum number of Shares that may be delivered pursuant to Incentive Share Options granted under the Plan shall be 26,500,000. If any Award granted under the Plan is
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forfeited, or otherwise expires, terminates or is canceled without the delivery of Shares or is settled in cash, then the Shares covered by such forfeited, expired, terminated, settled or canceled Award shall be added to the number of Shares available to be delivered pursuant to Awards under the Plan. In the event that the withholding of Applicable Taxes arising from an Award other than an Option or SAR is satisfied by the tendering of Shares owned by the applicable Participant or by the withholding of Shares that would otherwise be delivered to the applicable Participant in connection with the settlement of such Award, the Shares so tendered or withheld shall be added to the number of Shares available to be delivered pursuant to Awards under the Plan. In the event that (x) Shares deliverable to a Participant upon the exercise or settlement of an Option or SAR are withheld by the Company or (y) Shares owned by such Participant (which are not subject to any pledge or other security interest) are surrendered or tendered to the Company, in either case under clauses (x) or (y) in payment of the Exercise Price of such Option or SAR or any Applicable Taxes, in each case in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such withheld, surrendered or tendered Shares shall not be added to the number of Shares available to be delivered pursuant to Awards under the Plan. Upon exercise of a stock-settled SAR, the number of Shares available under the Plan shall be reduced by the gross number of Shares for which the SAR is exercised. Shares acquired on the open market with the cash proceeds from the exercise of Options shall not be added to the number of Shares available to be delivered pursuant to Awards under the Plan. Subject to adjustment as provided in Section 4(b), (i) in the case of Options and SARs that are settled in Shares, the maximum aggregate number of Shares with respect to which such Options and SARs may be granted to any Participant (other than an Independent Director) in any fiscal year of the Company under the Plan shall be 4,000,000; (ii) in the case of Awards other than Options and SARs that are settled in Shares, the maximum aggregate number of Shares with respect to which such Awards may be granted to any Participant (other than an Independent Director) in any fiscal year of the Company under the Plan shall be 4,000,000; (iii) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant (other than an Independent Director) in any fiscal year of the Company under the Plan shall be equal to the per Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the number of Shares described (A) in the preceding clause (i), in the case of cash-settled SARs, or (B) in the preceding clause (ii), in the case of such Awards other than cash-settled SARs; and (iv) in the case of all other Awards, the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Participant (other than an Independent Director) in any fiscal year of the Company shall be equal to $20,000,000. The maximum aggregate value of Awards granted during a fiscal year of the Company to any Independent Director, taken together with any cash retainer paid to such Independent Director in respect of such fiscal year, shall not exceed $750,000 in total value (such limit, the “Director Compensation Limit”); provided that, for purposes of determining such total value, the value of the applicable Awards shall be the grant date fair value of such Awards determined for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any such Awards).
(b) Adjustments for Changes in Capitalization and Similar Events. (i) In the event of any recapitalization, stock split, reverse stock split, split-up or spin-off, reorganization, merger or amalgamation, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event that affects the Shares or as otherwise permitted under Bermuda law, the Committee (A) shall, in order to preserve the value (as determined for this purpose by the Committee) of the Awards and in the manner determined by the Committee to be equitable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (I) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) that may be delivered pursuant to Awards granted under the Plan (including pursuant to Incentive Share Options), as provided in Section 4(a), (II) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company, as provided in Section 4(a) and (III) the Director Compensation Limit and (2) the terms of any outstanding Award, including (I) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (II) the Exercise Price, if applicable, with respect to any Award and (B) may, if deemed appropriate or desirable by the Committee, (1) make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if
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any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (2) cancel and terminate any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.
(ii) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), the Committee (A) shall, in order to preserve the value (as determined for this purpose by the Committee) of the Awards and in the manner determined by the Committee to be equitable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (X) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) that may be delivered pursuant to Awards granted under the Plan (including pursuant to Incentive Share Options), as provided in Section 4(a), (Y) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company and (Z) the Director Compensation Limit and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award and (B) may, if deemed appropriate or desirable by the Committee, (1) make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (2) cancel and terminate any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.
(c) Substitute Awards. Awards may, in the discretion of the Committee, be granted under the Plan in substitution for outstanding awards previously granted by the Company or any of its Affiliates or an entity acquired by the Company or any Affiliate or with which the Company or any Affiliate merges, amalgamates or combines (such Awards, “Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares (under Section 4(a)) that may be delivered pursuant to Awards granted under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the aggregate number of Shares (under Section 4(a)) that may be delivered pursuant to Awards granted under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the maximum aggregate number of Shares available for Incentive Share Options under the Plan.
(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
SECTION 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any Affiliate shall be eligible to be designated a Participant.
SECTION 6. Awards. (a) Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Units, (vi) Cash Incentive Awards and (vii) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Share Option (other than an Incentive Share Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Share Option under the Code.
(b) Vesting. Notwithstanding anything to the contrary in the Plan, Share-based Awards granted under the Plan (other than Substitute Awards) shall vest over a period that is not less than one (1) year from the date of grant (the “Minimum Vesting Requirement”); provided, however, that (i) the Committee may, in its sole discretion, accelerate the exercisability or
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nonforfeitability of any Award upon the death, Disability or termination of employment or service without Cause of the applicable Participant and (ii) up to 5% of the Shares available to be delivered pursuant to Awards under the Plan as of the Effective Date (as adjusted pursuant to Section 4(b)) may be granted without regard to the Minimum Vesting Requirement.
(c) Options. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, whether an Option will be an Incentive Share Option or a Nonqualified Share Option and the conditions and limitations applicable to the vesting and exercise of any Option. In the case of Incentive Share Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. All Options granted under the Plan shall be Nonqualified Share Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Share Option. If an Option is intended to be an Incentive Share Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Share Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Share Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Share Options.
(ii) Exercise Price. The Exercise Price of each Share covered by an Option shall be equal to or greater than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of an Incentive Share Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Affiliate, the per Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant.
(iii) Vesting and Exercise. Subject to Section 6(b), each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, an Option may only be exercised to the extent that it has already vested at the time of exercise. The vesting schedule for each Option shall be specified by the Committee in the applicable Award Agreement. An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment, pursuant to Section 6(c)(iv), for the Shares with respect to which the Option is exercised has been received by the Company. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and, except as expressly set forth in Section 4, in the number of Shares that may be available for purposes of the Plan, in each case, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of Options, including but not limited to any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.
(iv) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has also paid to the Company an amount equal to any Applicable Taxes, including by a cashless exercise of the applicable Option. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) by delivery of irrevocable instructions to the Company to withhold Shares otherwise deliverable upon the exercise of the Option with an aggregate Fair Market Value equal to such aggregate Exercise Price and an amount equal to any Applicable Taxes (for the avoidance of doubt, the Shares withheld shall be counted against the maximum number of Shares that may be delivered pursuant to the Awards granted under the Plan as provided in Section 4(a) or (3) subject to such rules as may be established by the Committee, through a cashless exercise of the Option by delivery of irrevocable instructions to a broker (reasonably satisfactory to the Company for purposes of administering such cashless exercise in compliance with the Company’s pre-clearance/pre-notification policies) to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to such aggregate Exercise Price and an amount equal to any Applicable Taxes, or by a combination of the foregoing; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so withheld or tendered to the Company as of the date of such withholding or tender is at least equal to such aggregate Exercise Price and an amount equal to any such Applicable Taxes.
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(v) Expiration. Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) either (x) 90 days after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or any Affiliate for any reason other than the Participant’s death or Disability or (y) six months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or any Affiliate by reason of the Participant’s death or Disability. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted. For the avoidance of doubt, unless otherwise provided in the applicable Award Agreement, a Participant whose employment or service is transferred from the Company or any Affiliate to another of the Company or any Affiliate shall not be deemed to have terminated employment or service with the Company or such Affiliate under the Plan.
(d) SARs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the Exercise Price thereof and the conditions and limitations applicable to the exercise thereof. SARs may be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award. SARs granted in tandem with, or in addition to, an Award may be granted either at the same time as the Award or at a later time.
(ii) Exercise Price. The Exercise Price of each Share covered by a SAR shall be equal to or greater than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted).
(iii) Exercise. A SAR shall entitle the Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.
(iv) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate or desirable.
(v) Expiration. Except as otherwise set forth in the applicable Award Agreement, each SAR shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the SAR is granted and (B) either (x) 90 days after the date the Participant who is holding the SAR ceases to be a director, officer, employee or consultant of the Company or any Affiliate for any reason other than the Participant’s death or Disability or (y) six months after the date the Participant who is holding the SAR ceases to be a director, officer, employee or consultant of the Company or any Affiliate by reason of the Participant’s death or Disability. In no event may a SAR be exercisable after the tenth anniversary of the date the SAR is granted. For the avoidance of doubt, unless otherwise provided in the applicable Award Agreement, a Participant whose employment or service is transferred from the Company or any Affiliate to another of the Company or any Affiliate shall not be deemed to have terminated employment or service with the Company or such Affiliate under the Plan.
(e) Restricted Shares and RSUs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Restricted Shares and RSUs shall be granted, the number of Restricted Shares and RSUs to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and the other terms and conditions of such Awards.
(ii) Transfer Restrictions. Subject to Section 9(a), Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement and otherwise in accordance with Bermuda law and the Company’s Bye-laws. Certificates issued in respect of Restricted Shares shall be registered in the name of the Participant and deposited by such Participant, together with a signed blank share transfer form, with the Company or such other custodian as may be designated by the Committee or
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the Company, and shall be held by the Company or other custodian, as applicable, until such time as the restrictions applicable to such Restricted Shares lapse. Upon the lapse of the restrictions applicable to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to the Participant or the Participant’s legal representative.
(iii) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to one Share or shall have a value equal to the Fair Market Value of one Share. RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If a Restricted Share or an RSU is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(j) must be satisfied in order for the restrictions applicable thereto to lapse.
(f) Performance Units. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Performance Units shall be granted and the terms and conditions thereof.
(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant.
(iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.
(iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that has an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement. If a Performance Unit is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(j) must be satisfied in order for a Participant to be entitled to payment.
(g) Cash Incentive Awards. Subject to the provisions of the Plan, the Committee, in its sole discretion, shall have the authority to grant Cash Incentive Awards. The Committee shall establish Cash Incentive Award levels to determine the amount of a Cash Incentive Award payable upon the attainment of Performance Goals and the terms and conditions of each Cash Incentive Award. If a Cash Incentive Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(j) must be satisfied in order for a Participant to be entitled to payment.
(h) Other Share-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole authority to grant to Participants other equity-based or equity-related Awards (including but not limited to fully-vested Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. If such an Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(j) must be satisfied in order for a Participant to be entitled to payment.
(i) Dividend Equivalents. In the sole discretion of the Committee, an Award, other than an Option, SAR or Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including but not limited to payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Shares or other Awards; provided, however, that a Participant shall be eligible to receive dividends or dividend equivalents in respect of any Award only upon settlement or payment of, or lapse of restrictions on, such Award and such dividend or dividend equivalent rights shall be forfeited under the same conditions as the Award.
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(j) Performance Compensation Awards. (i) General. The Committee shall have the authority, at the time of grant of any Award, to designate such Award (other than Options and SARs) as a Performance Compensation Award, including in order to qualify such Award as “qualified performance-based compensation” under Section 162(m) of the Code. Options and SARs granted under the Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(j).
(ii) Eligibility. The Committee shall, in its sole discretion, designate which Participants will be eligible to receive Performance Compensation Awards in respect of a Performance Period (with such designation to be in compliance with Section 162(m) of the Code to the extent applicable). However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 6(j). Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.
(iii) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the types of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goals, the kinds and levels of the Performance Goals that are to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and the Performance Formula; provided that such Performance Formula shall be objective and nondiscretionary. The Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing (with such discretion to be exercised in compliance with Section 162(m) of the Code to the extent applicable).
(iv) Performance Criteria. Notwithstanding the foregoing, the Performance Criteria that will be used to establish the Performance Goals shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and may include, but shall not be limited to, the following: (A) net income before or after taxes, (B) earnings before or after taxes (including earnings before interest, taxes, depreciation, amortization and/or charges for stock-based compensation), (C) operating income, net operating income or operating income after tax (D) earnings per share or growth in earnings per share, (E) return on shareholders’ equity, (F) return on investment or capital, (G) return on assets or net assets, (H) level or amount of acquisitions, (I) share price, (J) profitability and profit margins, (K) market share (in the aggregate or by segment), (L) revenues or sales (based on units or dollars) or growth in revenue or sales, (M) bookings, (N) costs, (O) cash flow, (P) working capital, (Q) average sales price, (R) budgeted expenses (operating and capital), (S) inventory turns, (T) accounts receivable levels, (U) level of attrition, (V) operating profit or net operating profit, (W) return on operating revenue or return on operating profit, (X) cash flow per share (before or after dividends), (Y) total shareholder return, (Z) collections and recoveries, (AA) debt reduction, (BB) litigation and regulatory resolution goals, (CC) budget comparisons, (DD) development and implementation of strategic plans and/or organizational restructuring goals, (EE) productivity goals, (FF) workforce management and succession planning goals, (GG) economic value added, (HH) measures of customer or employee satisfaction, (II) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or enhance its customer base, (JJ) mergers and acquisitions, (KK) recruitment targets, (LL) diversity, equity and inclusion goals, (MM) display of corporate values, (NN) development and execution of financial plans and reporting systems, (OO) implementation of processes and systems to enhance functions and efficiency, (PP) business development and shareholder diversification, (QQ) execution of investor relations and communication plans, (RR) expansion of business operations and goals and capabilities, (SS) risk management and compliance, (TT) product or market related objectives, (UU) client or employee attraction or retention, (VV) human capital management goals, (WW) training and
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| Exhibit 1
talent development goals, and (XX) environmental, social and governance goals. The Committee may also grant Performance Compensation Awards that are based on Performance Criteria other than as set forth above. Any Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) of the Code to the extent applicable, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.
Such Performance Criteria may be applied on an absolute basis and/or be relative to one or more peer companies of the Company or indices or any combination thereof. Each applicable Performance Criterion may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable Performance Criterion may be structured to provide for appropriate adjustments or exclusions for one or more of the following items: (A) asset impairments or write-downs; (B) litigation and governmental investigation expenses and judgments, verdicts and settlements in connection therewith; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) costs and expenses incurred in connection with mergers and acquisitions; (F) costs and expenses incurred in connection with the relocation of the principal offices of the Company or any Affiliate; (G) any unusual, infrequent or nonrecurring items; (H) bonus or incentive compensation costs and expenses associated with cash-based awards made under the Plan or other bonus or incentive compensation plans of the Company or any Affiliate, (I) items of income, gain, loss or expense attributable to the operations of any business acquired by the Company or any Affiliate; (J) items of income, gain, loss or expense attributable to one or more business operations divested by the Company or any Affiliate or the gain or loss realized upon the sale of any such business or the assets thereof and (K) the impact of foreign currency fluctuations or changes in exchange rates. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Performance Period.
(v) Modification of Performance Goals. The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period (with any such adjustment or modification to be in compliance with Section 162(m) of the Code to the extent applicable) (A) in the event of, or in anticipation of, any unusual or infrequent corporate item, transaction, event or development affecting the Company or any of its Subsidiaries, Affiliates, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual, infrequent or nonrecurring events affecting the Company or any of its Subsidiaries, Affiliates, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Subsidiaries, Affiliates, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.
(vi) Payment of Performance Compensation Awards. (A) Condition to Receipt of Payment. A Participant must be employed by the Company or an Affiliate on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing, in the discretion of the Committee, Performance Compensation Awards may be paid to Participants who have retired from the employment of the Company or an Affiliate or whose employment with the Company or an Affiliate has terminated prior to the last day of the Performance Period for which a Performance Compensation Award is made or to the designee or estate of a Participant who died prior to the last day of a Performance Period.
(B) Limitation. A Participant shall be eligible to receive payments in respect of a Performance Compensation Award only to the extent that (1) the Performance Goals for such period are achieved and certified by the Committee in accordance with Section 6(j)(vi)(C) and (2) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.
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| Exhibit 1
(C) Certification. Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 6(j)(vi)(D).
(D) Negative Discretion. Unless otherwise provided in the applicable Award Agreement, in determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may, in its sole discretion, reduce or eliminate the amount of the Award earned in the Performance Period, even if applicable Performance Goals have been attained.
(E) Timing of Award Payments. Unless otherwise provided in the applicable Award Agreement, the Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively and reasonably possible following completion of the certifications required by Section 6(j)(vi)(C).
SECTION 7. Amendment and Termination. (a) Amendments to the Plan. Subject to any applicable law or government regulation and to the rules of the NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended, modified or terminated by the Board without the approval of the shareholders of the Company except that shareholder approval shall be required for any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan or increase the maximum number of Shares that may be delivered pursuant to Incentive Share Options granted under the Plan; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a)(i); (ii) amend, modify or terminate the requirements under Section 6(c)(ii) or Section 6(d)(ii) with respect to the minimum Exercise Price for Options or SARs, respectively; (iii) decrease the Exercise Price of any Option or SAR or, at a time when an Option or SAR has an Exercise Price that is greater than the then-current Fair Market Value of a Share cancel, in exchange for cash or any other Award, any such Option or SAR; provided, however, that any adjustment, modification, cancellation, termination or other action taken pursuant to Section 4(b), Section 7(c) or Section 8 shall not constitute a decrease or cancellation for purposes of this Section 7(a)(iii); or (iv) change the class of employees or other individuals eligible to participate in the Plan. Notwithstanding any other provision of the Plan, in no event may any Option or SAR be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such action is approved by the Company’s shareholders. No modification, amendment or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.
(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofor granted, prospectively or retroactively; provided, however, that (i) except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the impaired Participant, holder or beneficiary and (ii) any such action that would require shareholder approval under Section 7(a) shall also require shareholder approval under this Section 7(b).
(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including but not limited to the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole discretion, determines that such adjustments are appropriate or desirable, including but not limited to providing for an assumption, continuation or substitution of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash
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| Exhibit 1
payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) if deemed appropriate or desirable by the Committee, in its sole discretion, by canceling and terminating any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.
SECTION 8. Change of Control. Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for (i) assumption or continuation of Awards previously granted or (ii) substitution for such Awards of new awards covering shares of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code), which for the avoidance of doubt may include the Company, with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (A) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control, (B) all Performance Units, Cash Incentive Awards and other Awards designated as Performance Compensation Awards shall vest as if the “target” performance levels had been obtained, but pro rated based on the portion of the applicable Performance Period that has elapsed prior to the Change of Control and (C) all other outstanding Awards (i.e., other than Options, SARs, Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control; provided that, payment of any such exercisable, vested or nonforfeitable amounts shall be made at the earliest time consistent with the requirements under Section 409A of the Code, as determined by the Committee.
SECTION 9. General Provisions. (a) Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Committee may permit further transferability to any Permitted Transferee, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Share Options granted under the Plan shall not be transferable in any way that would violate Treasury Regulation Section 1.422 2(a)(2), or any applicable requirements of Bermuda law or the Company’s Bye-laws. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.
(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.
(c) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal, Bermuda or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, the Company shall not deliver to any Participant certificates evidencing Shares issues in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
(d) Tax Liability; Withholding. (i) Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to such Participant,
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| Exhibit 1
the amount (in cash, Shares, other securities, other Awards or other property) of any Applicable Taxes, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such Applicable Taxes. In the event the Company or any Affiliate, as the case may be, is unable to recover, by withholding or by taking such other necessary action as provided for herein, the amount of such Applicable Taxes from such Participant for any reason(s) whatsoever, the Company or such Affiliate may, to the extent permitted under applicable law, (i) withhold appropriate amounts from any payment (including salary) made by the Company or such Affiliate to such Participant, (ii) cancel the existing Awards granted (irrespective of whether they have vested) or any future grant of Awards or issuance of Shares to such Participant or (iii) any combination of the foregoing, without any obligations or liabilities on the Company and such Affiliate, in each case under clauses (i)-(iii) to the extent required to satisfy such Participant’s obligation with respect to the payment of Applicable Taxes.
(ii) Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of clause (i) above, at the Committee’s discretion, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by such Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Awards (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to any Applicable Taxes.
(e) Section 409A. (i) It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.
(ii) No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.
(iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.
(iv) Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any participant harmless from any or all of such taxes. The Committee shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code, (ii) voids any Participant election to the extent it would violate Section 409A of the Code and (iii) for any distribution event or election that could be expected to violate Section 409A of the Code, make the distribution only upon the earliest of the first to occur of a “permissible distribution event” within the meaning of Section 409A of the Code, or a distribution event that the participant elects in accordance with Section 409A of the Code. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.
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(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, Disability or termination of employment or service of a Participant with the Company or any Affiliate, and the effect, if any, of such other events as may be determined by the Committee.
(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted shares, shares and other types of equity-based awards (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.
(h) No Employer-Employee Relationship. For the avoidance of doubt, nothing in the Plan shall create any relationship of employer-employee between the Company and any Participant who is a director, officer, employee or consultant of any Affiliate.
(i) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, (i) any Participant may be dismissed at any time from the employment of the Company or any Affiliate with which such Participant is employed and (ii) the Company and any Affiliate may at any time discontinue any consulting or service relationship, in each case, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. For the avoidance of doubt, (A) the Company may only dismiss such Participants who are employed with the Company, (B) an Affiliate may only dismiss such Participants who are employed with such Affiliate and (C) the Company shall have no authority over the employment of any Participant employed with any Affiliate and shall not be liable for any vicarious liability arising as a result of the performance or non-performance of any act by an employee of any Affiliate, in each case, as a result of the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
(j) No Rights as Shareholder. No Participant or holder or beneficiary of any Award shall have any rights as a shareholder of the Company with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a shareholder of the Company (including the right to vote and receive dividends) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.
(k) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.
(l) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(m) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal, Bermuda and any other applicable securities laws.
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| Exhibit 1
(n) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other hand. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.
(o) Recoupment of Awards. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award granted thereunder shall be cancelled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, (i) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (ii) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion or (iii) to the extent applicable to the Participant, otherwise violates any policy adopted by the Company or any of its Affiliates relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Company or any of its Affiliates as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. The Committee may also provide in an Award Agreement that (x) a Participant will forfeit any gain realized on the vesting or exercise of such Award if the Participant engages in any activity referred to in the preceding sentence, or (y) a Participant must repay the gain to the Company realized under a previously paid Performance Compensation Award, Performance Unit or any other Award that vested or was earned with respect to performance objectives if a financial restatement reduces the amount that would have been earned under such Award. The terms of the Plan are not intended to, and shall be interpreted in a manner that does not, limit or restrict any Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).
(p) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(q) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.
(r) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Share Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.
(s) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
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| Exhibit 1
SECTION 10. Term of the Plan. (a) Effective Date. The Plan became effective as of the date of its approval by the Company’s shareholders on May 9, 2017 (such date, the “Effective Date”). The Plan was amended and restated (i) on April 5, 2019 and such amendment and restatement was approved by the shareholders at the 2019 Annual Meeting and (ii) on April 5, 2022 subject to shareholder approval at the 2022 Annual Meeting.
(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, nevertheless continue thereafter.
SECTION 11. Sub Plans.  The Company or any Affiliate may adopt separate sub-plans (“Sub Plans”) that permit the grant of Awards, subject to the limits under Section 4 and any provision of this Plan that may not be amended without shareholder approval, to Participants who are employed or provide services outside the United States of America. Awards under the Sub Plans may be made in particular locations outside the United States of America and shall comply with local laws applicable to offerings in such foreign jurisdictions.
E-19 2022 Proxy Statement

| Exhibit 2
Exhibit 2
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
This Proxy Statement includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures:
•	Adjusted income from operations attributable to shareholders of Genpact Limited, or adjusted income from operations;
•	Adjusted income from operations margin;
•	Adjusted diluted earnings per share attributable to shareholders of Genpact Limited, or adjusted diluted earnings per share; and
•	Revenue growth on a constant currency basis.
In addition to using these measures as compensation performance measures, we use these non-GAAP financial measures for our internal management reporting, budgeting and decision-making purposes, including comparing our operating results to those of our competitors. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Accordingly, these non-GAAP financial measures, the financial statements prepared in accordance with GAAP and the reconciliations of our GAAP financial statements to such non-GAAP financial measures should be carefully evaluated.
Prior to July 2012, we used financial statements that excluded significant acquisition-related expenses, amortization of related acquired intangibles, and amortization of acquired intangibles at the company's formation in 2004 for our internal management reporting, budgeting and decision making purposes, including comparing our operating results to those of our competitors. However, considering our frequent acquisitions of varying scale and size, and the difficulty in predicting expenses relating to acquisitions and the amortization of acquired intangibles thereof, since July 2012 we have used financial statements that exclude all acquisition-related expenses and amortization of acquired intangibles for our internal management reporting, budgeting and decision-making purposes, including comparing our operating results to those of our competitors. For the same reasons, since April 2016 we have excluded the impairment of acquired intangible assets from the financial statements we use for internal management purposes. Acquisition-related expenses are excluded in the period in which an acquisition is consummated.
We also use financial statements that exclude stock-based compensation expense. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting ASC 718 “Compensation-Stock Compensation,” we believe that providing non-GAAP financial measures that exclude such expenses allows investors to make additional comparisons between our operating results and those of other companies. Additionally, in our calculations of such non-GAAP financial measures, we have adjusted foreign exchange gains and losses, interest income and expense and income tax expenses from GAAP net income attributable to Genpact Limited shareholders, and other income and expenses, certain gains, losses and impairment charges attributable to equity-method investments, and gains or losses attributable to non-controlling interests from GAAP income from operations because we believe that our results after taking into account these adjustments more accurately reflect our ongoing operations. For the purpose of calculating adjusted diluted earnings per share, the combined current and deferred tax effect is determined by multiplying each pre-tax adjustment by the applicable statutory income tax rate.
We provide information about revenues on a constant currency basis so that the revenues may be viewed without the impact of foreign currency exchange rate fluctuations compared to prior fiscal periods, thereby facilitating period-to-period comparisons of our true business performance. Revenue growth on a constant currency basis is calculated by restating current-period activity using the prior fiscal period's foreign currency exchange rates adjusted for hedging gains/losses in such period.
E-20 2022 Proxy Statement

| Exhibit 2
Accordingly, we believe that the presentation of adjusted income from operations, adjusted income from operations margin, adjusted diluted earnings per share and revenue growth on a constant currency basis, when read in conjunction with our reported results, can provide useful supplemental information to our investors and our management regarding financial and business trends relating to our financial condition and results of operations.
A limitation of using adjusted income from operations and adjusted income from operations margin versus income from operations, income from operations margin, net income attributable to Genpact Limited shareholders and net income attributable to Genpact Limited shareholders margin calculated in accordance with GAAP is that these non-GAAP financial measures exclude certain recurring costs and certain other charges, namely stock-based compensation and amortization and impairment of acquired intangibles. We compensate for this limitation by providing specific information on the GAAP amounts excluded from adjusted income from operations and adjusted income from operations margin.
The following tables show the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures for the years ended December 31, 2020 and 2021:
Reconciliation of Net income/Margin to Adjusted Income from Operations/Margin
(In thousands)
	Year ended December 31,
	2020	2021
Net income	$308,276	$369,448
Foreign exchange (gains) losses, net	(7,482)	(12,669)
Interest (income) expense, net	48,960	51,434
Income tax expense	92,201	113,681
Stock-based compensation expense	74,008	81,968
Amortization and impairment of acquired intangible assets	43,648	57,641
Restructuring expenses	26,547	—
Acquisition-related expenses	2,650	1,177
Adjusted income from operations	$588,808	$662,680
Net income margin	8.3%	9.2%
Adjusted income from operations margin	15.9%	16.5%
E-21 2022 Proxy Statement

| Exhibit 2
Reconciliation of Income from Operations/Margin to Adjusted Income from Operations/Margin
(In thousands)
	Year ended December 31,
	2020	2021
Income from operations	$438,717	$508,999
Stock-based compensation expense	74,008	81,968
Amortization and impairment of acquired intangible assets	43,648	57,641
Acquisition-related expenses	2,650	1,177
Other income (expense), net	3,238	12,895
Restructuring expenses	26,547	—
Adjusted income from operations	$588,808	$662,680
Income from operations margin	11.8%	12.7%
Adjusted income from operations margin	15.9%	16.5%
Reconciliation of Diluted EPS to Adjusted Diluted EPS(1)
(Per share data)
	Year ended December 31,
	2020	2021
Diluted EPS	$1.57	$1.91
Stock-based compensation expense	0.38	0.42
Amortization and impairment of acquired intangible assets	0.22	0.30
Acquisition-related expenses	0.01	0.01
Restructuring expenses	0.14	—
Tax impact on stock-based compensation expense	(0.11)	(0.11)
Tax impact on amortization and impairment of acquired intangible assets	(0.06)	(0.07)
Tax impact on acquisition-related expenses	(0.00)	(0.00)
Tax impact on restructuring expenses	(0.03)	—
Adjusted diluted EPS	$2.12	$2.45
(1)	Due to rounding, the numbers presented in this table may not add up precisely to the totals provided.
E-22 2022 Proxy Statement

genpact

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